As filed with the Securities and Exchange Commission on August 27, 2009
Registration Statement No. 333-160508
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Citizens Republic Bancorp, Inc.
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	38-2378923 (I.R.S. Employer Identification No.)

328 South Saginaw Street
Flint, Michigan 48502
(810) 766-7500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas W. Gallagher, Esq.
General Counsel and Secretary
Citizens Republic Bancorp, Inc.
328 S. Saginaw Street
Flint, Michigan 48502
Telephone: (810) 766-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:

Mark A. Metz, Esq. Dykema Gossett PLLC 400 Renaissance Center Detroit, Michigan 48243-1668 (313) 568-6800	Mark J. Welshimer, Esq. Alan J. Sinsheimer, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Telephone: (212) 558-4000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this Prospectus may change. We may not complete the exchange offers and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 27, 2009

PROSPECTUS
Citizens Republic Bancorp, Inc.
OFFERS TO EXCHANGE
Up to 500,000,000 Common Shares of Citizens Republic Bancorp, Inc.
for up to all of
its outstanding 5.75% Subordinated Notes due 2013
and
the outstanding 7.50% Enhanced Trust Preferred Securities of Citizens Funding Trust I
(subject to the Maximum Aggregate Consideration provision and other terms and conditions described herein)

THE EXCHANGE OFFERS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 14, 2009, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). IN ORDER TO RECEIVE THE APPLICABLE EARLY TENDER PREMIUM VALUE PER DENOMINATION AMOUNT REFERRED TO BELOW AVAILABLE TO HOLDERS OF TRUST PREFERRED SECURITIES, HOLDERS MUST HAVE TENDERED THEIR TRUST PREFERRED SECURITIES BY 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 13, 2009 (SUCH DATE AND TIME, THE “EARLY TENDER PREMIUM DEADLINE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

Citizens Republic Bancorp, Inc. (“Citizens”) is offering to exchange up to 500,000,000 shares (the “Maximum Aggregate Consideration”) of our newly issued common stock no par value (the “Common Shares”), for up to all of the outstanding (i) Subordinated Notes of Citizens (the “Subordinated Note Exchange Offer”) and (ii) Trust Preferred Securities of Citizens Funding Trust I (the “Trust Preferred Exchange Offer” and together with the Subordinated Note Exchange Offer, the “Exchange Offers”), on the terms and subject to the conditions set forth in this Prospectus and in the applicable letter of transmittal. We refer to the Subordinated Notes and the Trust Preferred Securities, collectively, as the “Subject Securities.” If the aggregate number of Common Shares issuable in exchange for the Subject Securities that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Aggregate Consideration, we will accept for exchange that amount of Subject Securities that does not result in a number of Common Shares being issued in the Exchange Offers in excess of the Maximum Aggregate Consideration. In that event, the Subject Securities will be accepted for exchange in accordance with the acceptance priority levels in the table on the inside front cover of this Prospectus (in numerical priority order with 1 considered to be the highest priority) (the “Acceptance Priority Levels”) and may be subject to proration, as described in this Prospectus.

We refer to each $1,000 principal amount of Subordinated Notes and each $25 liquidation amount of the Trust Preferred Securities as the “Denomination Amount” for the respective Subject Securities. For each Denomination Amount of Subject Securities that we accept for exchange in accordance with the terms of the Exchange Offers, we will issue a number of Common Shares having an aggregate dollar value (based on the Relevant Price as defined on the inside cover of this Prospectus) equal to the applicable Exchange Value set forth in the table on the inside front cover of this Prospectus or, in the case of Trust Preferred Securities tendered on or prior to the Early Tender Premium Deadline, having an aggregate dollar value (based on the Relevant Price) equal to the sum of the applicable Exchange Value plus the applicable Early Tender Premium Value set forth in the table below (such sum, the “Total Exchange Value”). We refer to the number of Common Shares we will issue for each Denomination Amount of Subject Securities we accept in the Exchange Offers as the “exchange ratio.” We will also pay cash for any accrued and unpaid distributions or interest on any Subject Securities accepted in the Exchange Offers to but not including the date of settlement of the Exchange Offers. Depending on the trading price of our Common Shares on the settlement date of the Exchange Offers compared to the Relevant Price, the market value of the Common Shares we issue in exchange for each Denomination Amount of Subject Securities we accept for exchange may be less than, equal to or greater than the applicable Exchange Value or Total Exchange Value referred to on the inside cover of this Prospectus.

We encourage you to read and carefully consider this Prospectus in its entirety, in particular the risk factors beginning on page 17, for a discussion of factors that you should consider with respect to these offers.

Our Common Shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of the Exchange Offers or of the securities to be issued in the Exchange Offers or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Dealer Managers

Morgan Stanley	Keefe, Bruyette & Woods, Inc.
Sole Arranger and Lead Manager

The date of this Prospectus is          , 2009

The table below sets forth certain information regarding the Subject Securities and the Exchange Offers. If you are a holder of Subordinated Notes, you will be eligible to receive a number of Common Shares based on the Total Exchange Value only if you validly tender Subordinated Notes at or prior to 11:59 p.m., New York City time, on the Expiration Date and do not subsequently withdraw your Subordinated Notes. The Total Exchange Value for the Subordinated Notes does not include an Early Tender Premium. The Total Exchange Value for the Trust Preferred Securities does include an early tender premium. If you are a holder of Trust Preferred Securities, you will be eligible to receive a number of Common Shares based on the Total Exchange Value only if you validly tender Trust Preferred Securities at or prior to the Early Tender Premium Deadline and do not subsequently withdraw your Trust Preferred Securities.

Early
					Denomination		Tender	Total
Acceptance				Aggregate	Amount per	Exchange	Premium	Exchange
Priority				Amount	Subject	Value*	Value	Value*
Level	CUSIP	Title of Securities	Issuer	Outstanding	Security	(per denomination amount)

1	174420AC3	5.75% Subordinated	Citizens Republic	$125,000,000	$1,000	$1,000.00	$—	$1,000.00
		Notes due 2013	Bancorp, Inc.
2	174687103	7.50% Enhanced	Citizens Funding	$150,000,000	$25	$21.25	$1.25	$22.50
		Trust Preferred	Trust I
Securities

*	Holders whose Subject Securities are accepted for exchange will also receive cash for accrued but unpaid distributions or interest to but excluding the settlement date for the Exchange Offers.

The “Relevant Price” is equal to the average Volume Weighted Average price, or “Average VWAP,” of our Common Shares during the five consecutive trading day period ending on and including the Expiration Date, as it may be extended (we refer to such period as the “Pricing Period” and such Expiration Date as the “Pricing Date”); provided, however, that if an extension to the Exchange Offer period is announced following the commencement of the Pricing Period, we do not currently expect the Pricing Period or the Pricing Date to change.

The Exchange Offers will expire at 11:59 p.m., New York City time, on September 14, 2009 (unless we extend it or terminate it early). If you are a holder of Trust Preferred Securities, in order to receive the applicable Early Tender Premium Value per Denomination Amount set forth in the table above, you must have tendered your Trust Preferred Securities by the Early Tender Premium Deadline. You may withdraw any Subject Securities that you tender at any time prior to the expiration of the Exchange Offers.

For the Trust Preferred Securities only, with respect to any tender in an amount up to $250,000 in aggregate liquidation amount that is accepted in the Trust Preferred Exchange Offer, we will pay the relevant eligible soliciting dealer a fee of 0.50% on the amount of such tender.

Our obligation to exchange Common Shares for Subject Securities in the Exchange Offers is subject to a number of conditions that must be satisfied or, if permissible under applicable law, waived by us, including, among others, (i) that our shareholders have approved a proposal to amend our amended and restated articles of incorporation to increase the number of authorized shares of common stock from 150 million to 1,050 million at a special meeting of shareholders to be held on September 9, 2009, and (ii) that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offers or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. Our obligation to exchange is not subject to any minimum tender condition. In addition, the exchange of Common Shares for Subordinated Notes in the Subordinated Note Exchange Offer is subject to the approval by our shareholders at that same special meeting of the issuance of the Common Shares in exchange for the Subordinated Notes in accordance with Nasdaq Marketplace Rule 5635.

Our Common Shares are listed on the Nasdaq Global Select Market (“Nasdaq GSM”) under the symbol “CRBC”. As of August 24, 2009, the closing sale price for our Common Shares on the Nasdaq GSM was $0.76 per share.

None of Citizens, the trustee of the Citizens Funding Trust I (“Citizens Funding Trust”), the dealer managers, the exchange agent, the information agent or any other person is making any recommendation as to whether you should tender your Subject Securities. You must make your own decision after reading this Prospectus and the documents incorporated by reference herein and consulting with your advisor.

i

IMPORTANT

All of the Subject Securities were issued in book-entry form, and all of the Subject Securities are currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”). You may tender your Subject Securities by transferring the Subject Securities through DTC’s Automated Tender Offer Program (“ATOP”) or by following the other procedures described under “The Exchange Offers—Procedures for Tendering Subject Securities.”

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date of the Exchange Offers. If you hold your Subject Securities through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Exchange Offers a number of days before the Expiration Date in order for such entity to tender Subject Securities on your behalf on or prior to the Expiration Date. Tenders not received by D.F. King & Co., Inc., as exchange agent for the Exchange Offers (the “Exchange Agent”), on or prior to the Expiration Date will be disregarded and of no effect.

Unless otherwise indicated or unless the context requires otherwise, all references to “we,” “us,” “our” or similar references mean Citizens and its direct and indirect subsidiaries on a consolidated basis.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this document. Information that we file later with the SEC will automatically update information in this document. In all cases, you should rely on the later information over different information included in this document. We incorporate by reference the documents listed below and any documents subsequently filed (but not documents that are furnished, unless expressly incorporated herein by a reference in such furnished document) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-33063) on or after the date of this document and before the completion of the Exchange Offers:

•	Annual Report on Form 10-K for the year ended December 31, 2008.

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

•	Current Reports on Form 8-K filed on May 20, 2009, June 1, 2009, June 25, 2009, July 30, 2009, July 31, 2009, August 19, 2009, August 20, 2009 and August 27, 2009.

•	The description of our Common Shares set forth in the registration statement on Form 8-A filed on July 7, 1982, including any amendment or report filed with the SEC for the purpose of updating this description.

Any statement contained in this Prospectus or in a document (or part thereof) incorporated or considered to be incorporated by reference in this Prospectus shall be considered to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this Prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that

ii

it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Prospectus.

Copies of each of the documents incorporated by reference into this Prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost by contacting D.F. King & Co., Inc., our information agent, or Citizens at the following addresses and telephone numbers:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokerage Firms, Call Collect: (212) 269-5550
All Others: (800) 714-3312
citizens@dfking.com

Citizens Republic Bancorp, Inc.
328 South Saginaw Street
Flint, Michigan 48502
Attention: Investor Relations
Telephone: (810) 257-2506

In order to ensure timely delivery of such documents, you must request this information no later than five business days before the date you must make your decision. Accordingly, you should make any request for documents by September 9, 2009 to ensure timely delivery of the documents prior to the Expiration Date.

You should rely only on the information contained in or incorporated by reference into this Prospectus. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this Prospectus is accurate only as of the date hereof or as of the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

iii

FORWARD-LOOKING STATEMENTS

Discussions in this Prospectus and other reports filed by us under the Exchange Act that are not statements of historical fact including, without limitation, statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements.

Forward-looking statements express management’s current expectations, forecasts of future events or long-term goals and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations, forecasts and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including, without limitation, risks and uncertainties detailed under “Risk Factors” in this Prospectus and from time to time in our filings with the SEC, such as the risk factors listed in “Item 1A, Risk Factors,” of Citizens’ 2008 Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

Other factors not currently anticipated may also materially and adversely affect our results of operations, cash flows, financial position and prospects. There can be no assurance that future results will meet expectations. While we believe that the forward-looking statements in this Prospectus are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFERS

The following are certain questions regarding the Exchange Offers that you may have as a holder of the Subject Securities and the answers to those questions. To fully understand the Exchange Offers and the considerations that may be important to your decision whether to participate, you should carefully read this Prospectus in its entirety, including the section entitled “Risk Factors,” beginning on page 17 below, as well as the information incorporated by reference herein. For further information about us, see the section of this Prospectus entitled “Where You Can Find More Information.”

What is the purpose of the Exchange Offers?

The purpose of the Exchange Offers is to strengthen our financial condition by increasing our Tier 1 common equity and reducing our indebtedness for borrowed money. Because the Exchange Offers are offers to exchange Common Shares for Subject Securities that represent indebtedness for borrowed money, the effect of the Exchange Offers achieves that purpose. See “Unaudited Pro Forma Financial Information.”

Like many financial institutions across the United States, we have been impacted by deteriorating economic conditions in Michigan and the Upper Midwest states in which we operate, and declining real estate markets have adversely affected the value of our loan portfolio. As a result of such events, we completed two capital raising transactions in 2008 that resulted in (i) an issuance in concurrent public offerings of an aggregate of $200 million of Common Shares and contingent convertible perpetual non-cumulative preferred stock (which was subsequently converted into Common Shares) for net cash proceeds of $189 million; and (ii) the issuance to the U.S. Treasury under the U.S. Treasury’s Capital Purchase Program (“CPP”) of 300,000 shares of Series A Preferred Stock for gross proceeds of $300 million. However, due to recent events affecting the national economy and particularly the Michigan economy, including the recent bankruptcy filings by General Motors Corporation, Chrysler LLC and a number of automobile parts suppliers, we believe that additional Tier 1 common equity is necessary to maintain and strengthen our capital base as the effects of these events impact our business over the coming months and years. Consequently, we have begun to take action to raise additional Tier 1 common equity.

As part of the U.S. government’s Financial Stability Plan, on February 25, 2009, the U.S. Treasury announced its Capital Assistance Program, or “CAP.” To implement the CAP, the Board Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Reserve Banks, the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Comptroller of the Currency commenced a review, referred to as the Supervisory Capital Assessment Program (the “SCAP”), of the capital of the 19 largest U.S. banking institutions. While we are not one of the 19 institutions required to conduct a forward-looking capital assessment, or “stress test”, pursuant to the SCAP, it is possible that the U.S. Treasury or our bank regulators could apply a similar capital-based “stress test” to us, including in connection with our application for an investment by the U.S. Treasury pursuant to the CAP, and determine that we need to raise additional capital, including Tier 1 common equity. We and our regulators regularly perform a variety of analyses of our assets and the impact of credit losses on our capital base, including the preparation of stress case scenarios. We have determined to raise additional Tier 1 common equity in order to maintain and strengthen our capital base.

Subject to market conditions, in addition to the Exchange Offers, we currently expect to raise additional capital in one or more of the following additional transactions on a public and/or private basis, as applicable: (i) additional offerings of our Common Shares, (ii) asset sales, or (iii) other transactions. If we are unable to sufficiently increase common equity capital through the capital markets, we may attempt to obtain additional capital from the U.S. Treasury. We have applied for an investment by the U.S. Treasury of up to $290 million pursuant to the CAP including $100 million that would be exchanged for a portion of our outstanding Fixed Rate Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”). The U.S. Treasury is not obligated to approve, and the U.S. Treasury may not approve our application under the CAP or, if our application is approved, the U.S. Treasury may not invest the full amount for which we may be eligible. Further, we may determine not to accept some or all of the amount of investment for which we are approved. The resulting capital issuances of such additional transactions will likely be highly dilutive to our common shareholders and may affect the market price of our Common Shares.

What are the consequences if our capital raising initiatives, including the Exchange Offers, are not successful?

We have determined to raise additional Tier 1 common equity in order to maintain and strengthen our capital base. The Exchange Offers are part of our plan to raise additional Tier 1 common equity. Our failure to raise additional Tier 1 common equity may result in our not being able to remain well capitalized. A failure to maintain well capitalized status could have serious negative consequences for our business and prospects, including our viability.

What are the general terms of the Exchange Offers?

We are offering to exchange up to 500,000,000 of our Common Shares for outstanding Subject Securities. Because the maximum number of our Common Shares that we may issue in exchange for Subject Securities in the Exchange Offers is 500,000,000, which we refer to as the “Maximum Aggregate Consideration,” we may not be able to accept for exchange all Subject Securities validly tendered and not properly withdrawn as of the Expiration Date. If we cannot accept all Subject Securities validly tendered and not properly withdrawn as of the Expiration Date without issuing a number of our Common Shares in exchange for those Subject Securities in excess of the Maximum Aggregate Consideration, acceptance of Subject Securities will be in accordance with the acceptance priority levels in the table below (in numerical priority order with 1 considered to be the highest priority) (the “Acceptance Priority Levels”), and may be subject to proration. For more information about Acceptance Priority Levels and proration, see below under “The Exchange Offers—Terms of the Exchange Offers—Acceptance Priority Levels; Proration.” In addition, we will only accept for exchange from any given participant in the Trust Preferred Exchange Offer that amount of Trust Preferred Securities that results in the issuance of Common Shares which, together with Common Shares beneficially owned by such participant immediately prior to the consummation of the Trust Preferred Exchange Offer, does not aggregate 20% or more of the Common Shares outstanding immediately after the consummation of the Trust Preferred Exchange Offer. Trust Preferred Securities not accepted for exchange will be returned to the holders and will be deemed not validly tendered for any purpose, including for purposes of determining the final proration factor, if proration is necessary. If you desire to limit your tender of Subject Securities in the manner described in “The Exchange Offers—Your Option to Limit Common Share Ownership to 9.99%”, you may follow the procedures described therein.

The Exchange Offers will expire at 11:59 p.m., New York City time, on September 14, 2009, unless extended or earlier terminated by us. The Early Tender Premium Deadline (the date by which a holder of Trust Preferred Securities must have tendered Trust Preferred Securities in order to be eligible to receive the applicable Early Tender Premium Value per Denomination Amount listed on the cover page of this Prospectus) was 5:00 p.m., New York City time, on August 13, 2009.

May I withdraw Subject Securities that I tender in the Exchange Offers?

You may withdraw any Subject Securities that you tender at any time prior to the Expiration Date. You may withdraw any Subject Securities in accordance with the terms of the Exchange Offers by following the procedures described under the caption “The Exchange Offers—Withdrawal of Tenders.”

What are the key terms of the Exchange Offers?

We are offering to exchange our newly issued Common Shares for outstanding Subject Securities set forth in the following table, subject to the Maximum Aggregate Consideration and the Acceptance Priority

Levels and on the terms and subject to the conditions set forth in this Prospectus and in the applicable letter of transmittal.

Early
					Denomination		Tender	Total
Acceptance					Amount	Exchange	Premium	Exchange
Priority				Aggregate Amount	per Subject	Value*	Value	Value*
Level	CUSIP	Title of Securities	Issuer	Outstanding	Security	(per denomination amount)

1	174420AC3	5.75% Subordinated	Citizens Republic	$125,000,000	$1,000	$1,000.00	$—	$1,000.00
		Notes due 2013	Bancorp, Inc.
2	174687103	7.50% Enhanced	Citizens Funding	$150,000,000	$25	$21.25	$1.25	$22.50
		Trust Preferred	Trust I
Securities

*	Holders whose Subject Securities are accepted for exchange will also receive cash for accrued but unpaid distributions or interest to but excluding the settlement date for the Exchange Offers.

What consideration are we offering in exchange for the Subject Securities?

We refer to each $1,000 principal amount of Subordinated Notes and each $25 liquidation amount of the Trust Preferred Securities as the “Denomination Amount” for the respective Subject Securities. For each Denomination Amount of Subject Securities that we accept for exchange in accordance with the terms of the Exchange Offers, we will issue a number of Common Shares having an aggregate dollar value (based on the Relevant Price) equal to the applicable Exchange Value set forth in the table above or, in the case of Trust Preferred Securities tendered on or prior to the Early Tender Premium Deadline, having an aggregate dollar value (based on the Relevant Price) equal to the sum of the applicable Exchange Value plus the applicable Early Tender Premium Value set forth in the table above (such sum, the “Total Exchange Value”). We refer to the number of Common Shares we will issue for each Denomination Amount of Subject Securities we accept in the Exchange Offers as the “exchange ratio” and we will round the applicable exchange ratio down to four decimal places. The “Relevant Price” is equal to the average Volume Weighted Average price, or “Average VWAP,” of our Common Shares during the five consecutive trading day period ending on and including the Expiration Date, as it may be extended (we refer to such period as the “Pricing Period” and such Expiration Date as the “Pricing Date”); provided, however, that if an extension to the Exchange Offer period is announced following the commencement of the Pricing Period, we do not currently expect the Pricing Period or the Pricing Date to change.

Depending on the trading price of our Common Shares on the settlement date for the Exchange Offers compared to the Relevant Price described above, the market value of the Common Shares we issue in exchange for each Denomination Amount of Subject Securities we accept for exchange may be less than, equal to or greater than the applicable Exchange Value or Total Exchange Value.

We will also pay cash for any accrued and unpaid interest or distributions, as applicable on any Subject Securities accepted in the Exchange Offers to but excluding the date of settlement of the Exchange Offers.

How will the Average VWAP be determined?

Average VWAP during a period means the arithmetic average of VWAP for each trading day during that period. VWAP for any day means the per share volume weighted average price of our Common Shares on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page CRBC <equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our Common Shares on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for that purpose).

The period for which the Average VWAP will be determined will be each trading day in the five consecutive trading day period ending on and including the Expiration Date, as it may be extended (we refer to such period as the “Pricing Period” and such Expiration Date as the “Pricing Date”); provided, however, that if an extension to the Exchange Offer period is announced following the commencement of the Pricing Period, we do not currently expect the Pricing Period and the Pricing Date to change.

How may I obtain information regarding the Relevant Price and applicable exchange ratios?

Throughout the Exchange Offers, the indicative Average VWAP, the resulting indicative Relevant Price and the indicative exchange ratios will be available at http://www.citizensbanking.com/exchangeoffer and from our information agent, D.F. King & Co., Inc., the “Information Agent,” at one of its telephone numbers listed on the back cover page of this Prospectus. We will announce the final exchange ratios for the Trust Preferred Securities and the Subordinated Notes (both for those tendered before the Early Tender Premium Deadline and those tendered after that deadline) by 4:30 p.m., New York City time, on the date the Exchange Offers are scheduled to expire, and those final exchange ratios will also be available by that time at http://www.citizensbanking.com/exchangeoffer and from the Information Agent.

Is there a maximum amount of Subject Securities that may be exchanged in the Exchange Offers?

We will accept for exchange the maximum amount of validly tendered and not properly withdrawn Subject Securities that does not result in the issuance of (i) more than 500,000,000 of our Common Shares, accepting first all validly tendered Subordinated Notes and then, if all 500,000,000 Common Shares have not been used to do so, accepting validly tendered Trust Preferred Securities, subject to proration, as described below under “The Exchange Offers—Terms of the Exchange Offers—Acceptance Priority Levels; Proration” or (ii) to any participant in the Trust Preferred Exchange Offer, a number of Common Shares in exchange for Trust Preferred Securities that, together with Common Shares beneficially owned by such participant immediately prior to the consummation of the Trust Preferred Exchange Offer, would aggregate 20% or more of the Common Shares outstanding immediately after the consummation of the Trust Preferred Exchange Offer. Trust Preferred Securities not accepted for exchange will be returned to the holders and will be deemed not validly tendered for any purpose, including for purposes of determining the final proration factor, if proration is necessary.

Will fractional shares be issued in the Exchange Offers?

We will not issue fractional Common Shares in the Exchange Offers. Instead, the number of Common Shares received by each registered holder whose Subject Securities are accepted for exchange in the Exchange Offers will be rounded down to the nearest whole number.

Are the Exchange Offers subject to any minimum tender or other conditions?

Our obligation to exchange Common Shares for Subject Securities in the Exchange Offers is not subject to any minimum tender condition. Our obligation to exchange Common Shares for Subject Securities in the Exchange Offers is subject to a number of conditions that must be satisfied or, if permissible under applicable law, waived by us, including among others (i) that our shareholders have approved a proposal to amend our amended and restated articles of incorporation to increase the number of authorized shares of common stock from 150 million to 1,050 million at a special meeting of shareholders to be held on September 9, 2009 (the “Authorized Share Approval Condition”), and (ii) that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. In addition, the exchange of Common Shares for Subordinated Notes in the Subordinated Note Exchange Offer is subject to the approval by our shareholders, at that same special meeting, of the issuance of the Common Shares in exchange for the Subordinated Notes in accordance with Nasdaq Marketplace Rule 5635 (the “Subordinated Note Exchange Approval Condition”). Nasdaq Marketplace Rule 5635 requires shareholder approval for issuance of our Common Shares under certain circumstances where the number of Common Shares issued or sold equals 20% or more of the number of outstanding Common Shares or 20% or more of the voting power outstanding before the issuance, other than in a transaction involving a public offering. The Subordinated Note Exchange Offer is likely not a public offering for purposes of that rule.

How do I participate in the Exchange Offers?

You may tender your Subject Securities by transferring the Subject Securities through ATOP or following the other procedures described under “The Exchange Offers—Procedures for Tendering Subject Securities.”

What must I do to participate if my Subject Securities are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Subject Securities and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender the Subject Securities on your behalf. In some cases, the nominee may request submission of such instructions on a beneficial owner’s instruction form. Please check with your nominee to determine the procedures for such form.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for your instruction.

In order to validly tender your Subject Securities in the Exchange Offers, you or your broker, dealer, commercial bank, trust company or other nominee must follow the procedures described under “The Exchange Offers—Procedures for Tendering Subject Securities.”

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR SUBJECT SECURITIES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD CONSIDER THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE EXCHANGE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER SUBJECT SECURITIES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

May I tender only a portion of the Subject Securities that I hold?

Yes. You do not have to tender all of your Subject Securities to participate in the Exchange Offers.

Is Citizens making a recommendation regarding whether I should tender in the Exchange Offers?

We are not making any recommendation regarding whether you should tender or refrain from tendering a portion of your Subject Securities in the Exchange Offers. Accordingly, you must make your own determination as to whether to tender your Subject Securities in the Exchange Offers and, if so, the number of Subject Securities to tender. Before making your decision, we urge you to carefully read this Prospectus in its entirety, including the information set forth in the section of this Prospectus entitled “Risk Factors”, and the documents incorporated by reference in this Prospectus.

When do the Exchange Offers expire?

The Exchange Offers will expire at 11:59 p.m., New York City time, on September 14, 2009, unless extended or earlier terminated by us. We refer to such time and date, as it may be extended, as the “Expiration Date”. The Early Tender Premium Deadline (the date by which a holder of Trust Preferred Securities must have tendered Trust Preferred Securities in order to be eligible to receive the applicable Early Tender Premium Value per Denomination Amount listed on the cover page of this Prospectus) was 5:00 p.m., New York City time, on August 13, 2009.

Under what circumstances can the Exchange Offers be extended, amended or terminated?

We do not intend to extend or amend the Exchange Offers. However, we reserve the right to extend the Exchange Offers for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offers in any respect prior to the Expiration Date. If the Exchange Offers are terminated, no Subject Securities will be accepted for exchange and any Subject Securities that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Exchange Offers, see “The Exchange Offers—Expiration Date; Extension; Termination; Amendment”.

How will I be notified if the Exchange Offers are extended, amended or terminated?

If the Exchange Offers are extended, amended or terminated, we will issue a timely public announcement. For more information regarding notification of extensions, amendments or the termination of the Exchange Offers, see “The Exchange Offers—Expiration Date; Extension; Termination; Amendment”.

How do I withdraw previously tendered Subject Securities?

To withdraw previously tendered Subject Securities, you must comply with the appropriate procedures. For more information regarding the procedures for withdrawing tendered Subject Securities, see “The Exchange Offers—Withdrawal of Tenders”.

With whom may I speak if I have questions about the Exchange Offers?

If you have questions regarding the procedures for tendering your Subject Securities in the Exchange Offers, require additional Exchange Offer materials or require assistance in tendering your Subject Securities, please contact D.F. King & Co., Inc., our Information Agent. You can call the Information Agent at one of its phone numbers listed on the back cover page of this Prospectus. You may also write to the Information Agent at the address set forth on the back cover page of this Prospectus.

SUMMARY

This summary highlights material information contained, or incorporated by reference, in this Prospectus to help you understand our business and the Exchange Offers. It does not contain all of the information that may be important to you. You should carefully read this Prospectus, including the information incorporated by reference into this Prospectus, to understand fully the terms of the Exchange Offers, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 17, the information listed in “Item 1A, Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2008, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

About Citizens

Citizens, incorporated in the State of Michigan in 1980, is a diversified banking and financial services company that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Citizens provides a full range of banking and financial services to individuals and businesses through its subsidiaries Citizens Bank and F&M Bank—Iowa. These services include deposit products such as checking, savings, and money market accounts, and loan products such as business, personal, residential, and commercial mortgage loans, and other consumer-oriented financial services, such as IRA accounts and safe deposit and night depository facilities. Automated Teller Machines (“ATMs”), which provide 24-hour banking services to customers, are installed in many locations in Citizens’ service areas. Citizens participates in an interstate and international shared ATM network, which allows its customers to perform banking transactions from their checking, savings, or credit card accounts at ATMs in a multi-state and international environment. Among the services designed specifically to meet the needs of businesses are various types of specialized financing, treasury management services, and transfer/collection facilities. Citizens also provides wealth management services through Citizens Bank Wealth Management, N.A., and through the affiliate trust department of F&M Bank-Iowa. Citizens is not dependent upon any single or limited number of customers, the loss of which would have a material adverse effect on Citizens. No material portion of the business of Citizens is seasonal.

Citizens conducts operations through offices and ATM locations throughout Michigan, Wisconsin, Ohio, Iowa, and Indiana. In Michigan, the primary market areas are concentrated in the Lower Peninsula, with a small presence in the Upper Peninsula. In Wisconsin, the primary markets include the greater Green Bay Metropolitan area, the Fox Valley region which extends from Appleton to Oshkosh, suburban Milwaukee, and also rural markets in southern and northern Wisconsin. In Ohio, the primary market area is the greater Cleveland area. In Iowa, the primary market area is the central region of the state. In Indiana, the primary market area is Indianapolis.

Citizens’ has its principal office and mailing address at 328 South Saginaw Street, Flint, Michigan 48502, and its telephone number is (810) 766-7500.

About Citizens Funding Trust

Citizens Funding Trust is a Delaware statutory trust. We are the sole holder of all the common securities of Citizens Funding Trust. The sole asset and only source of funds to make payments on the Trust Preferred Securities are the 7.50% junior subordinated debentures due September 15, 2066 we issued to Citizens Funding Trust (the “Underlying Debentures”). To the extent that Citizens Funding Trust receives interest payments on the relevant Underlying Debentures, it is obligated to distribute those amounts to the holders of Trust Preferred Securities in the form of quarterly distributions. We have provided holders of Trust Preferred Securities a guarantee in support of Citizens Funding Trust’s obligation to make distributions on its Trust Preferred Securities, but only to the extent Citizens Funding Trust otherwise has funds available for distribution.

Following the Trust Preferred Exchange Offer, the Trust Preferred Securities we acquire in the Trust Preferred Exchange Offer will be exchanged by us for a like amount of the Underlying Debentures in accordance with the amended and restated trust agreement governing the Citizen Funding Trust. We will then submit such Underlying Debentures for cancellation by the indenture trustee under the applicable indenture.

We currently expect to continue making distributions on the Trust Preferred Securities in accordance with their current terms. However, there can be no assurance that those distributions will continue.

Citizens Funding Trust has its principal office and mailing address at c/o Citizens Republic Bancorp, Inc. 328 South Saginaw Street, Flint, Michigan 48502, and its telephone number is (810) 766-7500.

Purpose of the Exchange Offers

The purpose of the Exchange Offers is to strengthen our financial condition by increasing our Tier 1 common equity and reducing our indebtedness for borrowed money. Because the Exchange Offers are offers to exchange Common Shares for Subject Securities that represent indebtedness for borrowed money, the effect of the Exchange Offers achieves that purpose. See “Unaudited Pro Forma Financial Information.”

Like many financial institutions across the United States, we have been impacted by deteriorating economic conditions in Michigan and the Upper Midwest states in which we operate, and declining real estate markets have adversely affected the value of our loan portfolio. As a result of such events, we completed two capital raising transactions in 2008 that resulted in (i) an issuance in concurrent public offerings of an aggregate of $200 million of Common Shares and contingent convertible perpetual non-cumulative preferred stock (which was subsequently converted into Common Shares) for net cash proceeds of $189 million; and (ii) the issuance to the U.S. Treasury under the CPP of 300,000 shares of Series A Preferred Stock for gross proceeds of $300 million. However, due to recent events affecting the national economy and particularly the Michigan economy, including the recent bankruptcy filings by General Motors Corporation, Chrysler LLC and a number of automobile parts suppliers, we believe that additional Tier 1 common equity is necessary to maintain and strengthen our capital base as the effects of these events impact our business over the coming months and years. Consequently, we have begun to take action to raise additional Tier 1 common equity.

As part of the U.S. government’s Financial Stability Plan, on February 25, 2009, the U.S. Treasury announced its Capital Assistance Program, or “CAP.” To implement the CAP, the Board Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Reserve Banks, the FDIC and the Office of the Comptroller of the Currency commenced a review, referred to as the Supervisory Capital Assessment Program (the “SCAP”), of the capital of the 19 largest U.S. banking institutions. While we are not one of the 19 institutions required to conduct a forward-looking capital assessment, or “stress test”, pursuant to the SCAP, it is possible that the U.S. Treasury or our bank regulators could apply a similar capital-based “stress test” to us, including in connection with our application for an investment by the U.S. Treasury pursuant to the CAP, and determine that we need to raise additional capital, including additional Tier 1 common equity. We and our regulators regularly perform a variety of analyses of our assets and the impact of credit losses on our capital base, including the preparation of stress case scenarios. We have determined to raise additional Tier 1 common equity in order to maintain and strengthen our capital base.

Although not a primary purpose of the Exchange Offers, to the extent that Subject Securities are tendered and accepted for exchange and are exchanged for Common Shares in the Exchange Offers, we will be relieved from the obligation to make interest and distribution payments, as applicable, on the Subject Securities so exchanged. Under the High Participation Scenario and Low Participation Scenario described below under “Unaudited Pro Forma Financial Information”, and subject to the accompanying assumptions, qualifications and limitations, the Exchange Offers would enable us to retain approximately $18.4 million and $9.2 million on an annual basis, respectively. However, as discussed below under “Dividend Policy”, we are currently prohibited from paying cash dividends (with certain exceptions) on our Common Shares.

Other Transactions

Subject to market conditions, in addition to the Exchange Offers, we currently expect to raise additional capital in one or more of the following additional transactions on a public and/or private basis, as applicable: (i) additional offerings of our Common Shares, (ii) asset sales, or (iii) other transactions. If we are unable to sufficiently increase common equity capital through the capital markets and other transactions, we may attempt to obtain additional capital from the U.S. Treasury. We have applied for an investment by the U.S. Treasury of up to $290 million pursuant to the CAP including $100 million that would be exchanged for a portion of our outstanding Series A Preferred Stock issued to the U.S. Treasury under its Capital Purchase Program. The U.S. Treasury is not obligated to approve, and may not approve, our application under the CAP or, if our application is approved, the U.S. Treasury may not invest the full amount for which we may be eligible. Further, we may determine not to accept some or all of the amount of investment for which we are approved. The resulting capital issuances of such additional transactions will likely be highly dilutive to our common shareholders and may affect the market price of our Common Shares.

Summary Terms of the Exchange Offers

Terms of the Exchange Offers	Upon the terms and subject to the conditions set forth in this Prospectus and the applicable letter of transmittal, we are offering to exchange up to 500,000,000 of our Common Shares for Subject Securities validly tendered and not properly withdrawn prior to the Expiration Date. If the aggregate number of our Common Shares issuable in exchange for all Subject Securities that are validly tendered and not properly withdrawn prior to the Expiration Date exceeds 500,000,000, which is the “Maximum Aggregate Consideration,” we will accept for exchange that amount of Subject Securities that does not result in a number of our Common Shares being issued in the Exchange Offers in excess of the Maximum Aggregate Consideration. In this case, the Subject Securities will be accepted in accordance with the Acceptance Priority Levels specified in the table on the inside front cover of this Prospectus.

In addition, we will only accept for exchange from any given participant in the Trust Preferred Exchange Offer that amount of Trust Preferred Securities that results in the issuance of Common Shares which, together with Common Shares beneficially owned by such participant immediately prior to the consummation of the Trust Preferred Exchange Offer, does not aggregate 20% or more of the Common Shares outstanding immediately after the consummation of the Trust Preferred Exchange Offer (the “Individual Cap”). Trust Preferred Securities not accepted for exchange will be returned to the holders and will be deemed not validly tendered for any purpose, including for purposes of determining the final proration factor, if proration is necessary.

At the time you tender your Subject Securities, you will not know the extent of participation in the Exchange Offers of other holders of Subject Securities or whether acceptance of all validly tendered Subject Securities would result in a number of our Common Shares being issued (i) in excess of the Maximum Aggregate Consideration or (ii) to you in an amount that would result in your exceeding the Individual Cap. As a result, you will not know whether we will be able to accept for exchange your validly tendered Subject Securities, in whole or in part, at the time you tender those Subject Securities. If you desire to limit your tender of Subject Securities in the manner described in “The Exchange Offers — Your Option to Limit Common Share Ownership to 9.99%”, you may follow the procedures described therein.

Acceptance of Subject Securities validly tendered and not properly withdrawn prior to the Expiration Date will be in accordance with the Acceptance Priority Levels and may be subject to proration, as described below under “The Exchange Offers—Terms of the Exchange Offers—Acceptance Priority Levels; Proration.”

We are offering to exchange our newly issued Common Shares for outstanding Subject Securities, subject to (i) the Maximum Aggregate Consideration and the Acceptance Priority Levels and (ii) to the Individual Cap; and on the terms and subject to the conditions set forth in this Prospectus and in the applicable letter of transmittal.

For each Denomination Amount of Subject Securities we accept for exchange in accordance with the terms of the Exchange Offers, we will issue a number of our Common Shares having a value (based on the Relevant Price) equal to the applicable Exchange Value plus, in the case of Trust Preferred Securities tendered prior to the Early Tender Premium Deadline referred to below, the applicable Early Tender Premium Value. The number of our Common Shares that we will issue for each Denomination Amount of Subject Securities we accept in an Exchange Offer—which we call the “exchange ratio” for that Exchange Offer—will be an amount (rounded down to four decimals) equal to (i) the value calculated pursuant to the preceding sentence divided by (ii) the Relevant Price. The “Relevant Price” is equal to the Average VWAP of our Common Shares during the five consecutive trading day period ending on and including the Expiration Date, as it may be extended (we refer to such period as the “Pricing Period” and such Expiration Date as the “Pricing Date”); provided, however, that if an extension to the Exchange Offer period is announced following the commencement of the Pricing Period, we do not currently expect the Pricing Period and the Pricing Date to change.

We will accept properly tendered Subject Securities for exchange at the applicable exchange ratio determined as described above, on the terms and conditions of the Exchange Offers. We will return any Securities that are not accepted for exchange promptly following the expiration of the applicable Exchange Offer or, in the event of termination of the applicable Exchange Offer, promptly after such termination.

Depending on the trading price of our Common Shares on the settlement date for the Exchange Offers compared to the Relevant Price described above, the market value of the Common Shares we issue in exchange for each Denomination Amount of Subject Securities we accept for exchange may be less than, equal to or greater than the applicable Exchange Value or Total Exchange Value, as applicable, listed in the table on the inside front cover of this Prospectus.

Acceptance Priority Levels	If acceptance for exchange of all Subject Securities validly tendered and not properly withdrawn prior to the Expiration Date would result in the issuance of a number of our Common Shares in excess of 500,000,000 shares (the “Maximum Aggregate Consideration”), then acceptance of Subject Securities will be in accordance with the Acceptance Priority Levels specified in the table on the inside front cover of this Prospectus. We initially will accept all Subordinated Notes validly tendered and not properly withdrawn prior to the Expiration Date as long as acceptance of all such Subordinated Notes would not result in the issuance of a number of our Common Shares in excess of the Maximum Aggregate Consideration.

If acceptance of all Subordinated Notes validly tendered and not properly withdrawn prior to the Expiration Date would result in the issuance of a number of Common Shares in excess of the Maximum Aggregate Consideration, then we will accept for exchange a pro rata portion of the Subordinated Notes.

After acceptance of Subordinated Notes, the number of Common Shares in the Maximum Aggregate Consideration will be reduced by the number of Common Shares issuable in exchange for all Subordinated Notes accepted for exchange. We refer to this as the “Adjusted Aggregate Consideration.” If the Adjusted Aggregate Consideration is greater than zero, then we will accept validly tendered and not withdrawn Trust Preferred Securities, but only to the extent that the Adjusted Aggregate Consideration is not exceeded.

If we are unable to accept for exchange all Trust Preferred Securities validly tendered and not properly withdrawn prior to the Expiration Date without exceeding the Adjusted Aggregate Consideration, we will accept for exchange only a pro rata portion of the validly tendered and not properly withdrawn Trust Preferred Securities.

Proration	If proration of any series of Subject Securities is required, due to our inability to accept for exchange all Subject Securities of that series validly tendered and not properly withdrawn prior to the Expiration Date without the number of our Common Shares issuable in exchange for Subject Securities of that series exceeding the Maximum Aggregate Consideration or the Adjusted Aggregate Consideration, we will determine the proration factor applicable to that series promptly after the Expiration Date and will announce the proration results by press release. In applying the proration factor, we will multiply the amount of each tender of the applicable Subject Securities by the proration factor and round the resulting amount down to the nearest multiple of the Denomination Amount. All Subject Securities not accepted as a result of proration will be rejected from the Exchange Offers and promptly returned to the holders.

For more information on proration, see below under “The Exchange Offers—Terms of the Exchange Offers—Acceptance Priority Levels; Proration.”

Early Tender Premium Deadline	The date by which a holder of Trust Preferred Securities must have tendered Trust Preferred Securities in order to be eligible to receive the applicable Early Tender Premium Value listed on the cover page of this Prospectus for each Denomination Amount of Trust Preferred Securities tendered was 5:00 p.m., New York City time, on August 13, 2009 (the “Early Tender Premium Deadline”).

Expiration Date and Withdrawal Rights	The Exchange Offers will expire at 11:59 p.m., New York City time, on September 14, 2009 (unless we extend it or earlier terminate it). The term “Expiration Date” means such date and time or, if the Exchange Offers are extended, the latest date and time to which the Exchange Offers are so extended. You may withdraw any Subject Securities that you tender at any time prior to the Expiration Date. You may withdraw any Subject Securities in accordance with the terms of the Exchange Offers by following the procedures described under the caption “The Exchange Offers—Withdrawal of Tenders.”

Publication of Exchange Ratio Information	Throughout the Exchange Offers, the indicative Average VWAP, the resulting indicative Relevant Price and indicative exchange ratios will be available at http://www.citizensbanking.com/exchangeoffer and from the Information Agent at one of its numbers listed on the back cover page of this Prospectus. We will announce the final exchange ratios for the

Subordinated Notes and Trust Preferred Securities (both for those tendered before the Early Tender Premium Deadline and those tendered after that deadline) by 4:30 p.m., New York City time, on the Expiration Date, and such final exchange ratios will also be available by that time at http://www.citizensbanking.com/exchangeoffer and from the Information Agent.

Extensions; Waivers and Amendments; Termination	Subject to applicable law, we reserve the right to (i) extend the Exchange Offers, or (ii) waive any and all conditions to or amend the Exchange Offers in any respect (except as to the requirement that the registration statement be declared effective and as to the Authorized Share Approval Condition (as defined below)). Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Exchange Offers—Expiration Date; Extension; Termination; Amendment.”

Conditions to the Exchange Offers	Our obligation to exchange Common Shares for Subject Securities in the Exchange Offers is subject to a number of conditions that must be satisfied or, if permissible under applicable law, waived by us, including among others (i) that our shareholders have approved a proposal to amend our amended and restated articles of incorporation to increase the number of authorized shares of common stock from 150 million to 1,050 million at a special meeting of shareholders to be held on September 9, 2009 (the “Authorized Share Approval Condition”), and (ii) that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. In addition, the exchange of Common Shares for Subordinated Notes in the Subordinated Note Exchange Offer is subject to the approval by our shareholders, at that same special meeting, of the issuance of the Common Shares in exchange for the Subordinated Notes in accordance with Nasdaq Marketplace Rule 5635 (the “Subordinated Note Exchange Approval Condition”).

Our obligation to consummate the exchange of Common Shares for Subject Securities is not subject to any minimum tender condition. See “The Exchange Offers—Conditions of the Exchange Offers.”

Settlement Date	The “settlement date” for the Exchange Offers will be a date promptly following the Expiration Date. We currently expect the settlement date to be three business days after the Expiration Date.

Fractional Shares	We will not issue fractional Common Shares in the Exchange Offers. Instead, the number of our Common Shares received by each registered holder whose Subject Securities are accepted for exchange in the Exchange Offers will be rounded down to the nearest whole number.

Procedures for Tendering Subject Securities	You may tender your Subject Securities by transferring the Subject Securities through ATOP or by following the other procedures set forth below and described in more detail under “The Exchange Offers—Procedures for Tendering Subject Securities.”

Any beneficial owner whose Subject Securities are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Subject Securities should contact such nominee promptly and instruct such nominee to tender Subject Securities on such owner’s behalf. In some cases, the nominee may request submission of such instructions on a Beneficial Owner’s Instruction Form. Please check with your nominee to determine the procedures for such form.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your Subject Securities, please call your broker, dealer, commercial bank, trust company or other nominee, or call our Information Agent, at its telephone number set forth on the back cover page of this Prospectus.

In order to validly tender your Subject Securities in the Exchange Offers, you or your broker, dealer, commercial bank, trust company or other nominee must follow the procedures described under “The Exchange Offers—Procedures for Tendering Subject Securities.”

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

United States Federal Income Tax Considerations	Your exchange of Subject Securities for our Common Shares pursuant to the Exchange Offers will be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except with respect to accrued but unpaid distributions or interest, as applicable, on the Subject Securities, you will not recognize any gain or loss upon consummation of the Exchange Offers. See “Material U.S. Federal Income Tax Consequences.”

Consequences of Failure to Exchange Subject Securities	Depending on the amount of Subject Securities that are accepted for exchange in the Exchange Offers, the trading market for the Subject Securities that remain outstanding after the Exchange Offers may be more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of the Subject Securities that remain outstanding following the Exchange Offers.

Following the Trust Preferred Exchange Offer, the Trust Preferred Securities we acquire in the Trust Preferred Exchange Offer will be exchanged for a like amount of the Underlying Debentures in accordance with the amended and restated trust agreement governing the Citizens Funding Trust. We will then submit such Underlying Debentures for cancellation by the indenture trustee under the applicable indenture. We currently expect to continue making distributions on the Trust Preferred Securities that are not tendered in the Trust Preferred Exchange Offer in accordance with their terms. However, there can be no assurance that those distributions will continue.

Following the Subordinated Note Exchange Offer, we will submit the Subordinated Notes acquired in the Subordinated Note Exchange Offer to the indenture trustee for cancellation under the applicable indenture. We currently expect to continue making interest payments on the Subordinated Notes that are not tendered in the Subordinated Note Exchange Offer in accordance with their terms.

Comparison of the Rights of Common Shares and Subject Securities	There are material differences between the rights of a holder of our Common Shares and a holder of the Subject Securities. See “Comparison of Rights Between the Trust Preferred Securities and the Common Shares” and “Comparison of Rights Between the Subordinated Notes and the Common Shares.”

Market Trading	Our Common Shares are traded on the Nasdaq GSM under the symbol “CRBC”. The last reported closing price of our Common Shares on August 24, 2009 was $0.76 per share. We will file an application with the Nasdaq GSM to list the Common Shares to be issued in the Exchange Offers. The Trust Preferred Securities are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “CTZPRA.”

Brokerage Commissions	You will not be required to pay brokerage commissions to the Dealer Managers, the Exchange Agent, the Information Agent or us in connection with the Exchange Offers.

Soliciting Dealer Fee	For the Trust Preferred Securities only, with respect to any tender in an amount up to $250,000 in aggregate liquidation amount that is accepted in the Trust Preferred Exchange Offer, we will pay the relevant eligible soliciting dealer a fee of 0.50% on the amount of such tender. See “The Exchange Offer—Soliciting Dealer Fee.”

No Appraisal Rights	You will have no appraisal rights in connection with the Exchange Offers.

Regulatory Approvals	We have obtained the approval of the Federal Reserve required for the Trust Preferred Exchange Offer. No other regulatory approvals are required for the Exchange Offers.

Dealer Managers	Morgan Stanley & Co. Incorporated (Sole Arranger and Lead Manager)

Keefe, Bruyette & Woods, Inc.

Information Agent and Exchange Agent	D.F. King & Co., Inc.

RISK FACTORS

You should carefully consider the risks described below and all of the information contained and incorporated by reference in this Prospectus before you decide whether to participate in the Exchange Offers. In particular, you should carefully consider, among others, the matters discussed below and under “Item 1A, Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

Risks Relating to Our Business, Supplementing the “Risk Factors” in Our 2008 Annual Report on Form 10-K and Our Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 2009 and June 30, 2009

Our core lending and other businesses continue to be adversely affected by the historic weakness in the national and regional economies in which we operate, particularly Michigan. Our ability to generate earnings and maintain regulatory capital ratios at acceptable levels at our holding company and our bank subsidiaries depends substantially on developments in those economies.

Our businesses face substantial challenges for the foreseeable future. In particular:

•	A substantial amount of our lending business originates in Michigan. Of our total portfolio loans, approximately 70% are to borrowers located, or secured by properties, in Michigan and approximately 10% are to borrowers located, or secured by properties, in Ohio. According to the United States Department of Labor’s Bureau of Labor Statistics, July 2009 seasonally adjusted unemployment rates in Michigan and Ohio were 15.0% and 11.2%, respectively. The Michigan and Ohio economies are among those particularly affected by the recent bankruptcy filings of General Motors Corporation, Chrysler LLC and a number of automobile parts suppliers. Michigan’s unemployment rate for July 2009 was the highest of any state in the United States.

•	Our ability to return to a positive net income is largely dependent upon our future credit costs. Our loan portfolios — particularly our commercial real estate and commercial and industrial loan portfolios, which have accounted for a disproportionate amount of our loan loss provisions during the last 15 months — continue to be adversely affected by economic conditions and the on-going correction in real estate prices in our markets. A significant portion of our commercial loan portfolio is classified as nonperforming loans or were “watchlist” loans. The latter are loans that have migrated within our loan rating system to a level that requires increased oversight (generally consistent with the regulatory definition of special mention, substantial and doubtful loans, including loans that are in nonperforming status). We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolios. In view of the weakness and uncertainties in the national and regional economies in which we operate and the inherent difficulty in predicting future events, we may find it necessary to continue to take loan loss provisions in future periods in amounts that substantially exceed loan loss provisions in prior periods in order to maintain our allowance for loan losses at a level we deem appropriate.

Our holding company may not have sufficient resources to make capital contributions to its bank subsidiaries when required by bank regulatory agencies, or when we might otherwise wish to do so, in order to maintain their capital ratios at acceptable levels.

Our bank holding company is required by banking regulation to act as a “source of strength” to our bank subsidiaries. If losses at our bank subsidiaries continue, whether because our credit costs continue at high levels or for other reasons, and regulatory capital levels at our bank subsidiaries decline, our bank holding company may be required by the bank regulatory agencies to contribute capital to our bank subsidiaries. Although we currently have substantial liquidity at the holding company level that would be available for that purpose, we may not have sufficient funds at the holding company level to make required capital contributions to our bank subsidiaries if the weakness in the economies in which we primarily operate continues over a substantial period of time and our bank subsidiaries continue to incur losses.

Our business may be adversely affected by the highly regulated environment in which we operate. Changes in banking or tax laws, regulations, and regulatory practices at either the federal or state level, or in our compliance with applicable regulations, may adversely affect us, including our ability to offer new products and services, obtain financing, pay dividends from our subsidiaries to our holding company, attract deposits, make loans at satisfactory spreads or engage in other business activities. Such changes may also result in the imposition of additional costs.

The banking industry is heavily regulated, and such regulations are intended primarily for the protection of depositors and the federal deposit insurance funds, not shareholders or holders of subordinated debt or trust preferred securities. As a bank holding company, Citizens’ holding company is subject to regulation by the Federal Reserve Board. Our bank subsidiaries are also subject to Federal regulation primarily by the Federal Reserve Board and are also subject to regulation by the state banking departments of the state in which they are chartered. These regulations affect lending practices, capital structure, investment practices, dividend policy and growth. In addition, we have non-bank operating subsidiaries from which we derive income. Certain of these non-bank subsidiaries engage in providing investment management and insurance brokerage services, which industries are also heavily regulated on both a state and federal level.

The Federal government recently announced plans for sweeping reform of financial regulation and financial services. If enacted, the new statutes and rules would further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. We cannot predict the substance or impact of pending or future legislation, regulation or the application thereof.

We are not aware of any current failure to comply with existing laws, regulations and policies that would have a material adverse effect on our business, financial condition or results of operations. However, any failure to comply with current or proposed laws, regulations or policies, such as maintenance of capital ratios and reduction of nonperforming asset levels due to the deterioration in our financial condition and operating results as a result of the aforementioned adverse economic conditions, could also result in further heightened regulatory scrutiny and in sanctions by regulatory agencies (such as a memorandum of understanding or a cease and desist order), civil money penalties and/or reputation damage, which could increase our costs, restrict our ability to expand our business or require us to raise additional capital on terms that are not advantageous to us and could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, such violations may occur despite our best efforts.

Risks Related to the Implementation of Our Capital Plan

In order to maintain and strengthen our capital base, we have determined to raise additional capital in transactions that will likely be highly dilutive to our common shareholders.

Due to recent events affecting the economies in which we operate and the challenges posed to our business, including those described in the preceding risk factors, we believe that additional capital is necessary to maintain and strengthen our capital base as the effects of these events impact our business over the coming months and years. Consequently, we have begun to take action to raise additional Tier 1 common equity. In addition, while we are not one of the 19 institutions required to conduct a forward-looking capital assessment, or “stress test,” pursuant to the SCAP, a component of the CAP applied by the U.S. Treasury and Federal bank regulatory agencies to those institutions earlier this year, it is possible that the U.S. Treasury or our bank regulators could apply a similar capital-based “stress test” to us, including in connection with our application for an investment by the U.S. Treasury pursuant to the CAP, and determine that we need to raise additional capital, including additional Tier 1 common equity. We and our regulators regularly perform a variety of analyses of our assets and the impact of credit losses on our capital base, including the preparation of stress case scenarios. We have determined to raise additional Tier 1 common equity in order to maintain and strengthen our capital base. Any capital raising transactions, including the Exchange Offers, whether public or private or through the conversion of our Series A Preferred Stock or exercise of warrants issued to the U.S. Treasury, will likely be highly dilutive to our common shareholders, including participants in the

Exchange Offers. The market price of our Common Shares could decline as a result of the dilutive effect of the Exchange Offers or other capital raising transactions we may enter into, or the perception that such transactions could occur.

In connection with purchasing the Series A Preferred Stock, pursuant to a Letter Agreement between Citizens and U.S. Treasury dated December 12, 2008 and the Securities Purchase Agreement-Standard Terms attached thereto, the U.S. Treasury received a warrant to purchase 17,578,125 shares of our Common Shares at an initial per share exercise price of $2.56, subject to adjustment, which expires ten years from the issuance date. Even if we were to redeem the Series A Preferred Stock, we may not fully retire this warrant and, therefore, this warrant may be exercised, in whole or in part, prior to its Expiration Date. Furthermore, the terms of the warrant provide that, if we issue Common Shares or securities convertible or exercisable into, or exchangeable for, Common Shares at a price that is less than 90% of the market price of such shares on the last trading day preceding the date of the agreement to sell such shares, the number and the per share price of Common Shares to be purchased pursuant to the warrant will be adjusted pursuant to its terms. As part of our capital raising efforts in addition to the Exchange Offers, we may issue securities convertible into or exercisable for our Common Shares which may trigger the anti-dilution provisions of the warrant issued to the U.S. Treasury. If we issue such securities and they are subsequently exercised, converted into or exchanged for Common Shares, such transactions would have a further dilutive effect on other holders of our Common Shares. We do not expect the Exchange Offers to trigger the antidilution provisions of the warrant.

Our capital raising initiatives contemplate that we will raise a significant amount of common equity from private and/or governmental sources over the next six months. We may not succeed in our capital raising efforts.

As part of our capital raising initiatives, we are contemplating various methods of raising capital, including Tier 1 common equity. Subject to market conditions, in addition to the Exchange Offers, we currently expect to raise Tier 1 common equity in one or more of the following types of transactions: (i) additional offerings of our Common Shares, (ii) asset sales, and (iii) other transactions.

Private capital may not be available to us on acceptable terms or at all, and sufficient holders of our Subject Securities may not be willing to exchange such securities for our Common Shares to achieve the Tier 1 common equity capital level that may be necessary to keep us well capitalized. If we are unable to raise the amount required through private capital transactions, including further additional issuances and sales of Common Shares, asset dispositions and/or other transactions, we may attempt to obtain capital from the U.S. Treasury through an investment pursuant to the CAP and by converting a portion of our Series A Preferred Stock issued to the U.S. Treasury under the CPP to mandatorily convertible preferred shares issued to the U.S. Treasury under the CAP. To view the standard CAP term sheet, including a summary of the terms of the securities that the U.S. Treasury receives in connection with any CAP issuance, see www.financialstability.gov.

We have applied for an investment by the U.S. Treasury of up to $290 million pursuant to the CAP including $100 million that would be exchanged for a portion of our outstanding Series A Preferred Stock issued to the U.S. Treasury pursuant to the CPP. The U.S. Treasury is not obligated to approve, and may not approve, our application under the CAP or, if our application is approved, the U.S. Treasury may not invest the full amount for which we may be eligible.

If we do not successfully increase our Tier 1 common equity by an amount that may be necessary to keep us well capitalized, we may be required to reduce the size of our business or to raise capital on terms that are significantly less favorable to us. A failure to maintain well capitalized status would likely have serious negative consequences for our business and prospects, including our viability.

Converting our Series A Preferred Stock to mandatorily convertible preferred shares under the CAP would likely impose additional restrictions on operations and could adversely affect liquidity.

The issuance of mandatorily convertible preferred shares under the CAP would likely impose additional conditions and limitations related to executive compensation and corporate governance upon us as well as new public reporting obligations. Many of our competitors would not be subject to these restrictions and therefore would gain a competitive advantage.

Furthermore, the CAP mandatorily convertible preferred shares would accrue cumulative dividends at a rate of 9% per annum until their mandatory conversion to Common Shares after seven years or prior redemption. This would represent an increase in dividend payments over the current CPP rate of 5% per annum (for the first five years), which could adversely impact liquidity, limit our ability to return capital to shareholders and have a material adverse effect on us.

Additional investment by the U.S. Treasury and conversion of our Series A Preferred Stock to mandatorily convertible preferred shares under the CAP would result in the U.S. Treasury acquiring a significant interest in us, which may have an adverse effect on operations and the market price of our Common Shares. Likewise, the potential issuance of a significant amount of Common Shares or equity convertible into our Common Shares to a private investor or group of private investors may have the same effect.

An additional investment by the U.S. Treasury under the CAP and converting a large amount of our Series A Preferred Stock issued under the CPP to mandatorily convertible preferred shares issued under the CAP could result in the U.S. Treasury becoming a significant shareholder of us. Even if the U.S. Treasury does not control a majority of voting power, it may be able to exert significant influence on matters submitted to shareholders for approval, including the election of directors and certain transactions. The U.S. Treasury may also transfer all, or a portion, of its shares to another person or entity and, in the event of such a transfer, that person or entity could become a significant shareholder of us. In addition, any issuance of a large amount of common equity or equity convertible into common to a private investor or group of investors may pose similar risks.

Having a significant shareholder may make some future transactions more difficult or perhaps impossible to complete without the support of such shareholder. The interests of the significant shareholder, may not coincide with our interests or the interests of other shareholders. A significant shareholder may exercise its influence in a manner that is not in our best interests but rather in its best interests as a significant shareholder. A significant shareholder may make it difficult to approve certain transactions even if they are supported by the other shareholders, which may have an adverse effect on the market price of our Common Shares.

Issuing a significant amount of convertible preferred equity to the U.S. Treasury or issuing a significant amount of common equity to a private investor may result in a change in control of us under regulatory standards and contractual terms.

Our obtaining a significant amount of additional capital from the U.S. Treasury or any individual private investor could result in a change of control for us under applicable regulatory standards and contractual terms. Such change of control may trigger notice, approval and/or other regulatory requirements in many states and jurisdictions in which we operate. We are also a party to various contracts and other agreements that may require us to obtain consents from our respective contract counterparties in the event of a change in control. The failure to obtain any required regulatory consents or approvals or contractual consents due to a change in control may have a material adverse effect on our financial condition, results of operations or cash flows.

The Exchange Offers are likely to trigger an ownership change that will negatively affect our ability to utilize net operating loss and capital loss and other deferred tax assets in the future.

As of December 31, 2008, we had a domestic federal net operating loss carryforward of approximately $20.2 million, and such amount may grow significantly prior to the Expiration Date. Companies are subject to a change of ownership test under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), that, if met, would limit the annual utilization of the pre-change of ownership carryforward as well as the ability to use certain unrealized built-in losses. This change of ownership test will be met if a sufficient number of the holders of the Subject Securities exchange such securities for our Common Shares. We believe it is likely that the test will be met because of the Exchange Offers. Generally, under Section 382, the yearly limitation on our ability to utilize such deductions will be equal to the product of the applicable long-term tax-exempt rate (presently 4.58 percent) and the sum of the values of our Common Shares and of our outstanding Series A Preferred Stock, immediately before the ownership change. Our ability to utilize deductions related to credit losses during the five-year period following such an ownership change would also be limited under Section 382, together with net operating loss carryforwards, to the extent that such deductions reflect a net loss that was “built-in” to our assets immediately prior to the ownership change. Similar rules under Section 383 of the Code will also limit utilization of our capital loss carryforwards. These carryforwards amounted to approximately $12.5 million at December 31, 2008, and such amount may grow significantly prior to the Expiration Date.

Because the Exchange Offers likely will trigger an ownership change, our ability to use our net operating loss and capital loss carryforwards and certain built-in losses existing at the time of the deemed change in ownership to offset future income will be substantially limited. Therefore, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years.

Risks Related to the Market Price and Value of the Common Shares Offered in the Exchange Offers

Although the number of Common Shares offered in the Exchange Offers will be determined based on the Average VWAP of our Common Shares during the Pricing Period, the market price of our Common Shares may fluctuate, and the market price of the Common Shares upon settlement of the Exchange Offers could be less than the Relevant Price.

The number of Common Shares offered for each Subject Security accepted for exchange will be determined based on the Average VWAP of the Common Shares during the Pricing Period and will not be adjusted regardless of any increase or decrease in the market price of our Common Shares or the Subject Securities between the Expiration Date of the Exchange Offers and the settlement date. Therefore, the market price of the Common Shares at the time you receive your Common Shares on the settlement date could be significantly less than the price used to determine the number of Common Shares you will receive. The market price of our Common Shares has recently been subject to significant fluctuations and volatility.

The trading price of our Common Shares may be subject to continued significant fluctuations and volatility.

The market price of our Common Shares could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects. The market price may be affected by:

•	operating results that vary from the expectations of management, securities analysts and investors;

•	developments in our businesses or in the financial sector generally;

•	regulatory changes affecting our industry generally or our businesses and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	changes in the credit, mortgage and real estate markets, including the markets for mortgage-related securities; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock markets in general and our Common Shares in particular have experienced significant volatility over approximately the past eighteen months, and continue to experience significant price and volume volatility. As a result, the market price of our Common Shares may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or prospects. Increased volatility could result in a decline in the market price of our Common Shares.

We urge you to obtain current market quotations for our Common Shares when you consider the Exchange Offers.

Offerings of debt or additional trust preferred securities, which would be senior to our Common Shares upon liquidation and/or preferred equity securities which may be senior to our Common Shares for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Common Shares.

We may attempt to increase our capital resources or, if our or our banking subsidiaries’ capital ratios fall below the required minimums, we or our banking subsidiaries could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our Common Shares, or both. Holders of our Common Shares are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Common Shares with respect to dividends or upon our dissolution, winding-up and liquidation and other terms.

Therefore, if we issue preferred stock in the future that has a preference over our Common Shares with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Shares, the rights of holders of our Common Shares or the market price of our Common Shares could be adversely affected.

If our Common Shares fail to meet the listing requirements of the Nasdaq GSM and are delisted from trading on the Nasdaq GSM, the market price of our Common Shares could be adversely affected.

Our Common Shares are currently listed on the Nasdaq GSM under the symbol “CRBC” and have generally traded at prices below $1.00 per share since mid-June 2009. The Nasdaq GSM’s listing requirements include a requirement that, for continued listing, an issuer’s common shares trade at a minimum bid price of $1.00 per share. This requirement is deemed breached when the bid price of an issuer’s common shares closes below $1.00 per share for 30 consecutive trading days. Nasdaq had temporarily suspended the minimum bid price requirement until July 31, 2009. Beginning August 3, 2009, if our Common Shares fail to meet the requirement for 30 consecutive trading days, Nasdaq’s Listing Qualifications Department could initiate steps to delist our Common Shares from trading on Nasdaq GSM. The delisting process, after giving effect to our right to take action to return to compliance, may take up to one year. A delisting of our Common Shares from the Nasdaq GSM could affect the liquidity and therefore trading prices of our Common Shares.

Risks Related to the Rights of our Common Shares Compared to the Rights of our Debt Obligations and Senior Equity Securities, including the Subject Securities.

All of our debt obligations and our senior equity securities, including effectively any Subject Securities that remain outstanding after the Exchange Offers, will have priority over our Common Shares with respect to payment in the event of liquidation, dissolution or winding-up and with respect to the payment of dividends.

In any liquidation, dissolution or winding-up of Citizens, our Common Shares would rank below all debt claims against us and claims of all of our outstanding shares of preferred stock and other senior equity securities, including effectively the Subject Securities that are not exchanged for Common Shares in the Exchange Offers. As a result, holders of our Common Shares, including holders of Subject Securities whose securities are accepted for exchange in the Exchange Offers, will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding-up of Citizens until after all our obligations to our debt holders have been satisfied and holders of senior equity securities have received any payment or distribution due to them.

Holders of Trust Preferred Securities that participate in the Trust Preferred Exchange Offer are giving up their right to future distributions on Trust Preferred Securities.

If you tender your Trust Preferred Securities and your Trust Preferred Securities are accepted by us for exchange in the Trust Preferred Exchange Offer, you will be giving up your right to any future distribution payments that are paid on the Trust Preferred Securities on or after the Expiration Date.

Holders of Subordinated Notes that participate in the Subordinated Note Exchange Offer are giving up their right to future interest payments on Subordinated Notes.

If you tender your Subordinated Notes and your Subordinated Notes are accepted by us for exchange in the Subordinated Note Exchange Offer, you will lose the right to any future interest payments on the Subordinated Notes on or after the Expiration Date.

You may not receive dividends on the Common Shares.

Holders of our Common Shares are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, our common shareholders are subject to the prior dividend rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding. As of August 24, 2009, there were 300,000 shares of our Series A Preferred Stock issued, with a liquidation amount of $300,000,000 issued and outstanding.

The Letter Agreement between Citizens and the U.S. Treasury, dated December 12, 2008, pursuant to which we completed our sale to the U.S. Treasury of our Series A Preferred Stock and a warrant to purchase common shares currently prohibits us from paying cash dividends and (with certain exceptions) repurchasing shares of common stock. This restriction will remain in effect until the earlier of December 12, 2011 or such time as the U.S. Treasury no longer holds the Series A Preferred Stock. If we receive an investment from the U.S. Treasury under the CAP, we will be prohibited, while the related convertible preferred shares are owned by the U.S. Treasury or the U.S. Treasury owns any common shares issued to it under the CAP, from paying dividends on common shares in excess of $.01 per share and (with certain exceptions) from repurchasing common shares.

Our results of operations and our ability to fund dividend payments on our Common Shares, distributions on the Trust Preferred Securities and all payments on our other obligations including interest on the Subordinated Notes depend upon the results of operations of our subsidiaries.

We are a separate and distinct legal entity from our banking and non-banking subsidiaries. Our principal source of funds to make payments on securities is dividends from our banking subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and non-banking subsidiaries may pay to us without regulatory approval. In particular, dividend and other distributions from our bank to our holding company would require notice to or approval of the applicable regulatory authority, We may not receive such approval.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged, in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiaries, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if our banking subsidiaries were to pay dividends. The Federal Reserve and other federal bank regulatory agencies have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings. The Federal Reserve recently released a supervisory letter advising bank holding companies, among other things, that as a general matter a bank holding company should inform the Federal Reserve and should eliminate, defer or significantly reduce its dividends if (i) the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (ii) the bank holding company’s prospective rate of earnings is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition, or (iii) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. Dividends includes, for this purpose, interest on junior subordinated notes underlying trust preferred securities, including the Trust Preferred Securities included in the Subject Securities. Accordingly, the Federal Reserve may require us to defer distributions of interest on the Trust Preferred Securities, including in the near term.

Payment of dividends including distributions on the Trust Preferred Securities could also be subject to regulatory limitations if any of our banking subsidiaries became “under-capitalized” for purposes of the “prompt corrective action” regulations of the federal bank regulatory agencies that are the primary regulators of our banking subsidiaries. “Under-capitalized” is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a core capital, or leverage, ratio of less than 4.0%. Throughout 2008, our banking subsidiaries were in compliance with all regulatory capital requirements and considered to be “well-capitalized.”

Furthermore, our right to participate in any distribution of assets of any of our subsidiaries upon its liquidation or otherwise, and thus your ability as a holder of our Common Shares to benefit indirectly from such distribution, will be subject to the prior claims of creditors of such subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our Common Shares are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.

Our amended and restated articles of incorporation as well as certain banking laws may have an anti-takeover effect.

Provisions of our amended and restated articles of incorporation and certain federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions may inhibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our Common Shares.

Additional Risks Related to the Exchange Offers

We have not obtained a third-party determination that the Exchange Offers are fair to holders of the Subject Securities.

We are not making a recommendation as to whether you should exchange your Subject Securities in the Exchange Offers. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Subject Securities for purposes of negotiating the Exchange Offers or preparing a report concerning the fairness of the Exchange Offers. You must make your own independent decision regarding your participation in the Exchange Offers.

Failure to complete the Exchange Offers successfully could negatively affect the price of our Common Shares.

Several conditions must be satisfied or, if permissible under applicable law, waived in order to complete the Exchange Offers, including among other things (i) that our shareholders have approved a proposal to amend our amended and restated articles of incorporation to increase the number of authorized shares of common stock from 150 million to 1,050 million at a special meeting of shareholders to be held on September 9, 2009, and (ii) that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offers or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. In addition, the exchange of Common Shares for Subordinated Notes in the Subordinated Note Exchange Offer is subject to the approval by our shareholders, at that same special meeting, of the issuance of the Common Shares in exchange for the Subordinated Notes in accordance with Nasdaq Marketplace Rule 5635. See “The Exchange Offers—Conditions of the Exchange Offers.” The foregoing conditions may not be satisfied, and if not satisfied or waived (where permissible), the Exchange Offer may not occur or may be delayed.

If the Exchange Offers are not completed or are delayed, we may be subject to the following material risks:

•	the market price of our Common Shares may decline to the extent that the current market price of our Common Shares reflects a market assumption that the Exchange Offers have been or will be completed;

•	the market price of our Subject Securities may decline to the extent that the current market price of such Subject Securities reflects a market assumption that the applicable Exchange Offers have been or will be completed; and

•	we may not be able to increase our Tier 1 common equity by an amount that may be necessary to keep us well capitalized.

If the Exchange Offers are successful, there may be a limited or no trading market for the Subject Securities and the market price for the Subject Securities may be depressed.

Depending on the amount of Subject Securities that are accepted for exchange in the Exchange Offers, the trading market for the Subject Securities that remain outstanding after the Exchange Offers may be more limited and the Trust Preferred Securities could be delisted from the New York Stock Exchange. A reduced trading volume may decrease the price and increase the volatility of the trading price of the Subject Securities that remain outstanding following the Exchange Offers.

The amount of Subject Securities we are able to accept for exchange is limited by the Maximum Aggregate Consideration, and any Subject Securities you tender may be rejected or subject to proration in the Exchange Offers.

In the Exchange Offers, we will be able to accept for exchange only the amount of validly tendered Subject Securities that does not result in the issuance of a number of our Common Shares in excess of the Maximum Aggregate Consideration. As a result, we may not be able to accept for exchange any Subject Securities you validly tender in the Exchange Offers and, if we are able to accept some Subject Securities you validly tender, the amount we accept may be subject to proration.

At the time you tender your Subject Securities, you will not know whether we will be able to accept your Subject Securities in the Exchange Offers.

At the time you tender your Subject Securities, you will not know the extent of participation in the Exchange Offers of other holders of Subject Securities or whether acceptance of all validly tendered Subject Securities would result in the issuance of a number of our Common Shares (i) in excess of the Maximum Aggregate Consideration or (ii) to you in an amount that would result in your exceeding the Individual Cap. As a result, at the time you tender your Subject Securities, you will not know whether we will be able to accept for exchange your validly tendered Subject Securities, in whole or in part.

NON-GAAP FINANCIAL MEASURES

The following table presents computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The tangible common equity ratio has become a focus of some investors and management believes that this ratio may assist investors in analyzing our capital position absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulators have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. More recently, the banking regulators have also supplemented their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. Because tangible common equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures. Because analysts and banking regulators may assess our capital adequacy using tangible common equity and Tier 1 common equity, we believe that it is useful to provide investors the ability to assess our capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of net risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weight assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (net risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by net risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as net risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, we have procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that our capital performance is properly reflected to facilitate period-to-period comparisons. Although these non-GAAP financial measures are frequently used by investors in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP) and ending assets (GAAP) to ending tangible assets (non-GAAP). It also provides a reconciliation of shareholders’ equity (GAAP) to Tier 1 capital (regulatory) to Tier 1 common equity (non-GAAP).

	June 30,		December 31,
	2009	2008	2008	2007	2006	2005	2004
($ in millions)	(Unaudited)		(Unaudited)

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
Total assets (GAAP)	$12,288	$13,170	$13,086	$13,506	$14,003	$7,751	$7,705
Goodwill	(331)	(597)	(597)	(775)	(782)	(55)	(55)
Core deposit intangible assets	(17)	(26)	(21)	(31)	(46)	(11)	(14)
Deferred taxes	6	9	7	(11)	(16)	(4)	(5)

Tangible assets (non-GAAP)	$11,946	$12,556	$12,475	$12,689	$13,159	$7,681	$7,631

Total shareholders’ equity (GAAP)	$1,225	$1,546	$1,601	$1,578	$1,558	$656	$654
Goodwill	(331)	(597)	(597)	(775)	(782)	(55)	(55)
Core deposit intangible assets	(17)	(26)	(21)	(31)	(46)	(11)	(14)
Deferred taxes	6	9	7	(11)	(16)	(4)	(5)
Preferred stock	(269)	(114)	(266)	—	—	—	—

Tangible common equity (non-GAAP)	$614	$818	$724	$761	$714	$586	$580

Tangible common equity to tangible assets ratio (non-GAAP)	5.14%	6.51%	5.80%	6.00%	5.43%	7.63%	7.60%
TIER 1 COMMON EQUITY
Total shareholders’ equity (GAAP)	$1,225	$1,546	$1,601	$1,578	$1,558	$656	$654
Qualifying capital securities	175	175	175	175	225	25	25
Goodwill	(331)	(597)	(597)	(775)	(782)	(55)	(55)
Accumulated other comprehensive loss (income)	27	6	50	(5)	(2)	(2)	(18)
Other assets (1)	(17)	(26)	(21)	(31)	(46)	(11)	(14)

Total Tier 1 capital (regulatory)	1,079	1,104	1,208	942	953	613	592
Qualifying capital securities	(175)	(175)	(175)	(175)	(225)	(25)	(25)
Preferred stock	(269)	(114)	(266)	—	—	—	—

Total Tier 1 common equity (non-GAAP)	$635	$815	$767	$767	$728	$588	$567

Net risk-weighted assets (regulatory) (1)	$9,138	$10,219	$9,883	$10,258	$10,119	$6,178	$5,950
Tier 1 common equity ratio (non-GAAP)	6.95%	7.98%	7.76%	7.48%	7.19%	9.52%	9.53%

(1)	Other assets deducted from tier 1 capital and net risk-weighted assets consist of intangible assets (excluding goodwill).

SELECTED FINANCIAL DATA

Set forth below are highlights from our consolidated financial data as of and for the years ended December 31, 2004 through 2008, and as of and for the six months ended June 30, 2008 and 2009. You should read this information in conjunction with our consolidated financial statements and related notes included in the Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which are incorporated by reference into this Prospectus and from which this information is derived. For more information, see the section entitled “Where You Can Find More Information.” See “Non-GAAP Financial Measures” for a discussion of our use of non-GAAP financial measures in this Prospectus.

	Six Months Ended
Summary of Selected Financial Data	June 30,		Year Ended December 31,
(in thousands, except per share data)	2009	2008	2008	2007	2006	2005	2004

For the period
Net interest income	$152,547	$175,927	$348,932	$382,179	$263,120	$275,749	$271,698
Provision for loan losses(1)	163,979	105,099	282,054	45,177	11,265	1,109	21,609
Total fees and other income(2)	40,194	57,983	101,743	122,593	97,728	89,435	92,971
Investment securities gains (losses)(3)	5	—	(1)	(25)	(7,101)	(8,927)	(1,513)
Noninterest expense(4)	436,211	337,790	490,702	327,423	259,827	243,042	260,278
Income tax provision (benefit) from continuing operations	(14,882)	(18,472)	70,970	31,305	19,319	31,581	19,590
Income (loss) from continuing operations	(392,562)	(190,507)	(393,052)	100,842	63,336	80,525	61,679
Discontinued operations (after tax)(5)	—	—	—	—	—	—	14,418
Net income (loss)(6)	(392,562)	(190,507)	(393,052)	100,842	63,336	80,525	76,097
Net income (loss) attributable to common shareholders(7)	(401,861)	(190,507)	(405,016)	100,842	63,336	80,525	76,097
Cash dividends	—	21,959	21,959	87,798	49,530	49,311	49,286
Per common share data
Income (loss) from continuing operations:
Basic	$(3.18)	$(2.44)	$(4.28)	$1.33	$1.47	$1.87	$1.43
Diluted	(3.20)	(2.46)	(4.30)	1.33	1.47	1.85	1.41
Discontinued operations:
Basic	$—	$—	$—	$—	$—	$—	$0.33
Diluted	—	—	—	—	—	—	0.33
Net income (loss):
Basic	$(3.18)	$(2.44)	$(4.28)	$1.33	$1.47	$1.87	$1.76
Diluted	(3.20)	(2.46)	(4.30)	1.33	1.47	1.85	1.74
Cash dividends	—	0.290	0.290	1.160	1.155	1.140	1.140
Common shareholders’ equity	7.57	14.93	10.60	20.84	20.58	15.28	15.13
Tangible book value(8)	4.82	8.43	5.69	10.20	9.65	13.75	13.55
Market value	0.71	2.82	2.98	14.51	26.50	27.75	34.35
At period end, continuing operations
Assets	$12,288,348	$13,170,018	$13,086,016	$13,505,983	$14,002,612	$7,750,688	$7,704,633
Portfolio loans(9)	8,425,588	9,449,016	9,102,598	9,501,244	9,231,082	5,616,119	5,393,365
Deposits	8,913,481	8,661,138	9,052,406	8,301,925	8,698,061	5,473,839	5,299,760
Long-term debt	1,936,673	2,498,290	2,192,623	2,939,510	2,638,964	1,004,914	948,521
Shareholders’ equity	1,225,152	1,545,686	1,601,321	1,577,880	1,557,686	656,463	654,302
At period end, combined
Assets	$12,288,348	$13,170,018	$13,086,016	$13,505,983	$14,002,612	$7,750,688	$7,704,633
Portfolio loans(9)	8,425,588	9,449,016	9,102,598	9,501,244	9,231,082	5,616,119	5,393,365
Deposits	8,913,481	8,661,138	9,052,406	8,301,925	8,698,061	5,473,839	5,299,760
Long-term debt	1,936,673	2,498,290	2,192,623	2,939,510	2,638,964	1,004,914	948,521
Shareholders’ equity	1,225,152	1,545,686	1,601,321	1,577,880	1,557,686	656,463	654,302
Average for the period, continuing operations
Assets	$12,926,255	$13,369,334	$13,241,553	$13,320,121	$7,704,231	$7,776,522	$7,583,979
Earning assets	11,842,768	11,935,371	11,894,796	11,851,100	7,250,843	7,348,168	7,164,365
Portfolio loans(9)	8,755,278	9,506,831	9,433,952	9,212,066	5,657,476	5,493,280	5,210,817
Deposits	9,055,898	8,510,530	8,715,210	8,168,893	5,587,967	5,286,390	5,277,670
Interest-bearing deposits	7,877,704	7,407,978	7,592,236	7,029,198	4,666,387	4,355,337	4,379,150
Repurchase agreements and other short-term borrowings	64,733	485,014	318,404	721,086	374,088	812,642	653,442
Long-term debt	2,058,129	2,669,559	2,520,181	2,728,181	995,940	937,182	934,550
Shareholders’ equity	1,581,614	1,562,096	1,558,414	1,549,961	660,996	653,004	639,631

	Six Months Ended
Summary of Selected Financial Data	June 30,		Year Ended December 31,
(in thousands, except per share data)	2009	2008	2008	2007	2006	2005	2004

Average for the period, combined
Assets	$12,926,255	$13,369,334	$13,241,553	$13,320,121	$7,704,231	$7,776,522	$7,683,334
Earning assets	11,842,768	11,935,371	11,894,796	11,851,100	7,250,843	7,348,168	7,259,660
Portfolio loans(9)	8,755,278	9,506,831	9,433,952	9,212,066	5,657,476	5,493,280	5,259,303
Deposits	9,055,898	8,510,530	8,715,210	8,168,893	5,587,967	5,286,390	5,375,297
Interest-bearing deposits	7,877,704	7,407,978	7,592,236	7,029,198	4,666,387	4,355,337	4,460,391
Repurchase agreements and other short-term borrowings	64,733	485,014	318,404	721,086	374,088	812,642	655,472
Long-term debt	2,058,129	2,669,559	2,520,181	2,728,181	995,940	937,182	934,550
Shareholders’ equity	1,581,614	1,562,096	1,558,414	1,549,961	660,996	653,004	639,631
Financial ratios, continuing operations
Return on average:
Shareholders’ equity	(50.05)%	(24.53)%	(25.22)%	6.51%	9.58%	12.33%	9.64%
Earning assets	(6.68)	(3.21)	(3.30)	0.85	0.87	1.10	0.86
Assets	(6.12)	(2.87)	(2.97)	0.76	0.82	1.04	0.81
Average shareholders’ equity/avg. assets	12.24	11.68	11.77	11.64	8.58	8.40	8.43
Dividend payout ratio	—	(11.53)	(5.59)	87.07	78.20	61.24	79.91
Net interest margin (FTE)(10)	2.73	3.12	3.09	3.38	3.81	3.94	3.99
Tier 1 leverage ratio(11)	8.68	8.71	9.66	7.53	7.22	7.98	7.84
Tier 1 risk-based capital ratio	11.81	10.80	12.21	9.18	9.41	9.94	9.96
Total risk-based capital ratio	13.91	13.03	14.49	11.66	11.90	13.22	13.32
Tangible common equity to tangible assets ratio (non-GAAP)	5.14	6.51	5.80	6.00	5.43	7.63	7.60
Tier 1 common equity ratio (non-GAAP)	6.95	7.98	7.76	7.48	7.19	9.52	9.53
Financial ratios, combined
Return on average:
Shareholders’ equity	(50.05)%	(24.53)%	(25.22)%	6.51%	9.58%	12.33%	11.90%
Earning assets	(6.68)	(3.21)	(3.30)	0.85	0.87	1.10	1.05
Assets	(6.12)	(2.87)	(2.97)	0.76	0.82	1.04	0.99
Average shareholders’ equity/avg. assets	12.24	11.68	11.77	11.64	8.58	8.40	8.32
Dividend payout ratio	—	(11.53)	(5.59)	87.07	78.20	61.24	64.77
Net interest margin (FTE)(10)	2.73	3.12	3.09	3.38	3.81	3.94	3.99
Tier 1 leverage ratio(11)	8.68	8.71	9.66	7.53	7.22	7.98	7.84
Tier 1 risk-based capital ratio	11.81	10.80	12.21	9.18	9.41	9.94	9.96
Total risk-based capital ratio	13.91	13.03	14.49	11.66	11.90	13.22	13.32
Tangible common equity to tangible assets ratio (non-GAAP)	5.14	6.51	5.80	6.00	5.43	7.63	7.60
Tier 1 common equity ratio (non-GAAP)	6.95	7.98	7.76	7.48	7.19	9.52	9.53

(1)	Provision for loan losses in 2005 includes a $9.1 million insurance settlement relating to a claim for recovery of fraud losses suffered in connection with two loans made by the Corporation and subsequently charged-off in 2002 and 2003.
(2)	Total fees and other income includes $9.4 million in fair-value adjustments on loans held for sale in 2008 and a charge of $3.6 million related to a fair-value change in CD swap derivatives in 2005.
(3)	Investment securities losses includes a $7.2 million other-than-temporary impairment charge related to the balance sheet restructuring as a result of the Republic merger in 2006 and losses of $9.0 million on the sale of investment securities in 2005.
(4)	Noninterest expense includes a goodwill impairment charge of $266.5 million and 178.1 million in the second quarter of 2009 and second quarter of 2008, respectively and fair-value adjustments on ORE properties of $8.1 million in 2008, restructuring and merger-related expenses of $8.2 million in 2007 and $11.3 million in 2006 related to the Republc merger.
(5)	Discontinued operations in 2004 includes an after-tax gain of $12.8 million for the sale of the Illinois bank subsidiary.
(6)	Net income (loss) includes a deferred tax valuation allowance of $136.6 million in 2008.
(7)	Net income (loss) attributable to common shareholders includes the following non-cash items: $5.2 million dividend and $4.1 million dividend to preferred shareholders in the second quarter and first quarter of 2009, respectively, $0.2 million accretion of redeemable preferred stock in the fourth quarter of 2008 and $11.7 million deemed dividend to preferred shareholders in the third quarter of 2008.
(8)	Tangible book value is an estimate of a company’s worth if it was liquidated because it removes the effect of goodwill and intangible assets. The calculation, using ending balances is as follows: (Common shareholders’ equity—Goodwill—Intangible assets)/Common shares outstanding.
(9)	Balances exclude loans held for sale.
(10)	Net interest margin includes taxable equivalent adjustments to interest income of $18.4 million, $18.5 million, $13.7 million, $13.4 million and $13.2 million for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, respectively, and $8.6 million and $9.3 million for the six months ended June 30, 2009 and 2008, respectively based on a tax rate of 35%.
(11)	In 2006, the Tier I leverage ratio is calculated using ending assets instead of average assets due to the Republic merger on December 29, 2006.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact of the Exchange Offers and our participation in the CAP (the Exchange Offers and CAP participation together, the “Capital Transactions”) on our balance sheet as of June 30, 2009 and also describes the impact of the Capital Transactions on our earnings for the fiscal year ended December 31, 2008 and the six-month period ended June 30, 2009.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Capital Transactions been completed as of the dates indicated or that will be realized in the future when and if the Capital Transactions are consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, our summary historical consolidated financial information included elsewhere in this Prospectus and our historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed with the SEC, each of which is incorporated by reference into this Prospectus.

Our unaudited pro forma consolidated balance sheets as of June 30, 2009 have been presented as if the Capital Transactions had been completed on June 30, 2009 and our pro forma consolidated statements of income have been presented as if the Capital Transactions had been completed on January 1, 2008.

For purposes of the pro forma presentations for the year ended December 31, 2008 and period ended June 30, 2009, and as of June 30, 2009, we have assumed that the Average VWAP per share of our Common Shares is $0.59, which we determined assuming the Pricing Date for the determination of the Average VWAP was July 28, 2009. The Average VWAP of our Common Shares is the arithmetic average of VWAP for each trading day during the five consecutive trading day period ending on and including the Expiration Date.

We have also assumed that our shareholders will approve a proposal to amend our amended and restated articles of incorporation to increase the number of authorized Common Shares from 150 million to 1,050 million at a special meeting of shareholders to be held on September 9, 2009 (the “Increase of Authorized Shares Proposal”). As of August 24, 2009, we have approximately 681,808 Common Shares that are authorized and available to be issued. If our shareholders do not approve the Increase of Authorized Shares Proposal we will be required to terminate the Exchange Offers. Receipt of an investment by the U.S. Treasury in connection with the CAP is contingent on approval by the Treasury and not on shareholder approval of the Increase of Authorized Shares Proposal. However, if our shareholders do not approve the Increase of Authorized Shares Proposal and we participate in the CAP, the value of the warrant we would issue to the Treasury in connection with the CAP would be recorded on our balance sheet as a liability. In addition, if we do not have sufficient available authorized Common Shares to reserve for issuance upon conversion of the CAP Preferred Shares and exercise of the related warrant or approval is required under applicable stock exchange rules, we must call a shareholders meeting as soon as practicable after the date of the investment under CAP to increase the number of authorized shares of common stock and/or comply with such exchange rules.

For purposes of the pro forma presentations, we have assumed that we would not convert the Mandatorily Convertible Preferred Stock that we would issue to the U.S. Treasury in connection with the CAP (the “CAP Preferred Shares”) into Common Shares since we do not currently have plans to do so. Under the proposed standardized terms of the CAP Preferred Shares as set forth in the term sheet posted on Treasury’s website at www.ustreas.gov, the CAP Preferred Shares may be converted in whole or from time to time in part at the “Conversion Price” at our option, subject to the approval of the Federal Reserve. The “Conversion Price” would be $1.50 per share (90% of the average closing price for the Common Shares for the 20 trading day period ending February 9, 2009, the date immediately preceding the date on which the U.S. Treasury announced its Financial Stability Plan, of which the CAP is a component), subject to customary anti-dilution adjustments. Upon any conversion, we would also pay any accrued and unpaid dividends in either cash or in Common Shares valued for this purpose at the closing price on the second preceding trading day. The terms of the CAP Preferred Shares are subject to further changes by the Treasury and to the terms and conditions of the legal documents entered into between us and Treasury.

Furthermore, the pro forma presentations reflect our belief that there will be no material effect on the pro forma financial statements from the potential limitations related to Section 382 of the Code due to our having a full tax valuation allowance.

We have shown the pro forma impact of a “High Participation Scenario” and a “Low Participation Scenario” with respect to the Capital Transactions prepared using the assumptions set forth below. The “High Participation Scenario” assumes (i) the tender of 75% of the Trust Preferred Securities and exchange (after proration as described in this Prospectus, if any) of such securities for Common Shares, (ii) the tender of 75% of the outstanding Subordinated Notes and exchange (after proration as described in this Prospectus, if any) of such securities for Common Shares and (iii) the issuance of $290 million of preferred stock to the U.S. Treasury under the CAP, including $100 million of preferred stock that would be exchanged for a portion of our outstanding Series A Preferred Stock issued to the U.S. Treasury under the CPP. The “Low Participation Scenario” assumes (i) the tender and exchange of 25% of the Trust Preferred Securities into Common Shares, (ii) the tender and exchange of 25% of the outstanding Subordinated Notes for Common Shares and (iii) the issuance of $95 million of preferred stock to the U.S. Treasury under the CAP with none exchanged for outstanding Series A Preferred Stock. Both the High Participation Scenario and the Low Participation Scenario assume that Trust Preferred Securities that are tendered have been tendered on or prior to the Early Tender Premium Deadline.

We assumed participation rates of 75% and 25% for the High Participation Scenario and the Low Participation Scenario, respectively, based on the results of recently concluded similar exchange offers by similarly situated issuers. We assumed a CAP investment in the High Participation Scenario of $190 million as that amount is approximately 2% of our risk-weighted assets and a CAP investment in the Low Participation Scenario of $95 million as that amount is approximately 1% of our risk-weighted assets. Those percentages are the high and low limits established by the Treasury for CAP investment. We applied for up to $190 million. Similarly, we assumed that we will exchange $100 million of CAP Preferred Shares for Series A Preferred Stock in the High Participation Scenario and will exchange none in the Low Participation Scenario as a reflection of the minimum and maximum amounts for which we applied in our CAP application. The Treasury is not obligated to approve, and there is no assurance the Treasury will approve, our application under the CAP or, if approved, to invest the full amount for which we may be eligible. The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

We have further assumed that the Exchange Offers occur on the terms described in this Prospectus, including the term limiting the aggregate number of shares that may be issued in the Exchange Offers to 500 million. If the maximum aggregate number of shares that may be issued in the Exchange Offers is increased to as much as 750 million as permitted by the Debt Exchange Proposal (if it is approved), the number of Common Shares issued, the amount of Trust Preferred Securities accepted for exchange and the amount of future earnings per Common Share and shareholder voting power dilution could increase substantially.

There can be no assurances that the foregoing assumptions will be realized in the future, including as to the amounts and percentages of Subject Securities that will be tendered in the Exchange Offers or the amounts received, if any, under the CAP.

Pro Forma Consolidated Balance Sheets
(Unaudited)

High Participation Scenario

		Adjustments
		5.75%		7.50% Trust		Subtotal—
		Subordinated		Preferred		Reflects
		Notes Exchange		Securities		Exchange			CAP
	Actual	Offer for		Exchange Offer		of Notes and	CAP		Exchange		Pro Forma
	June 30,	Common		for Common		Securities for	Investment—		for CPP—		June 30,
(in thousands)	2009	Shares(5)		Shares(6)		Common Stock	$190 million(7)		$100 million(10)		2009

ASSETS

Cash and due from banks	$164,143	$—		$—		$164,143	$190,000	(8)	$—		$354,143

Money market investments	560,695	—		—		560,695	—		—		560,695

Investment securities	2,331,318	—		—		2,331,318	—		—		2,331,318

FHLB and Federal Reserve stock	156,277	—		—		156,277	—		—		156,277

Net portfolio loans	8,092,219	—		—		8,092,219	—		—		8,092,219

Loans held for sale	78,144	—		—		78,144	—		—		78,144

Premises and equipment	121,465	—		—		121,465	—		—		121,465

Goodwill	330,744	—		—		330,744	—		—		330,744

Other intangible assets	17,425	—		—		17,425	—		—		17,425

Bank owned life insurance	219,290	—		—		219,290	—		—		219,290

Other assets	216,628	—		—		216,628	—		—		216,628

Total assets	$12,288,348	$—		$—		$12,288,348	$190,000		$—		$12,478,348

LIABILITIES

Total deposits	$8,913,481	$—		$—		$8,913,481	$—		$—		$8,913,481

Federal funds purchased and securities sold under agreements to repurchase	45,703	—		—		45,703	—		—		45,703

Other short-term borrowings	14,197	—		—		14,197	—		—		14,197

Other liabilities	153,142	—		—		153,142	—		—		153,142

Long-term debt	1,936,673	(93,750	)(1)	(112,500	)(1)	1,735,599	—		—		1,735,599

	—	3,249	(2)	1,927	(2)	—	—		—

Total liabilities	11,063,196	(90,501)		(110,573)		10,862,122	—		—		10,862,122

SHAREHOLDER’S EQUITY

CAP Preferred Shares	269,013	—		—		269,013	170,441	(9)	(89,671	)(11)	439,489

	—	—		—		—	—		89,706	(12)	—

Common shares	1,215,021	93,750	(3)	101,250	(3)	1,410,021	19,559	(9)	10,294	(12)	1,439,874

Retained earnings	(231,503)	(3,249	)(2)	9,323	(4)	(225,429)	—		(10,329	)(11)	(235,758)

Accumulated other comprehensive (loss) income	(27,379)	—		—		(27,379)	—		—		(27,379)

Total shareholders’ equity	1,225,152	90,501		110,573		1,426,226	190,000		—		1,616,226

Total liabilities and shareholders’ equity	$12,288,348	$—		$—		$12,288,348	$190,000		$—		$12,478,348

(1)	The carrying amount of the retired securities.
(2)	The estimated pro-rated adjustments related to the remaining unamortized debt issuance and hedge costs.
(3)	Value of newly issued Common Shares.
(4)	The excess of the carrying amount of the securities to be retired over the fair value of the Common Shares to be issued in the Exchange Offers, net of taxes (which is immaterial due to Citizens’ low effective tax rate of approximately 4.0% as a result of its full valuation allowance against deferred tax assets). This amount would be recorded in the income statement for the period during which the Exchange Offers are consummated.
(5)	Represents the increase in Common Shares outstanding due to the participation in the Subordinated Note Exchange Offer of 75% of the outstanding Subordinated Notes (an aggregate principal amount of $93.8 million) with an assumed exchange value of $1,000 per $1,000 principal amount and an Average VWAP of $0.59, which we determined assuming the Pricing Date for the Average VWAP was July 28, 2009.
(6)	Represents the increase in Common Shares outstanding due to the participation in the Trust Preferred Exchange Offer of 75% of the outstanding Trust Preferred Securities (an aggregate liquidation preference of $112.5 million) with an assumed exchange value of $22.50 per $25 liquidation amount and an Average VWAP of $0.59, which we determined assuming the Pricing Date for the Average VWAP was July 28, 2009.
(7)	Represents approximately 2% of risk-weighted assets, as applied for under the CAP. The Treasury is not obligated to approve, and there is no assurance the Treasury will approve, our application to the CAP or, if approved, to invest the full amount for which

Citizens may be eligible. The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.
(8)	Represents the proceeds from issuance of $190 million of CAP Preferred Shares.
(9)	The $190 million in proceeds of the CAP Preferred Shares were allocated between the CAP Preferred Shares and the related warrant based on relative fair value, which results in an initial carrying value of $170.4 million for the CAP Preferred Shares and $19.6 million for the warrant. The resulting discount to the CAP Preferred Shares stock of $19.6 million would accrete on a level yield basis over seven years. Based on the standard terms of the CAP, the CAP Preferred Shares are convertible in whole or from time to time in part at the Conversion Price, which is based on 90% of the average closing price for the Common Shares for the 20 trading day period ending February 9, 2009, subject to customary anti-dilution adjustments, at the option of Citizens at any time, subject to the approval of Citizens’ primary Federal banking agency. Therefore, the fair value of the CAP Preferred Shares was based on the underlying value of the number of Common Shares (126.7 million) into which the CAP Preferred Shares would convert based on an assumed issuance date of July 28, 2009. The fair value assigned to the warrant was based on an option pricing model using several inputs, including risk-free rate, expected stock price volatility, and expected dividend yield. The warrant requires 25.3 million Common Shares to be reserved.
(10)	Represents the high-end ($100 million) of the range applied for under the CAP. The Treasury is not obligated to approve, and there is no assurance the Treasury will approve, our application to the CAP or, if approved, to invest the full amount for which Citizens may be eligible. The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.
(11)	Represents retiring $100 million of the Series A Preferred Stock, based on the book value of the Series A Preferred Stock of $89.7 million and accelerated accretion of the discount to the Series A Preferred Stock of $10.3 million.
(12)	The $100 million in proceeds of the CAP Preferred Shares were allocated between the CAP Preferred Shares and the related warrant based on relative fair value, which results in an initial carrying value of $89.7 million for the CAP Preferred Shares and $10.3 million for the warrant. The resulting discount to the CAP Preferred Shares of $10.3 million will accrete on a level yield basis over seven years. The fair value of the CAP Preferred Shares was based on the underlying value of the number of Common Shares (66.7 million) into which the CAP Preferred Shares would convert based on an assumed issuance date of July 28, 2009. The fair value assigned to the warrant was based on an option pricing model using several inputs, including risk-free rate, expected stock price volatility, and expected dividend yield. The warrant requires 13.3 million Common Shares to be reserved.

Pro Forma Consolidated Balance Sheets
(Unaudited)

Low Participation Scenario

		Adjustments
				7.50% Trust
		5.75% Subordinated		Preferred		Subtotal—Reflects
	Actual	Notes Exchange		Securities Exchange		Exchange of Notes			CAP Exchange for	Pro Forma
	June 30,	Offer for		Offer for		and Securities	CAP Investment—		CPP—	June 30,
(in thousands)	2009	Common Shares(5)		Common Shares(6)		for Common Stock	$95 million(7)		None(10)	2009

ASSETS
Cash and due from banks	$164,143	$—		$—		$164,143	$95,000	(8)	$—	$259,143
Money market investments	560,695	—		—		560,695	—		—	560,695
Investment securities	2,331,318	—		—		2,331,318	—		—	2,331,318
FHLB and Federal Reserve stock	156,277	—		—		156,277	—		—	156,277
Net portfolio loans	8,092,219	—		—		8,092,219	—		—	8,092,219
Loans held for sale	78,144	—		—		78,144	—		—	78,144
Premises and equipment	121,465	—		—		121,465	—		—	121,465
Goodwill	330,744	—		—		330,744	—		—	330,744
Other intangible assets	17,425	—		—		17,425	—		—	17,425
Bank owned life insurance	219,290	—		—		219,290	—		—	219,290
Other assets	216,628	—		—		216,628	—		—	216,628

Total assets	$12,288,348	$—		$—		$12,288,348	$95,000		$—	$12,383,348

LIABILITIES
Total deposits	$8,913,481	$—		$—		$8,913,481	$—		$—	$8,913,481
Federal funds purchased and securities sold under agreements to repurchase	45,703	—		—		45,703	—		—	45,703
Other short-term borrowings	14,197	—		—		14,197	—		—	14,197
Other liabilities	153,142	—		—		153,142	—		—	153,142
Long-term debt	1,936,673	(31,250	)(1)	(37,500	)(1)	1,869,648	—		—	1,869,648
	—	1,083	(2)	642	(2)	—	—		—	—

Total liabilities	11,063,196	(30,167)		(36,858)		10,996,171	—		—	10,996,171
SHAREHOLDER’S EQUITY
Preferred stock	269,013	—		—		269,013	85,221	(9)	—	354,234
Common stock	1,215,021	31,250	(3)	33,750	(3)	1,280,021	9,779	(9)	—	1,289,800
Retained earnings	(231,503)	(1,083	)(2)	3,108	(4)	(229,478)	—		—	(229,478)
Accumulated other comprehensive (loss) income	(27,379)	—		—		(27,379)	—		—	(27,379)

Total shareholders’ equity	1,225,152	30,167		36,858		1,292,177	95,000		—	1,387,177

Total liabilities and shareholders’ equity	$12,288,348	$—		$—		$12,288,348	$95,000		$—	$12,383,348

(1)	The carrying amount of the retired securities.
(2)	The estimated pro-rated adjustments related the remaining unamortized debt issuance and hedge costs.
(3)	Value of newly issued Common Shares.
(4)	The excess of the carrying amount of the securities to be retired over the fair value of the Common Shares to be issued in the Exchange Offers, net of taxes (which is immaterial due to Citizens’ low effective tax rate of approximately 4.0% as a result of its full valuation allowance against deferred tax assets). This amount would be recorded in the income statement for the period during which the Exchange Offers are consummated.
(5)	Represents the increase in Common Shares outstanding due to the participation in the Subordinated Note Exchange Offer of 25% of the outstanding Subordinated Notes (an aggregate principal amount of $31.3 million) with an assumed exchange value of $1,000 per $1,000 principal amount and an Average VWAP of $0.59, which we determined assuming the Pricing Date for the Average VWAP was July 28, 2009.
(6)	Represents the increase in Common Shares outstanding due to the participation in the Trust Preferred Exchange Offer of 25% of the outstanding Trust Preferred Securities (an aggregate liquidation preference of $37.5 million) with an assumed exchange value of $22.50 per $25 liquidation amount and an Average VWAP of $0.59, which we determined assuming the Pricing Date for the Average VWAP was July 28, 2009.
(7)	Represents approximately 1% of risk-weighted assets, the low-end of the range of eligible funds under the CAP. The Treasury is not obligated to approve, and there is no assurance the Treasury will approve, our application to the CAP or, if approved, to invest the full amount for which Citizens may be eligible. The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.
(8)	Represents the proceeds from issuance of $95 million CAP Preferred Shares.

(9)	The $95 million proceeds of the CAP Preferred Shares were allocated between the CAP Preferred Shares and the related warrant based on relative fair value, which results in an initial carrying value of $85.2 million for the CAP Preferred Shares and $9.8 million for the warrant. The resulting discount to the CAP Preferred Shares of $9.8 million would accrete on a level yield basis over seven years. Based on the standard terms of the CAP, the CAP Preferred Shares are convertible in whole or from time to time in part at the Conversion Price, which is based on 90% of the average closing price for the Common Shares for the 20 trading day period ending February 9, 2009, subject to customary anti-dilution adjustments, at the option of Citizens at any time, subject to the approval of Citizens’ primary Federal banking agency. Therefore, the fair value of the CAP Preferred Shares was based on the underlying value of the number of Common Shares (63.3 million) into which the CAP Preferred Shares would convert based on an assumed issuance date of July 28, 2009. The fair value assigned to the warrant was based on an option pricing model using several inputs, including risk-free rate, expected stock price volatility, and expected dividend yield. The warrant requires 12.7 million Common Shares to be reserved.
(10)	Represents the low-end ($0) of the range applied for under the CAP. The Treasury is not obligated to approve, and there is no assurance the Treasury will approve, our application to the CAP or, if approved, to invest the full amount for which Citizens may be eligible. The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

The following presents the pro forma impact of the Capital Transactions on certain statement of income items and earnings per share for the fiscal year ended December 31, 2008 and the six-month period ended June 30, 2009 as if the Capital Transactions had been completed on January 1, 2008 under the “High Participation Scenario” and the “Low Participation Scenario.”

Pro Forma
Consolidated Statements of Operations
(Unaudited)

High Participation Scenario

	Six Months Ended June 30, 2009
				7.50% Trust		Subtotal—Reflects	CAP		Exchange
		5.75% Subordinated Notes		Preferred Securities		Exchange of Notes	Investment—		for CPP—
		Exchange Offer for		Exchange Offer for		and Securities for	$190		$100
(in thousands, except per share amounts)	Actual	Common Shares		Common Shares		Common Stock	million(6)		million(6)		Pro Forma

INTEREST INCOME

Interest and fees on loans	$233,672	$—		$—		$233,672	$—		$—		$233,672

Interest and dividends on investment securities	55,666	—		—		55,666	—		—		55,666

Dividends on FHLB and Federal Reserve stock	1,895	—		—		1,895	—		—		1,895

Money market investments	588	—		—		588	—		—		588

Total interest income	291,821	—		—		291,821	—		—		291,821

INTEREST EXPENSE

Deposits	89,428	—		—		89,428	—		—		89,428

Short-term borrowings	147	—		—		147	—		—		147

Long-term debt	49,699	(2,297	)(1)	(3,834	)(1)	43,568	—		—		43,568

Total interest expense	139,274	(2,297)		(3,834)		133,143	—		—		133,143

NET INTEREST INCOME	152,547	2,297		3,834		158,678	—		—		158,678

Provision for loan losses	163,979	—		—		163,979	—		—		163,979

Net interest income (loss) after provision for loan losses	(11,432)	2,297		3,834		(5,301)	—		—		(5,301)

NONINTEREST INCOME	40,199	—	(2)	—	(2)	40,199	—		—		40,199

NONINTEREST EXPENSE	436,211	—		—		436,211	—		—		436,211

INCOME (LOSS) BEFORE INCOME TAXES	(407,444)	2,297		3,834		(401,313)	—		—		(401,313)

Income tax provision (benefit)	(14,882)	—	(3)	—	(3)	(14,882)	—		—		(14,882)

NET INCOME (LOSS)	(392,562)	2,297		3,834		(386,431)	—		—		(386,431)

Deemed dividend on convertible preferred stock

DIVIDEND ON REDEEMABLE PREFERRED STOCK	(9,299)	—		—		(9,299)	—		3,100	(8)	(6,199)

	—	—		—		—	(9,504	)(7)	(5,002	)(9)	(14,506)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(401,861)	$2,297		$3,834		$(395,730)	$(9,504)		$(1,902)		$(407,136)

Per Common Share:

Basic	$(3.18)	$0.01		$0.02		$(0.87)	$—		$—		$(0.89)

Diluted	(3.20)	0.01		0.02		(0.87)	—		—		(0.89)

Average Common Shares Outstanding:

Basic	125,430	158,898	(4)	171,610	(5)	455,938	—	(10)	—	(11)	455,938

Diluted	125,465	158,898	(4)	171,610	(5)	455,973	—	(10)	—	(11)	455,973

(1)	Represents the reduction in interest expense recognized during the respective period.
(2)	The non-recurring gain on the exchange of the securities of $11.3 million based on the participation in the Exchange Offers of 75% of the outstanding Subordinated Notes and the Trust Preferred Securities as well as the non-recurring pro-rated unamortized issuance costs and pro-rated unamortized swap liability of $5.2 million are excluded from the Pro Forma Consolidated Statements of Operations.
(3)	The tax impact is immaterial due to Citizens’ low effective tax rate of approximately 4.0% as a result of its full valuation allowance against deferred tax assets.
(4)	Represents the increase in Common Shares outstanding due to the participation in the Subordinated Note Exchange Offer of 75% of the outstanding Subordinated Notes (an aggregate principal amount of $93.8 million) with an assumed exchange value of $1,000 per $1,000 principal amount and an Average VWAP of $0.59, which we determined assuming the Pricing Date for the Average VWAP was July 28, 2009.

(5)	Represents the increase in Common Shares outstanding due to the participation in the Trust Preferred Exchange Offer of 75% of the outstanding Trust Preferred Securities (an aggregate liquidation preference of $112.5 million) with an assumed exchange value of $22.50 per $25 liquidation amount and an Average VWAP of $0.59, which we determined assuming the Pricing Date for the Average VWAP was July 28, 2009.
(6)	The Treasury is not obligated to approve, and there is no assurance the Treasury will approve, our application to the CAP or, if approved, to invest the full amount for which Citizens may be eligible. The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.
(7)	Represents the total dividend (9% annual dividend rate plus accretion) on the $190 million CAP Preferred Shares based on a constant yield to maturity of 11.14%. The dividend is $8.6 million and the accretion is $0.9 million.
(8)	The pro-rated portion of the current CPP dividend of $3.1 million is included. However, the non-recurring pro-rated portion of the remaining unamortized accretion of $10.3 million is excluded.
(9)	Represents the total dividend (9% annual dividend rate plus accretion) on the $100 million CAP Preferred Shares based on a constant yield to maturity of 11.14%. The dividend is $4.5 million and the accretion is $0.5 million.
(10)	Assumes the $190 million CAP Preferred Shares are not immediately converted to Common Shares and the associated warrant is not immediately exercised. Upon conversion, the CAP Preferred Shares would convert to 126.7 million Common Shares; and upon exercise, the warrant would convert to 25.3 million Common Shares.
(11)	Assumes the $100 million CAP Preferred Shares are not immediately converted to Common Shares and the associated warrant is not immediately exercised. Upon conversion, the CAP Preferred Shares would convert to 66.7 million Common Shares; and upon exercise, the warrant would convert to 13.3 million Common Shares.

Pro Forma
Consolidated Statements of Operations
(Unaudited)
High Participation Scenario

	Year Ended December 31,
	2008
		5.75%		7.50% Trust		Subtotal—Reflects	CAP		Exchange for
		Subordinated Notes		Preferred Securities		Exchange of Notes	Investment—		CPP—
		Exchange Offer for		Exchange Offer for		and Securities for	$190		$100
(in thousands, except per share amounts)	Actual	Common Shares		Common Shares		Common Stock	Million(6)		Million(6)		Pro Forma

INTEREST INCOME

Interest and fees on loans	$586,073	$—		$—		$586,073	$—		$—		$586,073

Interest and dividends on investment securities	107,185	—		—		107,185	—		—		107,185

Dividends on FHLB and Federal Reserve stock	7,269	—		—		7,269	—		—		7,269

Money market investments	384	—		—		384	—		—		384

Total interest income	700,911	—		—		700,911	—		—		700,911

INTEREST EXPENSE

Deposits	220,883	—		—		220,883	—		—		220,883

Short-term borrowings	8,029	—		—		8,029	—		—		8,029

Long-term debt	123,067	(4,632	)(1)	(7,724	)(1)	110,711	—		—		110,711

Total interest expense	351,979	(4,632)		(7,724)		339,623	—		—		339,623

NET INTEREST INCOME	348,932	4,632		7,724		361,288	—		—		361,288

Provision for loan losses	282,054	—		—		282,054	—		—		282,054

Net interest income (loss) after provision for loan losses	66,878	4,632		7,724		79,234	—		—		79,234

NONINTEREST INCOME	101,742	—	(2)	—	(2)	101,742	—		—		101,742

NONINTEREST EXPENSE	490,702	—		—		490,702	—		—		490,702

INCOME (LOSS) BEFORE INCOME TAXES	(322,082)	4,632		7,724		(309,726)	—		—		(309,726)

Income tax provision (benefit)	70,970	—	(3)	—	(3)	70,970	—		—		70,970

NET INCOME (LOSS)	(393,052)	4,632		7,724		(380,696)	—		—		(380,696)

DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	(11,737)	—		—		(11,737)	—		—		(11,737)

DIVIDEND ON REDEEMABLE PREFERRED STOCK	(227)	—		—		(227)	—		76	(8)	(151)

	—	—		—		—	(19,062	)(7)	(10,033	)(9)	(29,095)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(405,016)	$4,632		$7,724		$(392,660)	$(19,062)		$(9,957)		$(421,679)

Per Common Share:

Basic	$(4.28)	$0.03		$0.05		$(0.92)	$—		$—		$(0.99)

Diluted	(4.30)	0.03		0.05		(0.92)	—		—		(0.99)

Average Common Shares Outstanding:

Basic	94,156	158,898	(4)	171,610	(5)	424,664	—	(10)	—	(11)	424,664

Diluted	94,170	158,898	(4)	171,610	(5)	424,678	—	(10)	—	(11)	424,678

(1)	Represents the reduction in interest expense recognized during the respective period.
(2)	The non-recurring gain on the exchange of the securities of $11.3 million based on the participation in the Exchange Offers of 75% of the outstanding Subordinated Notes and the Trust Preferred Securities as well as the non-recurring pro-rated unamortized issuance costs and pro-rated unamortized swap liability of $5.2 million are excluded from the Pro Forma Consolidated Statements of Operations.
(3)	The tax impact is immaterial due to Citizens’ low effective tax rate of approximately 4.0% as a result of its full valuation allowance against deferred tax assets.
(4)	Represents the increase in Common Shares outstanding due to the participation in the Subordinated Note Exchange Offer of 75% of the outstanding Subordinated Notes (an aggregate principal amount of $93.8 million) with an assumed exchange value of $1,000 per $1,000 principal amount and an Average VWAP of $0.59, which we determined assuming the Pricing Date for the Average VWAP was July 28, 2009.
(5)	Represents the increase in Common Shares outstanding due to the participation in the Trust Preferred Exchange Offer of 75% of the outstanding Trust Preferred Securities (an aggregate liquidation preference of $112.5 million) with an assumed exchange value of $22.50 per $25 liquidation amount and an Average VWAP of $0.59, which we determined assuming the Pricing Date for the Average VWAP was July 28, 2009.
(6)	The Treasury is not obligated to approve, and there is no assurance the Treasury will approve, our application to the CAP or, if approved, to invest the full amount for which Citizens may be eligible. The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.
(7)	Represents the total dividend (9% annual dividend rate plus accretion) on the $190 million CAP Preferred Shares based on a constant yield to maturity of 11.14%. The dividend is $17.1 million and the accretion is $2.0 million.
(8)	The pro-rated portion of the current CPP dividend of $0.1 million is included. However, the non-recurring pro-rated portion of the remaining unamortized accretion of $10.3 million is excluded.
(9)	Represents the total dividend (9% annual dividend rate plus accretion) on the $100 million CAP Preferred Shares based on a constant yield to maturity of 11.14%. The dividend is $9.0 million and the accretion is $1.0 million.

(10)	Assumes the $190 million CAP Preferred Shares are not immediately converted to Common Shares and the associated warrant is not immediately exercised. Upon conversion, the CAP Preferred Shares would convert to 126.7 million Common Shares; and upon exercise, the warrant would convert to 25.3 million Common Shares.
(11)	Assumes the $100 million CAP Preferred Shares are not immediately converted to Common Shares and the associated warrant is not immediately exercised. Upon conversion, the CAP Preferred Shares would convert to 66.7 million Common Shares; and upon exercise, the warrant would convert to 13.3 million Common Shares.

Pro Forma
Consolidated Statements of Operations
(Unaudited)
Low Participation Scenario

	Six Months Ended June 30, 2009
		5.75%		7.50% Trust		Subtotal—Reflects			CAP
		Subordinated Notes		Preferred Securities		Exchange of Notes	CAP		Exchange
		Exchange Offer for		Exchange Offer for		and Securities for	Investment—		for CPP—
(in thousands, except per share amounts)	Actual	Common Shares		Common Shares		Common Stock	$95 Million(6)		None(6)	Pro Forma

INTEREST INCOME

Interest and fees on loans	$233,672	$—		$—		$233,672	$—		$—	$233,672

Interest and dividends on investment securities	55,666	—		—		55,666	—		—	55,666

Dividends on FHLB and Federal Reserve stock	1,895	—		—		1,895	—		—	1,895

Money market investments	588	—		—		588	—		—	588

Total interest income	291,821	—		—		291,821	—		—	291,821

INTEREST EXPENSE

Deposits	89,428	—		—		89,428	—		—	89,428

Short-term borrowings	147	—		—		147	—		—	147

Long-term debt	49,699	(766	)(1)	(1,278	)(1)	47,655	—		—	47,655

Total interest expense	139,274	(766)		(1,278)		137,230	—		—	137,230

NET INTEREST INCOME	152,547	766		1,278		154,591	—		—	154,591

Provision for loan losses	163,979	—		—		163,979	—		—	163,979

Net interest income (loss) after provision for loan losses	(11,432)	766		1,278		(9,388)	—		—	(9,388)

NONINTEREST INCOME	40,199	—	(2)	—	(2)	40,199	—		—	40,199

NONINTEREST EXPENSE	436,211	—		—		436,211	—		—	436,211

INCOME (LOSS) BEFORE INCOME TAXES	(407,444)	766		1,278		(405,400)	—		—	(405,400)

Income tax provision (benefit)	(14,882)	—	(3)	—	(3)	(14,882)	—		—	(14,882)

NET INCOME (LOSS)	(392,562)	766		1,278		(390,518)	—		—	(390,518)

DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	—	—		—		—	—		—	—

DIVIDEND ON REDEEMABLE PREFERRED STOCK	(9,299)	—		—		(9,299)	(4,752	)(7)	—	(14,051)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(401,861)	$766		$1,278		$(399,817)	$(4,752)		$—	$(404,569)

Per Common Share:

Basic	$(3.18)	$0.01		$0.02		$(1.70)	$—		$—	$(1.72)

Diluted	(3.20)	0.01		0.02		(1.70)	—		—	(1.72)

Average Common Shares Outstanding:

Basic	125,430	52,966	(4)	57,203	(5)	235,599	—	(8)	—	235,599

Diluted	125,465	52,966	(4)	57,203	(5)	235,634	—	(8)	—	235,634

(1)	Represents the reduction in interest expense recognized during the respective period.
(2)	The non-recurring gain on the exchange of the securities of $3.8 million based on the participation in the Exchange Offers of 25% of the outstanding Subordinated Notes and the Trust Preferred Securities as well as the non-recurring pro-rated unamortized issuance costs and pro-rated unamortized swap liability of $1.7 million are excluded from the Pro Forma Consolidated Statements of Operations.
(3)	The tax impact is immaterial due to Citizens’ low effective tax rate of approximately 4.0% as a result of its full valuation allowance against deferred tax assets.
(4)	Represents the increase in Common Shares outstanding due to the participation in the Subordinated Note Exchange Offer of 25% of the outstanding Subordinated Notes (an aggregate principal amount of $31.3 million) with an assumed exchange value of $1,000 per $1,000 principal amount and an Average VWAP of $0.59, which we determined assuming the Pricing Date for the Average VWAP was July 28, 2009.
(5)	Represents the increase in Common Shares outstanding due to the participation in the Trust Preferred Exchange Offer of 25% of the outstanding Trust Preferred Securities (an aggregate liquidation preference of $37.5 million) with an assumed exchange value of $22.50 per $25 liquidation amount and an Average VWAP of $0.59, which we determined assuming the Pricing Date for the Average VWAP was July 28, 2009.
(6)	The Treasury is not obligated to approve, and there is no assurance the Treasury will approve, our application to the CAP or, if approved, to invest the full amount for which Citizens may be eligible. The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.
(7)	Represents the total dividend (9% annual dividend rate plus accretion) on the $95 million CAP Preferred Shares based on a constant yield to maturity of 11.14%. The dividend is $4.3 million and the accretion is $0.5 million.
(8)	Assumes the $95 million CAP Preferred Shares are not immediately converted to Common Shares and the associated warrant is not immediately exercised. Upon conversion, the CAP Preferred Shares would convert to 63.3 million Common Shares; and upon exercise, the warrant would convert to 12.7 million Common Shares.

Pro Forma
Consolidated Statements of Operations
(Unaudited)
Low Participation Scenario

	Year Ended December 31, 2008
		5.75%		7.50% Trust		Subtotal—Reflects			CAP
		Subordinated Notes		Preferred Securities		Exchange of Notes	CAP		Exchange
		Exchange Offer for		Exchange Offer for		and Securities for	Investment—		for CPP—
(in thousands, except per share amounts)	Actual	Common Shares		Common Shares		Common Stock	$95 Million(6)		None(6)	Pro Forma

INTEREST INCOME

Interest and fees on loans	$586,073	$—		$—		$586,073	$—		$—	$586,073

Interest and dividends on investment securities	107,185	—		—		107,185	—		—	107,185

Dividends on FHLB and Federal Reserve stock	7,269	—		—		7,269	—		—	7,269

Money market investments	384	—		—		384	—		—	384

Total interest income	700,911	—		—		700,911	—		—	700,911

INTEREST EXPENSE

Deposits	220,883	—		—		220,883	—		—	220,883

Short-term borrowings	8,029	—		—		8,029	—		—	8,029

Long-term debt	123,067	(1,544	)(1)	(2,575	)(1)	118,948	—		—	118,948

Total interest expense	351,979	(1,544)		(2,575)		347,860	—		—	347,860

NET INTEREST INCOME	348,932	1,544		2,575		353,051	—		—	353,051

Provision for loan losses	282,054	—		—		282,054	—		—	282,054

Net interest income (loss) after provision for loan losses	66,878	1,544		2,575		70,997	—		—	70,997

NONINTEREST INCOME	101,742	—	(2)	—	(2)	101,742	—		—	101,742

NONINTEREST EXPENSE	490,702	—		—		490,702	—		—	490,702

INCOME (LOSS) BEFORE INCOME TAXES	(322,082)	1,544		2,575		(317,963)	—		—	(317,963)

Income tax provision (benefit)	70,970	—	(3)	—	(3)	70,970	—		—	70,970

NET INCOME (LOSS)	(393,052)	1,544		2,575		(388,933)	—		—	(388,933)

DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	(11,737)	—		—		(11,737)	—		—	(11,737)

DIVIDEND ON REDEEMABLE PREFERRED STOCK	(227)	—		—		(227)	(9,531	)(7)	—	(9,758)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(405,016)	$1,544		$2,575		$(400,897)	$(9,531)		$—	$(410,428)

Per Common Share:

Basic	$(4.28)	$0.03		$0.05		$(1.96)	$—		$—	$(2.01)

Diluted	(4.30)	0.03		0.05		(1.96)	—		—	(2.01)

Average Common Shares Outstanding:

Basic	94,156	52,966	(4)	57,203	(5)	204,325	—	(8)	—	204,325

Diluted	94,170	52,966	(4)	57,203	(5)	204,339	—	(8)	—	204,339

(1)	Represents the reduction in interest expense recognized during the respective period.
(2)	The non-recurring gain on the exchange of the securities of $3.8 million based on the participation in the Exchange Offers of 25% of the outstanding Subordinated Notes and the Trust Preferred Securities as well as the non-recurring pro-rated unamortized issuance costs and pro-rated unamortized swap liability of $1.7 million are excluded from the Pro Forma Consolidated Statements of Operations.
(3)	The tax impact is immaterial due to Citizens’ low effective tax rate of approximately 4.0% as a result of its full valuation allowance against deferred tax assets.
(4)	Represents the increase in Common Shares outstanding due to the participation in the Subordinated Note Exchange Offer of 25% of the outstanding Subordinated Notes (an aggregate principal amount of $31.3 million) with an assumed exchange value of $1,000 per $1,000 principal amount and an Average VWAP of $0.59, which we determined assuming the Pricing Date for the Average VWAP was July 28, 2009.
(5)	Represents the increase in Common Shares outstanding due to the participation in the Trust Preferred Exchange Offer of 25% of the outstanding Trust Preferred Securities (an aggregate liquidation preference of $37.5 million) with an assumed exchange value of $22.50 per $25 liquidation amount and an Average VWAP of $0.59, which we determined assuming the Pricing Date for the Average VWAP was July 28, 2009.
(6)	The Treasury is not obligated to approve, and there is no assurance the Treasury will approve, our application to the CAP or, if approved, to invest the full amount for which Citizens may be eligible. The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.
(7)	Represents the total dividend (9% annual dividend rate plus accretion) on the $95 million CAP Preferred Shares based on a constant yield to maturity of 11.14%. The dividend is $8.6 million and the accretion is $0.9 million.
(8)	Assumes the $95 million CAP Preferred Shares are not immediately converted to Common Shares and the associated warrant is not immediately exercised. Upon conversion, the CAP Preferred Shares would convert to 63.3 million Common Shares; and upon exercise, the warrant would convert to 12.7 million Common Shares.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offers.

CAPITALIZATION

The following table sets forth the carrying amount of our capitalization, as of June 30, 2009, on an actual basis and on a pro forma basis to reflect completion of the Exchange Offers under both the High and Low Participation Scenarios. This table should be read in conjunction with the information set forth under “Selected Financial Data” and “Unaudited Pro Forma Financial Information” and our consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and the six months ended June 30, 2009, which are incorporated by reference into this Prospectus.

Pro Forma Capitalization Table
High Participation Scenario (Unaudited)

		Adjustments
		5.75%	7.50% Trust	Subtotal—Reflects
	Actual	Subordinated Notes	Preferred Securities	Exchange of Notes	CAP	CAP Exchange	Pro Forma
	June 30,	Exchange Offer for	Exchange Offer for	and Securities for	Investment—	for CPP—	June 30,
(in thousands)	2009	Common Shares	Common Shares	Common Stock	$190 Million	$100 Million	2009

Subordinated notes	$293,882	$(90,501)	$(110,573)	$92,808	$—	$—	$92,808
Federal Home Loan Bank advances	1,538,089	—	—	1,538,089	—	—	1,538,089
Other long-term debt	104,702	—	—	104,702	—	—	104,702

Total long-term debt	$1,936,673	$(90,501)	$(110,573)	$1,735,599	$—	$—	$1,735,599

Preferred stock	$269,013	$—	$—	$269,013	$170,441	$(89,671)	$439,489
	—	—	—	—	—	89,706
Common shares	1,215,021	93,750	101,250	1,410,021	19,559	10,294	1,439,874
Retained earnings	(231,503)	(3,249)	9,323	(225,429)	—	(10,329)	(235,758)
Accumulated other comprehensive (loss) income	(27,379)	—	—	(27,379)	—	—	(27,379)

Total shareholders’ equity	$1,225,152	$90,501	$110,573	$1,426,226	$190,000	$—	$1,616,226

Pro Forma Capitalization Table
Low Participation Scenario (Unaudited)

		Adjustments
		5.75%	7.50% Trust	Subtotal—Reflects
	Actual	Subordinated Notes	Preferred Securities	Exchange of Notes		CAP Exchange	Pro Forma
	June 30,	Exchange Offer for	Exchange Offer for	and Securities for	CAP Investment—	for CPP—	June 30,
(in thousands)	2009	Common Shares	Common Shares	Common Stock	$95 Million	None	2009

Subordinated notes	$293,882	$(30,167)	$(36,858)	$226,857	$—	$—	$226,857
Federal Home Loan Bank advances	1,538,089	—	—	1,538,089	—	—	1,538,089
Other long-term debt	104,702	—	—	104,702	—	—	104,702

Total long-term debt	$1,936,673	$(30,167)	$(36,858)	$1,869,648	$—	$—	$1,869,648

Preferred stock	$269,013	$—	$—	$269,013	$85,221	$—	$354,234
Common shares	1,215,021	31,250	33,750	1,280,021	9,779	—	1,289,800
Retained earnings	(231,503)	(1,083)	3,108	(229,478)	—	—	(229,478)
Accumulated other comprehensive (loss) income	(27,379)	—	—	(27,379)	—	—	(27,379)

Total shareholders’ equity	$1,225,152	$30,167	$36,858	$1,292,177	$95,000	$—	$1,387,177

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

The purpose of the Exchange Offers is to strengthen our financial condition by increasing our Tier 1 common equity and reducing our indebtedness for borrowed money. Because the Exchange Offers are offers to exchange Common Shares for Subject Securities that represent indebtedness for borrowed money, the effect of the Exchange Offers achieves that purpose. See “Unaudited Pro Forma Financial Information.”

Like many financial institutions across the United States, we have been impacted by deteriorating economic conditions in Michigan and the Upper Midwest states in which we operate, and declining real estate markets have adversely affected the value of our loan portfolio. As a result of such events, we completed two capital raising transactions in 2008 that resulted in (i) an issuance in concurrent public offerings of an aggregate of $200 million of Common Shares and contingent convertible perpetual non-cumulative preferred stock (which was subsequently converted into Common Shares) for net cash proceeds of $189 million; and (ii) the issuance to the U.S. Treasury under the CPP of 300,000 shares of Series A Preferred Stock for gross proceeds of $300 million. However, due to recent events affecting the national economy and particularly the Michigan economy, including the recent bankruptcy filings by General Motors Corporation, Chrysler LLC and a number of automobile parts suppliers, we believe that additional Tier 1 common equity is necessary to maintain and strengthen our capital base as the effects of these events impact our business over the coming months and years. Consequently, we have begun to take action to raise additional Tier 1 common equity.

As part of the U.S. government’s Financial Stability Plan, on February 25, 2009, the U.S. Treasury announced its Capital Assistance Program, or “CAP.” To implement the CAP, the Board Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Reserve Banks, the FDIC and the Office of the Comptroller of the Currency commenced a review, referred to as the Supervisory Capital Assessment Program (the “SCAP”), of the capital of the 19 largest U.S. banking institutions. While we are not one of the 19 institutions required to conduct a forward-looking capital assessment, or “stress test”, pursuant to the SCAP, it is possible that the U.S. Treasury or our bank regulators could apply a similar capital-based “stress test” to us, including in connection with our application for an investment by the U.S. Treasury pursuant to the CAP, and determine that we need to raise additional capital, including additional Tier 1 common equity. We and our regulators regularly perform a variety of analyses of our assets and the impact of credit losses on our capital base, including the preparation of stress case scenarios. We have determined to raise additional Tier 1 common equity in order to maintain and strengthen our capital base.

Although not a primary purpose of the Exchange Offers, to the extent that Subject Securities are tendered and accepted for exchange and are exchanged for Common Shares in the Exchange Offers, we will be relieved from the obligation to make interest and distribution payments, as applicable, on the Subject Securities so exchanged. Under the High Participation Scenario and Low Participation Scenario described under “Unaudited Pro Forma Financial Information” in this Prospectus and subject to the accompanying assumptions, qualifications and limitations, the Exchange Offers would enable us to retain approximately $18.4 million and $9.2 million on an annual basis, respectively. However, as discussed below under “Dividend Policy”, we are currently prohibited from paying cash dividends (with certain exceptions) on our Common Shares.

Other Transactions

Subject to market conditions, in addition to the Exchange Offers, we currently expect to raise additional capital in one or more of the following transactions on a public and/or private basis, as applicable: (i) additional offerings of our Common Shares, (ii) asset sales, or (iii) other transactions. If we are unable to sufficiently increase common equity capital through the capital markets and other transactions, we may attempt to obtain additional capital from the U.S. Treasury in the form of an additional investment by the U.S. Treasury. We have applied for an investment by the U.S. Treasury of up to $290 million pursuant to the CAP including $100 million that would be exchanged for a portion of our outstanding Series A Preferred Stock issued to the U.S. Treasury under the CPP. The U.S. Treasury is not obligated to approve, and may not approve our application, or if it is approved, the U.S. Treasury may not invest the full amount for which we may be eligible. Further, we may determine not to accept some or all of the amount of investment for which we are approved. The resulting capital issuances of such additional transactions will likely be highly dilutive to our common shareholders and may affect the market price of our Common Shares.

Terms of the Exchange Offers

General

Upon the terms and subject to the conditions set forth in this Prospectus and in the applicable letter of transmittal (including, if the Exchange Offers are extended or amended, the terms and conditions of any such extension or amendment), we are offering to exchange up to 500,000,000 of our Common Shares for up to all of the outstanding Subject Securities that are validly tendered and not properly withdrawn prior to the Expiration Date. If the aggregate number of our Common Shares issuable in exchange for all Subject Securities that are validly tendered and not properly withdrawn prior to the Expiration Date exceeds 500,000,000, which is the “Maximum Aggregate Consideration,” we will accept for exchange that amount of Subject Securities that does not result in a number of shares of our Common Stock being issued in the Exchange Offers in excess of the Maximum Aggregate Consideration. In this case, the Subject Securities will be accepted in accordance with the Acceptance Priority Levels specified in the table under “—Acceptance Priority Levels; Proration” (in numerical priority order with 1 considered to be the highest priority), and may be subject to proration.

In addition, notwithstanding anything to the contrary in this Prospectus, we will only accept for exchange from any given participant in the Trust Preferred Exchange Offer that amount of Trust Preferred Securities that results in the issuance of Common Shares which, together with Common Shares beneficially owned by such participant immediately prior to the consummation of the Trust Preferred Exchange Offer, does not aggregate 20% or more of the Common Shares outstanding immediately after the consummation of the Trust Preferred Exchange Offer (the “Individual Cap”). Trust Preferred Securities not accepted for exchange will be returned to the holders and will be deemed not validly tendered for any purpose, including for purposes of determining the final proration factor, if proration is necessary. For purposes of determining “beneficial ownership,” a person will be deemed to be a beneficial owner of Common Shares if such person has sole or shared voting power or investment power over outstanding Common Shares and Common Shares for which such person has the right to acquire through the exercise of any option, warrant or right, the conversion of a security, or by any other means. For any given participant in the Trust Preferred Exchange Offer we will determine their beneficial ownership based on publicly available information regarding existing holdings of Common Shares, the number of Common Shares that would be issued to them by virtue of the amount of Trust Preferred Securities tendered and, for those that appear to be close to exceeding the Individual Cap, direct inquiry.

If you elect to participate in the Exchange Offers, you may tender a portion of or all of the Subject Securities you hold, although we may not be able to accept for exchange all such Subject Securities you tender. At the time you tender your Subject Securities, you will not know the extent of participation in the Exchange Offers of other holders of Subject Securities or whether acceptance of all validly tendered Subject Securities would result in a number of our Common Shares being issued in exchange for those Subject Securities (i) in excess of the Maximum Aggregate Consideration or (ii) to you in an amount that would result in your exceeding the Individual Cap. As a result, at the time you tender your Subject Securities, you will not know whether we will be able to accept your Subject Securities for exchange, in whole or in part.

The Exchange Offers are being made to all holders of Subject Securities and are not conditioned upon any minimum number or amount of Subject Securities being tendered by any holder or in the aggregate by all holders participating in the Exchange Offer, but is subject to certain conditions described below under “—Conditions of the Exchange Offers.”

Offer Consideration

For each Denomination Amount of Subject Securities (that is, $1,000 principal amount of Subordinated Notes and $25 liquidation amount of Trust Preferred Securities) we accept for exchange in accordance with the terms of the Exchange Offers, we will issue a number of our Common Shares having a value (based on the Relevant Price) equal to the applicable Exchange Value plus, in the case of Trust Preferred Securities tendered prior to the Early Tender Premium Deadline referred to below, the applicable Early Tender Premium Value. The number of our Common Shares that we will issue for each Denomination Amount of Subject Securities we accept in an Exchange Offer will be an amount (rounded down to four decimals) equal to (i) the value calculated pursuant to the preceding sentence divided by (ii) the Relevant Price. We refer to the number of Common Shares we will issue for each Denomination Amount of Subject Securities we accept in the Exchange Offers as the “exchange ratio.” See the table in “ — Acceptance Priority Levels; Proration” for the exchange ratios that would result if the Relevant Price is established at the various amounts shown.

As used in this Prospectus: “Relevant Price” is equal to the Average VWAP of our Common Shares during the five consecutive trading day period ending on and including the Expiration Date, as it may be extended (we refer to such period as the “Pricing Period” and such Expiration Date as the “Pricing Date”); provided, however, that if an extension to the Exchange Offer period is announced following the commencement of the Pricing Period, we currently do not expect the Pricing Period and the Pricing Date to change.

“Average VWAP” during a period means the arithmetic average of VWAP for each trading day during that period; and “VWAP” for any day means the per share volume weighted average price of our Common Shares from 9:30 a.m. to 4:00 p.m., New York City time, on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page CRBC<equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one Common Share on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

Depending on the trading price of our Common Shares on the settlement date for the Exchange Offers compared to the Relevant Price described above, the market value of the Common Shares we issue in exchange for each Denomination Amount of Subject Securities we accept for exchange may be less than, equal to or greater than the applicable Exchange Value or Total Exchange Value, as applicable, listed on the cover page of this Prospectus.

We will also pay cash for any accrued and unpaid interest or distributions, as applicable, on any Subject Securities accepted in the Exchange Offers to but excluding the date of settlement of the Exchange Offers.

Throughout the Exchange Offers, the indicative Average VWAP, the resulting indicative Relevant Price and indicative exchange ratios will be available at http://www.citizensbanking.com/exchangeoffer and from the Information Agent at one of its numbers listed on the back cover page of this Prospectus. We will announce the final exchange ratios for Subordinated Notes and for Trust Preferred Securities (in the case of Trust Preferred Securities, both for those tendered before the Early Tender Premium Deadline and those tendered after that deadline ) by 4:30 p.m., New York City time, on the Pricing Date, and the final exchange ratios will also be available by that time at http://www.citizensbanking.com/exchangeoffer and from the Information Agent.

The following summarizes the exchange ratio information that will be available during the Exchange Offers:

•	By 4:30 p.m., New York City time, on each trading day before the Pricing Period, the web page referred to above will show indicative exchange ratios for the Subordinated Notes and Trust Preferred Securities calculated using VWAP for that day and the preceding four trading days (as though that day was the Pricing Date).

•	During the Pricing Period, the web page referred to above will show indicative exchange ratios for the Subordinated Notes and Trust Preferred Securities using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time. In particular:

•	On the first trading day of the Pricing Period, each indicative ratio will reflect actual “Intra-day VWAP” during the elapsed portion of that day.

•	On each subsequent trading day during the Pricing Period, each indicative ratio will reflect the arithmetic average of VWAP on the preceding trading days in the Pricing Period and actual Intra-day VWAP during the elapsed portion of that subsequent trading day, weighting VWAP for each preceding trading day in the period the same as such actual Intra-day VWAP. For example, on the last trading day of the Pricing Period the arithmetic average will equal (i) the combined VWAP for the preceding four trading days plus the actual Intra-day VWAP during the elapsed portion of the last trading day divided by (ii) five.

“Intra-day VWAP” at any time on any day means the volume weighted average price of our Common Shares for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg. The data used to derive the Intra-day VWAP during the Pricing Period will reflect a 20-minute reporting delay.

•	We will announce each of the final exchange ratios for Subordinated Notes and for Trust Preferred Securities (in the case of Trust Preferred Securities, both for those tendered before the Early Tender Premium Deadline and those tendered after that deadline ) by 4:30 p.m., New York City time, on the Expiration Date, and each of those final exchange ratios will also be available by that time at http://www.citizensbanking.com/exchangeoffer.

•	At any time during the Exchange Offers, you may also contact the Information Agent to obtain indicative exchange ratios for the Subordinated Notes or the Trust Preferred Securities (and, once it is determined, each final exchange ratio (in the case of Trust Preferred Securities, both for those tendered before the Early Tender Premium Deadline and those tendered after that deadline)) at one of its phone numbers provided on the back cover page of this Prospectus.

Acceptance Priority Levels; Proration

We are offering to exchange up to 500,000,000 of our Common Shares (the “Maximum Aggregate Consideration”) for up to all of the outstanding Subject Securities. If acceptance for exchange of all Subject Securities validly tendered and not properly withdrawn prior to the Expiration Date would result in the issuance of a number of Common Shares in excess of the Maximum Aggregate Consideration, then acceptance of Subject Securities validly tendered and not properly withdrawn in the Exchange Offers prior to the Expiration Date will be in accordance with the Acceptance Priority Levels specified in the table below (in numerical priority order with 1 considered to be the highest priority).

Acceptance
Priority				Aggregate Amount
Level	CUSIP	Title of Securities	Issuer	Outstanding

1	174420AC3	5.75% Subordinated Notes due 2013	Citizens Republic Bancorp, Inc.	$125,000,000
2	174687103	7.50% Enhanced Trust Preferred Securities	Citizens Funding Trust I	$150,000,000

Initially, we will accept all Subordinated Notes validly tendered and not properly withdrawn prior to the Expiration Date, provided that acceptance of all Subordinated Notes would not result in a number of Common Shares being issued in exchange for those Subordinated Notes in excess of the Maximum Aggregate Consideration. If acceptance of all Subordinated Notes validly tendered and not properly withdrawn prior to the Expiration Date would result in the issuance of a number of Common Shares in excess of the Maximum Aggregate Consideration, then we will accept for exchange only a pro rata portion of the Subordinated Notes. After acceptance of Subordinated Notes, the number of Common Shares in the Maximum Aggregate Consideration will be reduced by the number of Common Shares issuable in exchange for all Subordinated Notes accepted for exchange. We refer to this as the “Adjusted Aggregate Consideration.” If the Adjusted Aggregate Consideration is greater than zero, then we will accept validly tendered and not withdrawn Trust Preferred Securities, but only to the extent that the Adjusted Aggregate Consideration is not exceeded. If we are unable to accept for exchange all Trust Preferred Securities validly tendered and not properly withdrawn prior to the Expiration Date without exceeding the Adjusted Aggregate Consideration, then we will accept for exchange only a pro rata portion of the Trust Preferred Securities.

In the event that proration of any series of Subject Securities is required, we will determine the final proration factor applicable to that series and announce the results of proration by press release as promptly as practicable after the Expiration Date. This information will also be available from the Information Agent after final determination.

In applying the proration factor, (i) we will multiply the amount of each valid tender of Subordinated Notes being prorated by the proration factor and round the resulting amount down to the nearest increment of $1,000, and (ii) we will multiply the amount of each valid tender of Trust Preferred Securities being prorated by the proration factor and round the resulting amount down to the nearest increment of $25. We will then accept the resulting rounded amounts of Subject Securities for exchange and deliver Common Shares, upon the terms and subject to the conditions of the Exchange Offers, as contemplated under “—Acceptance of Subject Securities for Purchase; Delivery of Common Shares” below. There will be only one proration factor for tenders of Trust Preferred Securities, whether those tenders were made before or after the Early Tender Premium Deadline, but Trust Preferred Securities tendered before the Early Tender Premium Deadline will receive the Total Exchange Value per $25 liquidation amount tendered and accepted while Trust Preferred Securities tendered after the Early Tender Premium Deadline will receive only the Exchange Value per $25 liquidation amount tendered and accepted. Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires us to issue the consideration offered in the Exchange Offers or return the Subject Securities deposited pursuant to the Exchange Offers promptly after the termination or withdrawal of the tender offer. In the event that any of your Subject Securities are not accepted for exchange due to the application of Acceptance Priority Levels or proration, we will promptly return those Subject Securities to you after the expiration or termination of the Exchanges Offers, as applicable.

The following table shows the percentage of tendered Subject Securities that will be accepted at various assumed levels for Average VWAP in two scenarios prior to rounding down to the nearest increment of the applicable Denomination Amount: (i) 25% of each series of the Subject Securities tendered and (ii) 75% of each series of the Subject Securities tendered.

		Exchange Ratio
		per Denomination Amount		% Accepted if 25% Tender		% Accepted if 75% Tender
Assumed Average	Relevant	Subordinated	Trust Preferred	Subordinated	Trust Preferred	Subordinated	Trust Preferred
VWAP	Price	Notes	Securities	Notes	Securities	Notes	Securities

$0.75	$0.75	1,200.0000	30.0000	100%	100%	100%	100%
$0.70	$0.70	1,285.7142	32.1428	100%	100%	100%	100%
$0.65	$0.65	1,384.6153	34.6153	100%	100%	100%	100%
$0.60	$0.60	1,500.0000	37.5000	100%	100%	100%	100%
$0.55	$0.55	1,636.3636	40.9090	100%	100%	100%	100%
$0.50	$0.50	1,800.0000	45.0000	100%	100%	100%	100%
$0.45	$0.45	2,000.0000	50.0000	100%	100%	100%	100%
$0.40	$0.40	2,250.0000	56.2500	100%	100%	100%	100%
$0.35	$0.35	2,571.4285	64.2857	100%	100%	100%	90%
$0.30	$0.30	3,000.0000	75.0000	100%	100%	100%	65%
$0.25	$0.25	3,600.0000	90.0000	100%	100%	100%	40%

For the purposes of the above table, the Trust Preferred Securities are assumed to have been tendered on or prior to the Early Tender Premium Deadline. The Total Exchange Value applied for the Trust Preferred Securities is $22.50 per $25 liquidation amount and the Total Exchange Value applied for the Subordinated Notes is $1,000 per $1,000 principal amount. You should refer to the Exchange Offer website at http://www.citizensbanking.com/exchangeoffer for the actual final exchange ratios applicable to tendered Subject Securities.

Conditions of the Exchange Offers

We will not be required to accept for exchange or to issue Common Shares in respect of any Subject Securities tendered pursuant to the Exchange Offers, and we may terminate, extend or amend the Exchange Offers and may (subject to Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of Common Shares in respect of, any Subject Securities so tendered in the Exchange Offers, unless each of the following conditions are satisfied or, if permissible under applicable law, waived by us:

•	Our shareholders shall have approved a proposal to amend our amended and restated articles of incorporation to increase the number of authorized shares of common stock from 150 million to 1,050 million at a special meeting of shareholders to be held on September 9, 2009 (the “Authorized Share Approval Condition”);

•	there shall not have been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the Exchange Offers or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects;

•	there shall not have been instituted or threatened in writing any action, proceeding or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the Federal Reserve), that relates in any manner to the Exchange Offers and that in our reasonable judgment makes it advisable to us to terminate the Exchange Offers;

•	there shall not have occurred:

•	any general suspension of or limitation on prices for trading in securities in the United States securities or financial markets;

•	any disruption in the trading of our Common Shares;

•	a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States; or

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

•	the registration statement of which this Prospectus forms a part shall have become effective, no stop order suspending its effectiveness shall have been issued and no proceedings for that purpose shall have been instituted or shall be pending or, to our knowledge, shall be contemplated or threatened by the SEC; and

•	With respect to the Subordinated Note Exchange Offer only, our shareholders shall have approved the issuance of the Common Shares in exchange for the Subordinated Notes in accordance with Nasdaq Marketplace Rule 5635 (the “Subordinated Note Exchange Approval Condition”). Nasdaq Marketplace Rule 5635 requires shareholder approval for issuance of our Common Shares under certain circumstances where the number of Common Shares issued or sold equals 20% or more of the number of outstanding Common shares or 20% or more of the voting power outstanding before the issuance, other than in a transaction involving a public offering. The Subordinated Note Exchange Offer is likely not a public offering for purposes of that rule.

We expressly reserve the right to amend or terminate the Exchange Offers and to reject for exchange any Subject Securities not previously accepted for exchange, if any of the conditions to the Exchange Offers specified above are not satisfied. In addition, we expressly reserve the right, at any time or at various times, to waive any conditions to the Exchange Offers, in whole or in part, except as to (i) the requirement that the registration statement be declared effective, or (ii) the Authorized Share Approval Condition, which conditions we will not waive. All conditions to the Exchange Offers must be satisfied or waived prior to the Expiration Date. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them, or waive them in whole or in part, with respect to either or both of the Exchange Offers, at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

If our shareholders do not approve the proposal regarding the issuance of Common Shares in exchange for the Subordinated Notes but do approve the proposal to amend our amended and restated articles of incorporation to increase the number of authorized Common Shares, we reserve the right to waive the Subordinated Note Exchange Approval Condition and proceed with the exchange for the Subordinated Notes by limiting the amount of Common Shares issued in such exchange to less than 20% of the number of Common Shares outstanding immediately prior to the consummation of the exchange in order to comply with Nasdaq Marketplace Rules.

Expiration Date; Extension; Termination; Amendment

The Exchange Offers will expire at 11:59 p.m., New York City time, on September 14, 2009, unless extended or earlier terminated by us. The Early Tender Premium Deadline (the date by which a holder of Trust Preferred Securities must have tendered Trust Preferred Securities in order to be eligible to receive the applicable Early Tender Premium Value per Denomination Amount listed on the cover page of this Prospectus) was 5:00 p.m., New York City time, on August 13, 2009.

If you tendered your Trust Preferred Securities at or prior to the Early Tender Premium Deadline, you will be entitled to receive a number of Common Shares with a value (based on the Relevant Price) per Denomination Amount equal to the sum of (i) the applicable Exchange Value and (ii) the applicable Early Tender Premium Value, in each case, as set forth in the table on the inside front cover of this Prospectus (such sum, the “Total Exchange Value”). If you tender Trust Preferred Securities after the Early Tender Premium Deadline or Subordinated Notes at any time on or before the Expiration Date, you will be entitled to receive a number of Common Shares per Denomination Amount with a value (based on the Relevant Price) equal only to the applicable Exchange Value for your Trust Preferred Securities as set forth in the table on the inside front cover of this Prospectus.

We reserve the right to extend the period of time that either or both of the Exchange Offers are open, and, if we elect to extend the Exchange Offers, to delay acceptance for exchange of the Subject Securities tendered in the Exchange Offers, by giving oral or written notice to the Exchange Agent and by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension of an Exchange Offer, all Subject Securities you have previously tendered in that Exchange Offer will remain subject to the Exchange Offer and subject to your right to withdraw in accordance with the Exchange Offer.

We reserve the right, regardless of whether or not the conditions to the Exchange Offers have been satisfied but subject to applicable law, to amend either or both of the Exchange Offers in any respect. If we terminate or amend an Exchange Offer, we will notify the Exchange Agent by oral or written notice and will issue a timely public announcement regarding the termination or amendment. Upon termination of an Exchange Offer for any reason, any Subject Securities previously tendered in that Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offers or the information concerning the Exchange Offers, or waive a material condition of the Exchange Offers, we will promptly disseminate disclosure in a manner reasonably calculated to inform each registered holder of the change or waiver and ensure that a minimum time period remains in the Exchange Offers to permit such information to be considered by each registered holder in making an investment decision or a decision to exercise withdrawal rights.

If we make a change in the manner of calculating the exchange ratio for the Subordinated Notes or Trust Preferred Securities, we will promptly disseminate disclosure regarding the change and extend the Exchange Offers, if required by law, so that the Exchange Offers remain open a minimum of ten business days from the date we disseminate that disclosure.

Fractional Shares

We will not issue fractional Common Shares in the Exchange Offers. Instead, the number of our Common Shares received by each registered holder whose Subject Securities are accepted for exchange in the Exchange Offers will be rounded down to the nearest whole number.

Procedures for Tendering Subject Securities

All of the Subject Securities were issued in book-entry form, and all of the Subject Securities are currently represented by one or more global certificates held for the account of DTC. If you desire to tender Subject Securities, you may transfer such Subject Securities through DTC’s ATOP, following the procedures set forth below. Alternatively, you may complete and sign the applicable letter of transmittal in accordance with the instructions set forth therein, have the signature thereon guaranteed, if required, effect a book-entry transfer of the Subject Securities to the account of the Exchange Agent and send or deliver the manually signed applicable letter of transmittal, together with any required documents, to the Exchange Agent at its address set forth in the applicable letter of transmittal.

How to Tender If You Are a Beneficial Owner But Not a DTC Participant

Any beneficial owner whose Subject Securities are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Subject Securities should contact such nominee promptly and instruct such nominee to tender Subject Securities on such owner’s behalf. In some cases, the nominee may request submission of such instructions on a beneficial owner’s instruction form. Please check with your nominee to determine the procedures for such form. If you hold your Subject Securities through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Exchange Offers a number of days before the Expiration Date in order for such entity to tender Subject Securities on your behalf on or prior to the Expiration Date.

How to Tender If You Are a DTC Participant

To participate in the offer, a DTC participant must:

•	comply with the ATOP procedures of DTC described below; or

•	(i) complete and sign and date the applicable letter of transmittal, or a facsimile of the applicable letter of transmittal; (ii) have the signature on the applicable letter of transmittal guaranteed if the applicable letter of transmittal so requires; and (iii) mail or deliver the applicable letter of transmittal or facsimile thereof to the Exchange Agent prior to the Expiration Date.

In addition, either:

•	the Exchange Agent must receive, prior to the Expiration Date, a properly transmitted Agent’s Message (as defined below); or

•	the Exchange Agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such Subject Securities into the Exchange Agent’s account at DTC according to the procedure for book-entry transfer described below, the applicable letter of transmittal and any other documents required by the applicable letter of transmittal.

Tenders of Subject Securities pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Exchange Offers, which agreement will be governed by the laws of the State of New York.

No documents should be sent to us, Morgan Stanley, any other Dealer Manager or the Information Agent. Delivery of an applicable letter of transmittal or an Agent’s Message transmitted through ATOP is at the election and risk of the person delivering or transmitting, and delivery will be deemed made only when actually received by the Exchange Agent.

By tendering Subject Securities pursuant to the Exchange Offers, you will be deemed to have agreed that the delivery and surrender of the Subject Securities is not effective, and the risk of loss of the Subject Securities does not pass to the Exchange Agent, until receipt by the Exchange Agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Exchange Agent on or prior to the Expiration Date.

By tendering Subject Securities pursuant to the Exchange Offers, you will be deemed to have made the representations and warranties set forth in the applicable letter of transmittal, including that you have full power and authority to tender, sell, assign and transfer the Subject Securities tendered thereby and that when such Subject Securities are accepted for purchase by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Subject Securities tendered thereby.

We have not provided guaranteed delivery provisions in connection with the Exchange Offers. You must tender your Subject Securities in accordance with the procedures set forth herein.

Tendering Through DTC’s ATOP

The Exchange Agent will establish an account at DTC with respect to the Subject Securities for purposes of the Exchange Offers, and any financial institution that is a DTC participant may make book-entry delivery of eligible Subject Securities by causing DTC to transfer such Subject Securities into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer.

The Exchange Agent and DTC have confirmed that Subject Securities held in book-entry form through DTC that are to be tendered in the Exchange Offers are eligible for ATOP. To effectively tender Subject Securities eligible for ATOP that are held through DTC, DTC participants may until 5:00 p.m., New York City time on the Expiration Date, in lieu of physically completing and signing the applicable letter of transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an Agent’s Message to the Exchange Agent for its acceptance. The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Exchange Offers as set forth in this Prospectus and the applicable letter of transmittal and that we may enforce such agreement against such participant.

To effectively tender Subject Securities eligible for ATOP that are held through DTC after 5:00 p.m. but before 11:59 p.m. New York City time on the Expiration Date, participants may complete and sign a Voluntary Offering Instructions form and deliver it via facsimile to the Exchange Agent at the number shown on the back cover of this Prospectus. The Voluntary Offering Instructions form is available at http://www.citizensbanking.com/exchangeoffer and has been filed as an exhibit to the registration statement of which this Prospectus is a part. Immediately after delivering the Voluntary Offering Instructions, a participant should telephone the Exchange Agent at the telephone number shown on the back cover of this Prospectus to confirm receipt and determine if any further action is required.

If you desire to tender your Subject Securities on the Expiration Date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Signature Guarantees

All signatures on an applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Subject Securities tendered or withdrawn, as the case may be, pursuant thereto are tendered (i) by the DTC participant whose name appears on a security position listing as the owner of Subject Securities who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the applicable letter of transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Subject Securities are registered in the name of a person other than the signer of an applicable letter of transmittal or a notice of withdrawal, as the case may be, or if delivery of the Common Shares is to be made to, or tendered Subject Securities that are not accepted are to be returned to, a person other than the holder, then the signature on the applicable letter of transmittal accompanying the tendered Subject Securities must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Subject Securities will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Subject Securities that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Subject Securities. A waiver of any defect of irregularity with respect to the tender of one Subject Security shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Subject Securities except to the extent we may otherwise so provide. We will interpret the terms and conditions of the Exchange Offers. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our interpretation of the terms and conditions of the Exchange Offers. Tenders of Subject Securities shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the trustee, the Exchange Agent, the Dealer Managers, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Subject Securities, or will incur any liability to you for failure to give any such notice.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Subject Securities for such person’s own account unless the person so tendering (i) has a net long position equal to or greater than the aggregate principal amount of the Subject Securities being tendered and (ii) will cause such Subject Securities to be delivered in accordance with the terms of the Exchange Offers. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Subject Securities in response to the Exchange Offers under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the Exchange Offers upon the terms and subject to the conditions of the Exchange Offers, including the tendering holder’s acceptance of the terms and conditions of the Exchange Offers, as well as the tendering holder’s representation and warranty that (i) such holder has a net long position in the Subject Securities being tendered pursuant to the Exchange Offers within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Subject Securities complies with Rule 14e-4.

Your Option to Limit Common Share Ownership to 9.99%

You may contact the Exchange Agent at its telephone number listed on the back cover of this Prospectus if you desire to limit your tender of Subject Securities so that after giving effect to the issuance of Common Shares in the Exchange Offers you will own no more than 9.99% of our outstanding Common Shares. The Exchange Agent will ask you to specify in writing the number of Common Shares you already own and the amount of Subject Securities of each class you are tendering into the Exchange Offers, will ask you to assure that your tender is separately identifiable and will give you instructions for limiting your tender in this manner. If you comply with those instructions, we will, after the Exchange Offers expire, accept for exchange only an amount of Subject Securities tendered by you that will not result in your owning more than 9.99% of the Common Shares that will be outstanding immediately after consummation of the Exchange Offers. We will base our determination about the percentage of the Common Shares you will own immediately after consummation of the Exchange Offers solely on (a) the number of Common Shares you specified in writing to the Exchange Agent that you already own (whether or not that information is accurate), (b) the number of Common Shares that will be issued in exchange for Subject Securities you tender that we accept for exchange and (c) the number of Common Shares that will be outstanding immediately after consummation of the Exchange Offers. We take no responsibility for the manner in which you determine the number of Common Shares you own or whether any regulator would determine that number in some different manner.

If, as a result of the limit described in the preceding paragraph, we do not accept for exchange some of the Subject Securities you have tendered, we will first reduce the amount of Trust Preferred Securities you have tendered that we accept for exchange (until we are no longer accepting for exchange any Trust Preferred Securities you have tendered) before we reduce the amount of Subordinated Notes you have tendered that we accept for exchange. In each case the reduction will take into account any reductions in the amount of Subject Securities we accept for exchange from other holders who request that their tenders be so limited, and in each case the reduction will be calculated to assure that your ownership as a percentage of the Common Shares that will be outstanding after consummation of the Exchange Offers (determined as provided in the preceding paragraph) will be the highest percentage possible without exceeding 9.99%. We will return to you any Subject Securities you have tendered that we do not accept for exchange as a result of the limit described in the preceding paragraph and those Subject Securities will be deemed not validly tendered for any purposes, including for purposes of determining the final proration factor, if proration is necessary. If you limit your tender of Subject Securities as contemplated by the preceding paragraph, you will not be deemed to have made a conditional or contingent tender and therefore will not be deemed to fall within the prohibition on conditional or contingent tenders that appears elsewhere in this Prospectus and in the letters of transmittal.

Acceptance of Subject Securities for Purchase; Delivery of Common Shares

Upon the terms and subject to the conditions of the Exchange Offers, and subject to proration and the Individual Cap as described above, we will accept for exchange and we will promptly deliver Common Shares in exchange for validly tendered Subject Securities that were not validly withdrawn pursuant to the Exchange Offers. Valid tenders of the Trust Preferred Securities pursuant to the Trust Preferred Exchange Offer will be accepted only in liquidation amounts of $25 or integral multiples thereof. Valid tenders of the Subordinated Notes pursuant to the Subordinated Note Exchange Offer will be accepted only in principal amounts of $1,000 or integral multiples thereof.

For purposes of the Exchange Offers, we will be deemed to have accepted Subject Securities for exchange if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

With respect to tendered Subject Securities that are to be returned to holders, such Subject Securities will be credited to the account maintained at DTC from which such Subject Securities were delivered, returned in accordance with such procedures after the expiration or termination of the Exchange Offers, unless other instructions were given by the holder in the applicable letter of transmittal or to the book-entry transfer facility.

We will deliver Common Shares in exchange for and pay accrued distributions or interest, as applicable, on Subject Securities accepted for exchange in the Exchange Offers by issuing the Common Shares and paying such accrued distributions or interest, as applicable, in cash on the Settlement Date to the Exchange Agent, which will act as your agent for the purpose of receiving the Common Shares and accrued distributions or interest, as applicable, and transmitting the Common Shares and accrued distributions or interest, as applicable, to you. Tendering holders of the Subject Securities should indicate in the applicable box in the applicable letter of transmittal or to the book-entry transfer facility in the case of holders who electronically transmit their acceptance through ATOP the name and address to which delivery of the Common Shares and payment of accrued distributions or interest, as applicable, on the Subject Securities accepted for exchange is to be sent, if different from the name and address of the person signing the applicable letter of transmittal or transmitting such acceptance through ATOP.

We expressly reserve the right, subject to applicable law, to (i) delay acceptance for exchange of Subject Securities tendered under any of the Exchange Offers or the delivery of Common Shares in exchange for the Subject Securities accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Subject Securities deposited by or on behalf of the holders promptly after the termination or withdrawal of any of the Exchange Offers) or (ii) terminate the Exchange Offers at any time.

If, for any reason, acceptance for exchange of validly tendered Subject Securities pursuant to the Exchange Offers is delayed, or we are unable to accept for exchange validly tendered Subject Securities pursuant to the Exchange Offers, then the Exchange Agent may, nevertheless, on behalf of us, retain (subject to Rule 14e-1 under the Exchange Act described above) tendered Subject Securities, without prejudice to our rights described under “—Expiration Date; Extension; Termination; Amendment” and “—Conditions of the Exchange Offers” above and “—Withdrawal of Tenders” below.

You will not be obliged to pay brokerage commissions or fees to the Dealer Managers, the Exchange Agent, the Information Agent or us with respect to the Exchange Offers.

We will pay all transfer taxes applicable to the purchase and transfer of Subject Securities pursuant to the Exchange Offers, except if (i) the delivery of the Common Shares and payment of accrued distributions is being made to, or if Subject Securities not tendered or not accepted for payment are registered in the name of, any person other than the holder of Subject Securities tendered thereby or (ii) Subject Securities are credited in the name of any person other than the person(s) signing the accompanying applicable letter of transmittal or electronically transmitting acceptance through ATOP, as applicable; then, in such event, delivery and payment shall not be made unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

We will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the consideration for the Exchange Offers.

Withdrawal of Tenders

You may withdraw your tender of Subject Securities at any time prior to the Expiration Date. You may only withdraw your tender of Subject Securities after the Expiration Date as permitted by law.

For a withdrawal of a tender of Subject Securities to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at or prior to the Expiration Date, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:

•	specify the name of the person who tendered the Subject Securities to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Subject Securities, if different from that of the person who deposited the Subject Securities;

•	contain the aggregate liquidation amount or principal amount represented by the Subject Securities to be withdrawn;

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantee(s); and

•	if the applicable letter of transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of Subject Securities, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of Subject Securities can only be accomplished in accordance with the foregoing procedures.

Holders may not rescind their valid withdrawals of tendered Subject Securities. However, Subject Securities validly withdrawn may thereafter be retendered at any time at or prior to the Expiration Date by following the procedures described under “—Procedures for Tendering Subject Securities.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. We reserve the absolute right to reject any or all attempted withdrawals of Subject Securities that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Subject Securities. A waiver of any defect or irregularity with respect to the withdrawal of one Subject Security shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Subject Securities except to the extent we may otherwise so provide. Withdrawals of Subject Securities shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the trustee of the Citizens Funding Trust, the Exchange Agent, the Dealer Managers, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Return of Unaccepted Subject Securities

Any tendered Subject Securities that are not accepted for exchange will be returned without expense to the tendering holder. Such Subject Securities will be credited to the account maintained at DTC from which they were delivered and returned promptly after the expiration or termination of the Exchange Offers.

Security Ownership

Except as set forth below, neither we nor, to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (i) owns any Subject Securities or (ii) has effected any transactions involving the Subject Securities during the 60 days prior to the date of this Prospectus.

			Beneficial Ownership at
			August 18, 2009
Name	Title	Security	(liquidation amount)

Robert L. Culbert	Director, President and Chief Executive Officer, F&M Bank-Iowa	Trust Preferred Securities	$108,750
Martin E. Grunst	Senior Vice President & Treasurer, Citizens Republic Bancorp, Inc.	Trust Preferred Securities	$37,500
Gary J. Hurand	Director, Citizens Republic Bancorp, Inc.	Trust Preferred Securities	$125,000
Stephen J. Lazaroff	Director, Citizens Republic Bancorp, Inc.	Trust Preferred Securities	$50,000

On June 26, 2009, Mr. Culbert purchased $12,500 liquidation amount of Trust Preferred Securities in an open market transaction at a price of $10.00 per $25 liquidation amount. On July 2, 2009, Mr. Culbert purchased, for an account over which he has investment authority, $2,500 liquidation amount of Trust Preferred Securities in an open market transaction at a price of $10.10 per $25 liquidation amount. On

August 4, 2009, Mr. Culbert purchased $18,750 liquidation amount of Trust Preferred Securities in an open market transaction at a price of $17.40 per $25 liquidation amount.

Consequences of Failure to Exchange Subject Securities

Depending on the amount of Subject Securities that are accepted for exchange in the Exchange Offers, the trading market for the Subject Securities that remain outstanding after the Exchange Offers may be more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of the Subject Securities that remain outstanding following the Exchange Offers.

Following the Trust Preferred Exchange Offer, we will exchange the Trust Preferred Securities we acquire in the Trust Preferred Exchange Offer for a like amount of 7.50% junior subordinated debentures due September 15, 2066 we issued to Citizens Funding Trust (the “Underlying Debentures”) in accordance with the amended and restated trust agreement governing the Citizens Funding Trust. We will then submit such Underlying Debentures for cancellation to the indenture trustee under the applicable indenture. We currently expect to continue making distributions on the Trust Preferred Securities that are not tendered in the Trust Preferred Exchange Offer in accordance with their terms. However, there can be no assurance that those distributions will continue.

Following the Subordinated Note Exchange Offer, we will submit the Subordinated Notes acquired in the Subordinated Note Exchange Offer to the indenture trustee for cancellation under the applicable indenture. We currently expect to continue making interest payments on the Subordinated Notes that are not tendered in the Subordinated Note Exchange Offer in accordance with their terms.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of Subject Securities under applicable law in connection with the Exchange Offers.

Accounting Treatment

With respect to Trust Preferred Securities exchanged for Common Shares, we will derecognize the applicable carrying amount of the Underlying Debentures, which we currently record as long-term debt. With respect to Subordinated Notes exchanged for Common Shares, we will derecognize the applicable net carrying amount of the Subordinated Notes exchanged for Common Shares. We will recognize common stock and paid-in capital for the Common Shares issued in connection with the Exchange Offers. The excess of the net carrying amount of the Subject Securities exchanged over the fair value of the Common Shares issued will be recorded in the current earnings of the period during which the transaction will occur, net of applicable income taxes. Costs incurred to issue the Common Shares will be charged against additional paid-in capital.

Subsequent Repurchases

Following completion of the Exchange Offers, we may repurchase additional Subject Securities in the open market, in privately negotiated transactions or otherwise. Future purchases of Subject Securities may be on terms that are more or less favorable than those of the Exchange Offers. Future repurchases, if any, will depend on many factors, including market conditions and the condition of our business.

Exchange Agent

D.F. King & Co., Inc. will serve as the Exchange Agent for the Exchange Offers. Letters of transmittal and all correspondence in connection with the Exchange Offers should be sent or delivered by each holder of Subject Securities, or a beneficial owner’s bank, broker, custodian or other nominee, to the Exchange Agent at the address listed on the back cover page of this Prospectus. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Information Agent

D.F. King & Co., Inc. will serve as the Information Agent for the Exchange Offers. Questions concerning the terms of the Exchange Offers or tender procedures and requests for additional copies of this Prospectus or the applicable letter of transmittal should be directed to the Information Agent at its address and telephone number listed on the back cover page of this Prospectus. Holders of Subject Securities may also contact their bank, broker, custodian, or other nominee concerning the Exchange Offers. We will pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Dealer Managers

Morgan Stanley & Co. Incorporated (“Morgan Stanley”), as Sole Arranger and Lead Manager, and Keefe, Bruyette & Woods, Inc. are acting as Dealer Managers for the Exchange Offers. In such capacity, the Dealer Managers will perform services customarily provided by investment banking firms acting as dealer manager of exchange offers of a like nature, including soliciting tenders of Subject Securities pursuant to the Exchange Offers and communicating generally regarding the Exchange Offers with banks, brokers, custodians, nominees and other persons, including holders of Subject Securities. We will pay the Dealer Managers reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We have also agreed to indemnify the Dealer Managers and their affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws.

We have also agreed with the Dealer Managers that, during the period beginning on the commencement date of the Exchange Offers and continuing to and including the Expiration Date, we will not, without the consent of Morgan Stanley, as representative of the Dealer Managers, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any Common Shares or securities convertible into or exchangeable or exercisable for Common Shares or warrants or other rights to purchase Common Shares or any other of our securities substantially similar to the Common Shares, except for (i) any Common Shares issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (ii) any Common Shares issued or options to purchase Common Shares granted pursuant to existing employee benefit plans of the Company, or (iii) any Common Shares issued pursuant to any non-employee director stock plan, dividend reinvestment plan or stock purchase plan of the Company.

At any given time, the Dealer Managers may trade in the Subject Securities or other of our securities for their own account or for the accounts of customers, and accordingly, may hold a long or a short position in the Subject Securities or such other securities.

The Dealer Managers have provided in the past and/or are currently providing other investment and commercial banking and financial advisory services to us. The Dealer Managers and their respective affiliates may in the future provide various investment and commercial banking and other services to us for which they would receive customary compensation.

Brokerage Commissions

Holders that tender their Subject Securities to the Exchange Agent do not have to pay a brokerage fee or commission to us or the Exchange Agent. However, if a tendering holder handles the transaction through its bank, broker, custodian or nominee, that holder may be required to pay that bank, broker, custodian or nominee brokerage fees or commissions.

Soliciting Dealer Fee

For the Trust Preferred Securities only, with respect to any tender in an amount up to $250,000 in aggregate liquidation amount that is accepted in the Trust Preferred Exchange Offer only, we will pay the relevant eligible soliciting dealer a fee of 0.50% on the liquidation amount of the Trust Preferred Securities so tendered (the “Soliciting Dealer Fee”). In order to be eligible to receive the Soliciting Dealer Fee, a properly completed soliciting dealer form, which is included in the documentation accompanying the applicable letter of transmittal must be received by the Exchange Agent prior to the Expiration Date. We will, in our sole discretion, determine whether a broker has satisfied the criteria for receiving a Soliciting Dealer Fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and in respect of bona fide tenders). Other than the foregoing, no fees or commissions have been or will be paid by us to any broker, dealer or other person, other than the Dealer Managers, the Information Agent and the Exchange Agent, in connection with the Trust Preferred Exchange Offer.

A soliciting dealer is a retail broker designated in the soliciting dealer form and is:

•	a broker or dealer in securities which is a member of any national securities exchange in the United States or of FINRA; or

•	a bank or trust company located in the United States.

Soliciting dealers will include any of the organizations described above even when the activities of such organization in connection with the Trust Preferred Exchange Offer consist solely of forwarding to clients materials relating to the Trust Preferred Exchange Offer and tendering Trust Preferred Securities as directed by beneficial owners thereof. Each soliciting dealer will confirm that each holder of Trust Preferred Securities that it solicits has received a copy of this document. No soliciting dealer is required to make any recommendation to holders of Trust Preferred Securities as to whether to tender or refrain from tendering in the Trust Preferred Exchange Offer. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the Trust Preferred Exchange Offer included any activities other than those described in this paragraph. For all purposes noted in materials relating to the Trust Preferred Exchange Offer, the term “solicit” shall be deemed to mean no more than “processing Trust Preferred Securities tendered” or “forwarding to customers material regarding the Trust Preferred Exchange Offer.”

Fees and Expenses

We will bear the expenses of soliciting tenders of Subject Securities. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf.

No Recommendation

None of Citizens, the trustees of the Citizens Funding Trust, the Dealer Managers, the Exchange Agent or the Information Agent are making a recommendation as to whether you should exchange your Subject Securities in the Exchange Offers. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Subject Securities for purposes of negotiating the Exchange Offers or preparing a report concerning the fairness of the Exchange Offers. The value of the Common Shares we will issue in the Exchange Offers may not equal or exceed the value of the Subject Securities tendered. You must make your own independent decision regarding your participation in the Exchange Offers.

Certain Matters Relating to Non-U.S. Jurisdictions

This Prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy, sell or exchange Subject Securities or Common Shares in any jurisdiction in which the Exchange Offers are not permitted. We are not aware of any jurisdiction where the making, or acceptance, of the Exchange Offers would be illegal. If we learn of any jurisdiction in which making or accepting the Exchange Offers would not be permitted, we intend to make a good-faith effort to comply with the relevant law in order to enable the offer and acceptance to be permitted. If, after such good-faith effort, we cannot comply with such law, we will determine whether the Exchange Offers will be made to, and whether tenders will be accepted from or on behalf of, persons who are holders of Subject Securities residing in the jurisdiction.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. We have not taken any action under those non-U.S. regulations to facilitate a public offer to exchange outside the United States. Therefore, the ability of any non-U.S. person to tender Subject Securities in the Exchange Offers will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offers without the need for us to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. holders should consult their advisors in considering whether they may participate in the Exchange Offers in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Common Shares that may apply in their home countries. Neither we nor the Dealer Managers can provide any assurance about whether such limitations may exist. By signing or being deemed to sign the applicable letter of transmittal, you are representing that if you are located outside the United States the Exchange Offers to you and your acceptance of them do not contravene the applicable laws where you are located.

DIVIDEND POLICY

The amount of future dividends on our Common Shares will depend on earnings, financial condition, capital requirements and other factors, and will generally be determined by our board of directors on a quarterly basis.

We are currently prohibited from paying cash dividends and (with certain exceptions) repurchasing shares of common stock pursuant to the Letter Agreement between Citizens and the U.S. Treasury, dated December 12, 2008, pursuant to which we completed our sale to the U.S. Treasury of our Series A Preferred Stock and a warrant to purchase our common shares. This restriction will remain in effect until the earlier of December 12, 2011 or such time as the U.S. Treasury no longer holds the Series A Preferred Stock. If we receive an investment from the U.S. Treasury under the CAP, we will be prohibited, while the related convertible preferred shares are owned by the U.S. Treasury or the U.S. Treasury owns any common shares issued to it under the CAP, from paying dividends on common shares in excess of $.01 per share per quarter and (with certain exceptions) from repurchasing common shares.

The Federal Reserve requires bank holding companies like Citizens to act as a source of financial strength to their subsidiary banks. Accordingly, we are required to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns.

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION

Market Price of and Dividends on the Common Shares

Our Common Shares are currently listed on the Nasdaq GSM under the symbol “CRBC”. As of August 24, 2009, we had approximately 126,254,394 Common Shares outstanding. As of August 24, 2009, there were approximately 9,660 holders of record. The following table sets forth, for the periods indicated, the high and low closing sales prices per Common Share as reported on Bloomberg and the cash dividends declared per Common Share.

			Cash
			Dividends
			Declared
	Share Prices		per Share
	Low	High

2009
Third Quarter (through August 24, 2009)	$0.50	$1.03	$—
Second Quarter ended June 30, 2009	0.71	2.25	—
First Quarter ended March 31, 2009	0.65	3.26	—

2008
Fourth Quarter ended December 31, 2008	$1.34	$4.75	$—
Third Quarter ended September 30, 2008	1.75	11.00	—
Second Quarter ended June 30, 2008	2.67	13.97	—
First Quarter ended March 31, 2008	10.41	14.74	0.290

2007
Fourth Quarter ended December 31, 2007	$13.00	$17.37	$0.290
Third Quarter ended September 30, 2007	15.01	20.38	0.290
Second Quarter ended June 30, 2007	18.02	22.50	0.290
First Quarter ended March 31, 2007	21.97	26.95	0.290

On August 24, 2009, the closing sales price of our Common Shares on the Nasdaq GSM was $0.76 per share.

Market Price of and Interest Paid on the Subordinated Notes

The Subordinated Notes are currently not listed on any exchange and there is no other established public trading market for the Subordinated Notes. As of August 17, 2009, there was $125,000,000 aggregate principal amount outstanding of the Subordinated Notes, held by one holder of record, the nominee for DTC. The trading market for the Subordinated Notes is not active and the prices reported by Bloomberg and other pricing services are sporadic. During each calendar quarter of 2007, 2008 and 2009, we have paid interest in the amount of $14.375 on each $1,000 principal amount of outstanding Subordinated Notes.

Market Price of and Distributions on the Trust Preferred Securities

The Trust Preferred Securities are listed for trading on the NYSE under the symbol “CTZPRA”. As of August 24, 2009, there were 6,000,000 Trust Preferred Securities outstanding, held by one holder of record, the nominee for DTC. The following table sets forth, for the periods indicated, the high and low closing sales prices per share on the NYSE and the cash distributions per share of the Trust Preferred Securities.

			Quarterly
			Distributions
			per Denomination
	Prices		Amount
	Low	High

2009
Third Quarter (through August 24, 2009)	$8.35	$18.99	$—
Second Quarter ended June 30, 2009	7.15	11.85	0.46875
First Quarter ended March 31, 2009	4.51	13.57	0.46875

2008
Fourth Quarter ended December 31, 2008	$6.45	$13.45	$0.46875
Third Quarter ended September 30, 2008	3.10	14.00	0.46875
Second Quarter ended June 30, 2008	10.50	17.68	0.46875
First Quarter ended March 31, 2008	14.70	22.41	0.46875

2007
Fourth Quarter ended December 31, 2007	$14.70	$23.95	$0.46875
Third Quarter ended September 30, 2007	21.30	25.35	0.46875
Second Quarter ended June 30, 2007	24.89	26.10	0.46875
First Quarter ended March 31, 2007	25.52	26.25	0.46875

On August 24, 2009, the closing sales price of the Trust Preferred Securities on the NYSE was $18.99.

DESCRIPTION OF CAPITAL STOCK

The following section is a summary and does not describe every aspect of our capital stock. In particular, we urge you to read our amended and restated articles of incorporation and bylaws because they describe your rights as a holder of our Common Shares. Our amended and restated articles of incorporation and bylaws are exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008, which we have filed with the SEC. See “Where You Can Find Information” for information on how to obtain a copy of our amended and restated articles of incorporation and bylaws.

Preferred Stock

Our authorized capital stock includes 5,000,000 shares of preferred stock, no par value per share. Our board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation amounts, sinking fund requirements, and conversion rights, all without any vote or other action on the part of our shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our board of directors.

Series A Preferred Stock

On December 12, 2008 we raised $300 million of capital as a participant in the U.S. Treasury’s CPP. In conjunction with this program, we issued to the U.S. Treasury: (1) 300,000 shares of Series A Preferred Stock and (2) a warrant to purchase 17,578,125 of our Common Shares at an exercise price of $2.56 per share. The Series A Preferred Stock: (1) is non-voting, other than class voting rights on matters that could adversely affect the shares; (2) pays a cumulative mandatory dividend at the rate of 5% per annum for the first five years, resetting to 9% per annum thereafter; and (3) is callable at par plus accrued and unpaid dividends at any time. The Series A Preferred Stock ranks senior to our Common Shares.

The terms of the transaction with the U.S. Treasury include prohibitions on our ability to pay dividends and repurchase our Common Shares. Until the U.S. Treasury no longer holds any Series A Preferred Stock, we will not be able to distribute any dividends, nor will we be permitted to repurchase any of our Common Shares unless all accrued and unpaid dividends on all outstanding shares of Series A Preferred Stock have been paid in full, subject to the availability of certain limited exceptions (e.g., for purchases in connection with benefit plans).

Pursuant to an interim final rule issued by the Board of Governors of the Federal Reserve System on October 16, 2008, bank holding companies that issue new preferred stock to the U.S. Treasury under the Capital Purchase Program are permitted to include an unlimited amount of such capital instruments in Tier 1 capital for purposes of the Federal Reserve’s risk-based and leverage capital rules and guidelines for bank holding companies.

During the first two quarters of 2009, we made dividend payments to the U.S. Treasury in respect of the Series A Preferred Stock of $2,675,000 and $3,750,000, respectively. The dividend payments are the first of such quarterly payments that we will be making to the U.S. Treasury.

Common Shares

General

Our authorized capital stock includes 150,000,000 shares of common stock, without par value. As of August 24, 2009, there were 126,254,394 shares of common stock outstanding.

All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of Series A Preferred Stock, and any other class or series of preferred stock outstanding at the time of liquidation, the holders of common stock are entitled to receive:

•	dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends (as a bank holding company, Citizens’ ability to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends under applicable laws, rules and regulations; the ability of these banking subsidiaries, as well as Citizens, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines); and

•	in the event of dissolution of Citizens, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation amounts, if any, of then outstanding shares of preferred stock, as provided in our amended and restated articles of incorporation.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Citizens common stock is traded on the Nasdaq GSM under the symbol “CRBC”. The transfer agent for the common stock is American Stock Transfer & Trust Company, 49 Maiden Lane, Plaza Level, New York, NY 10038.

Certain Restrictions under Michigan Law

Subject to certain exceptions, Chapter 7A of the Michigan Business Corporation Act prohibits a corporation from engaging in any business combination with an interested shareholder (defined as a 10% shareholder) unless approved by (1) 90% of the votes of each class of stock entitled to vote and (2) two-thirds of the votes of each class of stock entitled to be cast by the shareholders other than the interested shareholder. We are currently not subject to Chapter 7A but may opt in at any time by resolution of our board of directors.

Certain Restrictions under Federal Banking Laws

The Bank Holding Company Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Citizens. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of Citizens. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Citizens, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

Certain Other Limitations

In addition to the foregoing limitations, the amended and restated articles of incorporation and bylaws of Citizens contain provisions that could have an anti-takeover effect, and may prevent or delay mergers and other business combination transactions that common shareholders may believe to be in their best interests. Some of the provisions also may make it difficult for shareholders to replace incumbent directors with new directors who may be willing to entertain changes that shareholders may believe will lead to improvements in the combined company’s business. These additional or different provisions include the classified board structure of Citizens (which will be completely phased out in 2011) and a provision requiring the affirmative vote of at least two-thirds of the outstanding voting power to adopt certain amendments to Citizens’ amended and restated articles of incorporation and bylaws.

COMPARISON OF RIGHTS BETWEEN THE SUBORDINATED NOTES
AND THE COMMON SHARES

The following briefly summarizes the material differences between the rights of holders of the Subordinated Notes as currently in effect and of holders of our Common Shares to be issued in the Subordinated Note Exchange Offer. We urge you to read our amended and restated articles of incorporation and bylaws, the indenture governing our Subordinated Notes, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), applicable Michigan and New York law and other documents referred to herein.

Governing Documents

Subordinated Notes: Holders of Subordinated Notes have their rights set forth in the Indenture between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank), as trustee, dated as of January 27, 2003 (the “Subordinated Notes Indenture”), New York law and the Trust Indenture Act.

Common Shares: Holders of shares of our Common Shares have their rights set forth in the amended and restated articles of incorporation, the bylaws and Michigan law.

Dividends and Interest

Subordinated Notes: The Subordinated Notes bear interest at a fixed rate of 5.75% per annum, to but excluding their maturity date, which is February 1, 2013. We pay interest semi-annually on February 1 and August 1 of each year. All payments of interest are made to the persons in whose names the Subordinated Notes are registered on the 15th day of the month immediately preceding the interest payment date, whether or not such day is a business day. Interest on the Subordinated Notes at maturity is payable to the persons to whom principal is payable. We compute the amount of interest payable on the Subordinated Notes for any full semi-annual period on the basis of a 360-day year of twelve 30-day months.

Common Shares: Subject to the preferential rights of any other class or series of capital stock, holders of our Common Shares will be entitled to receive such dividends when, as and if declared by our board of directors. See also “Dividend Policy” above.

Ranking

Subordinated Notes: The Subordinated Notes rank senior to our Common Shares with respect to rights upon our liquidation, dissolution or winding up. The Subordinated Notes constitute direct and unsecured obligations of Citizens and are subordinated in right of payment to all of our “senior indebtedness,” as defined in the Subordinated Notes Indenture.

Common Shares: Our Common Shares will rank junior to all our other securities and indebtedness with respect to dividend rights and rights upon our liquidation, dissolution and winding up.

Conversion Rights

Subordinated Notes: The Subordinated Notes are not convertible into our Common Shares.

Common Shares: The Common Shares are not convertible into any other of our securities.

Voting Rights

Subordinated Notes: Generally, holders of the Subordinated Notes do not have any voting rights with respect to Citizens, but do have the right to vote on modifications to certain documents governing the Subordinated Notes.

Common Shares: Holders of our Common Shares will be entitled to one vote per share on all matters voted on by our shareholders.

Redemption

Subordinated Notes: The Subordinated Notes may not be redeemed, in whole or in part, prior to maturity. The redemption price for the Subordinated Notes at maturity will be 100% of the principal amount of the Subordinated Notes plus accrued interest to but excluding the date of redemption. The Subordinated Notes are not subject to any sinking fund.

Common Shares: We have no obligation or right to redeem our Common Shares.

Listing

Subordinated Notes: The Subordinated Notes are not listed for trading on any exchange.

Common Shares: The Common Shares are listed for trading on the Nasdaq GSM under the symbol “CRBC”.

COMPARISON OF RIGHTS BETWEEN THE TRUST PREFERRED
SECURITIES AND THE COMMON SHARES

The following briefly summarizes the material differences between the rights of holders of the Trust Preferred Securities as currently in effect and of holders of our Common Shares to be issued in the Trust Preferred Exchange Offer. We urge you to read our amended and restated articles of incorporation and bylaws, the amended and restated trust agreement of the Citizens Funding Trust, the Statutory Trust Act of the State of Delaware, the Trust Indenture Act, applicable Michigan and Delaware law and other documents referred to herein.

Governing Documents

Trust Preferred Securities: Holders of Trust Preferred Securities have their rights set forth in the Amended and Restated Trust Agreement, the Statutory Trust Act of the State of Delaware and the Trust Indenture Act.

Common Shares: Holders of shares of our Common Shares have their rights set forth in the amended and restated articles of incorporation, the bylaws and Michigan law.

Dividends and Distributions

Trust Preferred Securities: Holders of the Trust Preferred Securities are entitled to receive cumulative distributions at the annual rate of 7.50% of their liquidation amount payable quarterly in arrears.

The funds available to the Citizens Funding Trust for distributions on the Trust Preferred Securities are limited to payments received from us on the Underlying Debentures held by the Citizens Funding Trust. We may defer interest payments on the Underlying Debentures for up to ten years, provided no deferral period will extend beyond the maturity date of the Underlying Debentures. If we defer interest payments on the Underlying Debentures, distributions on the Trust Preferred Securities will also be deferred. Interest payments on the Underlying Debentures continue to accrue during deferral periods and, as a result, deferred interest payments on the Trust Preferred Securities will accrue additional interest at 7.5%, to the extent permitted by applicable law. During a deferral period, we cannot pay any dividends or make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock, including our Common Shares, make an interest, principal or premium on or repurchase any of our debt securities that rank equal with or junior to the Underlying Debentures, subject to certain exceptions, or make any guarantee payments on any guarantee of debt securities of any of our subsidiaries if the guarantee rank equally with or junior in interest to the Underlying Debentures, except in some circumstances.

Common Shares: Subject to the preferential rights of any other class or series of capital stock, holders of our Common Shares will be entitled to receive dividends when, as and if declared by our board of directors. See also “Dividend Policy” above.

Ranking

Trust Preferred Securities: The Trust Preferred Securities rank senior to our Common Shares with respect to rights upon our liquidation, dissolution or winding up. The Trust Preferred Securities rank junior in right of payment with our outstanding floating rate trust preferred securities. The Trust Preferred Securities rank junior in right of payment to our “senior indebtedness.” The liquidation amount of the Trust Preferred Securities is $25 per security, plus any accrued and unpaid distributions on such Trust Preferred Security.

Common Shares: Our Common Shares will rank junior to all our other securities and indebtedness with respect to dividend rights and rights upon our liquidation, dissolution and winding up.

Conversion Rights

Trust Preferred Securities: The Trust Preferred Securities are not convertible into our Common Shares.

Common Shares: The Common Shares are not convertible into any other of our securities.

Voting Rights

Trust Preferred Securities: Generally, holders of the Trust Preferred Securities do not have any voting rights with respect to Citizens, but do have the right to vote on modifications to certain documents governing the Trust Preferred Securities.

Common Shares: Holders of our Common Shares will be entitled to one vote per share on all matters voted on by our shareholders.

Redemption

Trust Preferred Securities: We may redeem the Underlying Debentures issued to Citizens Funding Trust at any time, on or after September 15, 2011, in whole or in part. We may redeem the Underlying Debentures issued to Citizens Funding Trust in whole, but not in part, at any time if certain changes occur in tax or investment company laws or regulations, or in the treatment of the Trust Preferred Securities as Tier 1 capital of Citizens under the applicable capital guidelines of the Federal Reserve.

We may redeem the Underlying Debentures issued to Citizens Funding Trust at 100% of their principal amount plus accrued and unpaid interest through the redemption date.

The Citizens Funding Trust will redeem the Trust Preferred Securities and the Citizens Funding Trust’s common securities on the dates and to the extent we redeem the Underlying Debentures. The redemption price for the Trust Preferred Securities will be the total liquidation amount of $25 per trust preferred security plus accumulated and unpaid distributions to the date of redemption. If the Trust redeems less than all the outstanding Trust Preferred Securities and common securities then the Trust will redeem each on a pro rata basis.

The Trust Preferred Securities are not redeemable at the option of the holders.

Common Shares: We have no obligation or right to redeem our Common Shares.

Listing

Trust Preferred Securities: The Trust Preferred Securities are listed for trading on the NYSE under the symbol “CTZPRA.”

Common Shares: The Common Shares are listed for trading on the Nasdaq GSM under the symbol “CRBC”.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following describes the material U.S. federal income tax consequences relating to the exchange of the Subject Securities pursuant to the Exchange Offers and to the ownership and disposition of our Common Shares received upon such exchange. The following discussion represents the opinion of our tax counsel, Dykema Gossett PLLC. It applies to you only if you acquire the Common Shares in the Exchange Offers and you hold your Subject Securities and Common Shares as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	an insurance company,

•	a tax-exempt organization,

•	a person that owns Subject Securities that are a hedge or that are hedged against interest rate risks,

•	a person that owns Subject Securities or Common Shares as part of a straddle or conversion transaction for tax purposes,

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	a U.S. expatriate.

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the U.S., including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In connection with the original issuance of the Trust Preferred Securities, Wachtell, Lipton, Rosen & Katz, our tax counsel for that transaction, gave their opinion that based on certain qualifications, limitations and assumptions, for U.S. federal income tax purposes Citizens Funding Trust will be classified as a grantor trust and the debt securities held by Citizens Funding Trust (the “Underlying Debt Securities”) will be classified as our indebtedness (although there is no controlling authority directly on point). The rest of this section assumes that such treatment will apply to Citizens Funding Trust and the Underlying Debt Securities.

If a partnership (including limited liability companies, taxed as a partnership (“LLC”)) holds the Subject Securities, the U.S. federal income tax treatment of a partner or member of an LLC taxed as a partnership will generally depend on the status of the partner or LLC member and the tax treatment of the partnership or LLC. A partner in a partnership or member of an LLC taxed as a partnership holding the Subject Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of the Exchange Offers and of owning the Common Shares received pursuant to the Exchange Offers.

Please consult your own tax advisor concerning the consequences of owning the Subject Securities, participating in the Exchange Offers and of owning the Common Shares received in the Exchange Offers in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder of participation in the Exchange Offers. You are a U.S. holder if you are a beneficial owner of a Subject Security and you are:

•	an individual who is a citizen or resident of the U.S.,

•	an entity that is a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date, that elect to continue to be treated as U.S. persons will also be U.S. holders.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “—Non-U.S. Holders” below.

Treatment of the Exchange Offers

Subordinated Notes

The exchange of a Subordinated Note for our Common Shares pursuant to the Subordinated Note Exchange Offer will be a recapitalization. Therefore, except as described below with respect to payment for accrued and unpaid interest, no gain or loss will be recognized by you upon the exchange. Accordingly, your tax basis in the Common Shares received in such an exchange will be the same as your adjusted tax basis in the Subordinated Notes surrendered, and your holding period for such Common Shares will include your holding period for the Subordinated Notes that were exchanged.

Payment of the accrued and unpaid interest on your Subordinated Notes in the exchange will be taxable as ordinary income (to the extent not previously taken into income).

If you acquired Subordinated Notes for an amount that is less than its stated principal amount, the amount of such difference is generally treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the Subordinated Notes to the maturity date of the Subordinated Notes, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. If you exchange Subordinated Notes with accrued market discount for our Common Shares pursuant to the Subordinated Note Exchange Offer, any gain on the subsequent disposition of such Common Shares will be treated as ordinary income to the extent of such accrued market discount that has not previously been included in income.

Trust Preferred Securities

A holder of a Trust Preferred Security is treated for U.S. federal income tax purposes as the beneficial owner of a ratable share of the Underlying Debt Securities. Therefore, the exchange of the Trust Preferred Securities for our Common Shares pursuant to the Trust Preferred Exchange Offer will be treated as an exchange of the Underlying Debt Securities for our Common Shares for U.S. federal income tax purposes, and will therefore be a recapitalization. Therefore, except as described below with respect to payment for accrued and unpaid distributions, no gain or loss will be recognized by you upon the exchange. Accordingly, your tax basis in the Common Shares received in such an exchange will be the same as your adjusted tax basis in the Trust Preferred Securities surrendered, and your holding period for such Common Shares will include your holding period for the Trust Preferred Securities that were exchanged.

Payment of the accrued and unpaid distributions on your Trust Preferred Securities in the exchange will be taxable as ordinary income (to the extent not previously taken into income).

If you acquired a Trust Preferred Security for an amount that is less than the stated principal amount of a ratable share of the Underlying Debt Securities, the amount of such difference is generally treated as “market discount” on the Underlying Debt Securities for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the Trust Preferred Security to the maturity date of the Underlying Debt Securities, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. If you exchange Trust Preferred Securities with accrued market discount for our Common Shares pursuant to the Trust Preferred Exchange Offer, any gain on the subsequent disposition of such Common Shares will be treated as ordinary income to the extent of such accrued market discount that has not previously been included in income.

U.S. Holders of Common Shares

Distributions on Common Shares. In general, distributions with respect to our Common Shares will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Common Shares and thereafter as capital gain from the sale or exchange of such Common Shares. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the corporate U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder in tax years beginning before January 1, 2011 will qualify for taxation at special rates if the non-corporate U.S. holder meets certain holding period and other applicable requirements.

Disposition of Common Shares. Subject to the above discussion on market discount under “—Treatment of the Exchange Offers,” upon the sale or other disposition of our Common Shares received upon exchange of Subject Securities pursuant to the Exchange Offers, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in our Common Shares. Such capital gain or loss will generally be long-term if your holding period in respect of such Common Shares is more than one year. For a discussion of your holding period in respect of Common Shares received in exchange for Subject Securities, see above under “—Treatment of the Exchange Offers.” Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. holder. You are a Non-U.S. holder if you are the beneficial owner of a Subject Security and you are not a U.S. holder and are not a partnership or LLC taxed as a partnership. If you are a U.S. holder, this subsection does not apply to you.

Treatment of the Exchange Offers

Generally, if you are a Non-U.S. holder, you will not recognize any gain or loss on the exchange of Subject Securities for Common Shares pursuant to the Exchange Offers.

The accrued but unpaid distributions on the Trust Preferred Securities and the accrued but unpaid interest on the Subordinated Notes, as applicable, paid to you in the exchange will not be subject to U.S. federal income and withholding tax provided that (a) such interest or distributions are not effectively connected with your conduct of a trade or business in the U.S., (b) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and are not a controlled foreign corporation related to us through stock ownership, and (c) you comply with certain certification requirements.

Non-U.S. Holders of Common Shares

Dividends. Except as described below, if you are a Non-U.S. holder of our Common Shares, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a Non-U.S. holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the U.S., and, if required by a tax treaty, the dividends are attributable to a permanent establishment (or fixed base, in the case of an individual) that you maintain in the U.S., we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-U.S. person, and

•	the dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic U.S. corporations.

If you are a corporate Non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Shares. If you are a Non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of Common Shares unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment or fixed base, in the case of an individual, that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes; provided that you will not be subject to U.S. federal income tax on the gain on a disposition of Common Shares if either (i) our common stock is regularly traded on an established securities market in the year of your disposition and you did not hold, directly or indirectly, more than 5% of our common stock at any time during the five-year period ending on the date of disposition or (ii) you are eligible for any treaty exemption. We have not been, are not, and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

If you are a corporate Non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Federal Estate Taxes. Common Shares held by an individual Non-U.S. holder at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting. If you are a U.S. holder of our Common Shares, you will be subject to information reporting with respect to any dividend payments by us to you and proceeds of the sale or other disposition by you of our Common Shares, unless you are an exempt recipient and appropriately establish that exemption. In addition, such payments will be subject to U.S. federal backup withholding tax (currently at a 28% rate), unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

If you are a Non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements (other than certain information reporting required on withholding tax on form 1042-S) with respect to:

•	dividend payments; and

•	the payment of the proceeds from the sale of Common Shares effected at a United States office of a broker,

as long as:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a Non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption (such as your corporate status).

Payment of the proceeds from the sale of Common Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Common Shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Common Shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service. Payments subject to U.S. withholding tax will not also be subject to U.S. backup withholding tax.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the Subject Securities for Common Shares and the acquisition, holding and, to the extent relevant, disposition of Common Shares by a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, an “ERISA Plan”).

A fiduciary with respect to any assets of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an exchange of Subject Securities for Common Shares. Among other factors, the fiduciary should consider whether the investment in Common Shares would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (collectively, the “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The exchange of Subject Securities for Common Shares by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Common Shares are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition or holding of Common Shares. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the acquisition and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any person acquiring or holding Common Shares or any interest therein will be deemed to have represented by its acquisition and holding of Common Shares offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring the Common Shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of the Common Shares will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering participating in the exchange on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Participants in the exchange have exclusive responsibility for ensuring that their acquisition and holding of Common Shares do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The exchange of any Subject Securities for Common Shares by a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

VALIDITY OF COMMON SHARES

The validity of the Common Shares to be issued in the Exchange Offers will be passed upon for us by Dykema Gossett PLLC, Detroit, Michigan, and for the Dealer Managers by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP will rely on the opinion of Dykema Gossett PLLC with respect to matters of Michigan law.

EXPERTS

The consolidated financial statements of Citizens appearing in Citizens’ Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Citizens’ internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Citizens Republic Bancorp, Inc.

The Exchange Agent for the Exchange Offers is:

D.F. King & Co., Inc.

By Facsimile Transmission
By Hand, Overnight Courier or Mail :	(for Eligible Institutions only):

48 Wall Street, 22nd Floor
New York, New York 10005	(212) 809-8838
Attention: Mark Fahey	Attention: Mark Fahey Confirm by Telephone:
(212) 232-2228

Any questions regarding procedures for exchanging Subject Securities or requests for additional copies of this Offer to Exchange should be directed to the Information Agent.

The Information Agent for the Exchange Offers is:

D.F. King & Co., Inc.

48 Wall Street
New York, New York 10005
Banks and Brokers, Call Collect:
(212) 269-5550
All Others Call Toll-Free:
(800) 714-3312
citizens@dfking.com

Attn: Citizens Republic Bancorp, Inc.

Dealer Managers

Morgan Stanley

Sole Arranger and Lead Manager

1585 Broadway
New York, NY 10036
Toll Free: (800) 624-1808
Collect: (212) 761-5384

Keefe, Bruyette & Woods

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Michigan Business Corporation Act

Citizens is organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney’s fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. Citizens has obtained a policy of directors’ and officers’ liability insurance.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act. If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action. The foregoing does not apply if the director’s actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

Citizens’ amended and restated articles of incorporation and bylaws

Citizens’ amended and restated articles of incorporation limit the personal liability of directors for a breach of their fiduciary duty except for under the circumstances required to be excepted under Michigan law described above.

Citizens’ bylaws generally require Citizens to indemnify officers and directors to the fullest extent legally possible under the MBCA and provide that similar indemnification may be afforded employees and agents. In addition, the bylaws require Citizens to indemnify any person who, while serving as an officer or director of Citizens, is or was serving at the request of Citizens as a director, officer, partner, trustee, employee or agent of another entity to the same degree as the foregoing indemnification of directors and officers. Citizens’ bylaws further provide for the advancement of litigation expenses under certain circumstances.

Insurance

In addition, Citizens has purchased insurance policies that provide coverage for its directors and officers in certain situations where Citizens cannot directly indemnify such directors or officers.

For the undertaking with respect to indemnification, see Item 5 below.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit
Number	Description

1.1	Dealer Manager Agreement, dated July 31, 2009, by and among Citizens, Morgan Stanley & Co. Incorporated and Keefe, Bruyette & Woods, Inc.*
4.1	Certificate of Amendment to the Registrant’s Amended and Restated Articles of Incorporation, dated December 10, 2008, including Certificate of Designations (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2008).
4.2	Amended and Restated Bylaws dated as of January 24, 2008 (incorporated by reference from Exhibit 3.1 of Registrant’s Current Report on Form 8-K filed January 30, 2008)
4.3	Letter Agreement between the Registrant and the United States Department of the Treasury, dated December 12, 2008 (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2008).
4.4	Warrant to purchase up to 17,578,125 shares of common stock, dated December 12, 2008 (incorporated by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2008).
4.5	Certificate of Trust of Citizens Funding Trust I (incorporated by reference from Exhibit 4(j) of Registrant’s Registration Statement on Form S-3, Commission Number 333-137490 as filed on September 21, 2006).
4.6	Amended and Restated Trust Agreement, dated as of October 3, 2006, by and among the Registrant, U.S. Bank National Association, as Property Trustee, U.S. Bank Trust National Association, as Delaware Trustee, and the Administrative Trustees named therein (incorporated by reference to Exhibit 4.3 of Registrant’s Current Report on Form 8-K filed on October 3, 2006).
4.7	Indenture, dated October 3, 2006, between the Registrant and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed on October 3, 2006).
4.8	First Supplemental Indenture, dated October 3, 2006, between the Registrant and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 of Registrant’s Current Report on Form 8-K filed on October 3, 2006).
5.1	Opinion of Dykema Gossett PLLC.*
8.1	Opinion of Dykema Gossett PLLC.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Dykema Gossett PLLC, included in Exhibit 5.1 and Exhibit 8.1.*
23.3	Consent of Wachtell, Lipton, Rosen & Katz.*
24.1	Power of Attorney—Charles D. Christy.*
24.2	Power of Attorney—Cathleen H. Nash.*
24.3	Power of Attorney—Lizabeth A. Ardisana.*
24.4	Power of Attorney—George J. Butvilas.*
24.5	Power of Attorney—Robert S. Cubbin.*

Exhibit
Number	Description

24.6	Power of Attorney—Richard J. Dolinski.*
24.7	Power of Attorney—Gary J. Hurand.*
24.8	Power of Attorney—Dennis J. Ibold.*
24.9	Power of Attorney—Benjamin W. Laird.*
24.10	Power of Attorney—Stephen J. Lazaroff.*
24.11	Power of Attorney—Kendall B. Williams.*
24.12	Power of Attorney—James L. Wolohan.*
24.13	Power of Attorney—Steven E. Zack.*
24.14	Power of Attorney—Martin E. Grunst*
99.1	Form of Letter of Transmittal for Trust Preferred Securities*
99.2	Form of Letter of Transmittal for Subordinated Notes*
99.3	Form of Notice of Voluntary Offering Instructions
99.4	Form of Letter to Brokers

*	Previously filed.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Flint, State of Michigan, on August 27, 2009.

CITIZENS REPUBLIC BANCORP, INC.
(Registrant)

By:	/s/ Cathleen H. Nash	Date: August 27, 2009
Cathleen H. Nash President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Charles D. Christy	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 27, 2009

* Cathleen H. Nash	President and Chief Executive Officer (Principal Executive Officer)	August 27, 2009

* Martin E. Grunst	Senior Vice President and Treasurer (Principal Accounting Officer)	August 27, 2009

* James L. Wolohan	Chairman	August 27, 2009

* Lizabeth A. Ardisana	Director	August 27, 2009

* George J. Butvilas	Director	August 27, 2009

* Robert S. Cubbin	Director	August 27, 2009

* Richard J. Dolinski	Director	August 27, 2009

* Gary J. Hurand	Director	August 27, 2009

Signature	Capacity	Date

* Dennis J. Ibold	Director	August 27, 2009

* Benjamin W. Laird	Director	August 27, 2009

* Stephen J. Lazaroff	Director	August 27, 2009

* Kendall B. Williams	Director	August 27, 2009

* Steven E. Zack	Director	August 27, 2009

* By:	/s/ Thomas W. Gallagher Thomas W. Gallagher Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Dealer Manager Agreement, dated July 31, 2009, by and among Citizens, Morgan Stanley & Co. Incorporated, and Keefe, Bruyette & Woods, Inc.*
4.1	Certificate of Amendment to the Registrant’s Amended and Restated Articles of Incorporation, dated December 10, 2008, including Certificate of Designations (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2008).
4.2	Amended and Restated Bylaws dated as of January 24, 2008 (incorporated by reference from Exhibit 3.1 of Registrant’s Current Report on Form 8-K filed January 30, 2008)
4.3	Letter Agreement between the Registrant and the United States Department of the Treasury, dated December 12, 2008 (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2008).
4.4	Warrant to purchase up to 17,578,125 shares of common stock, dated December 12, 2008 (incorporated by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2008).
4.5	Certificate of Trust of Citizens Funding Trust I (incorporated by reference from Exhibit 4(j) of Registrant’s Registration Statement on Form S-3, Commission Number 333-137490 as filed on September 21, 2006).
4.6	Amended and Restated Trust Agreement, dated as of October 3, 2006, by and among the Registrant, U.S. Bank National Association, as Property Trustee, U.S. Bank Trust National Association, as Delaware Trustee, and the Administrative Trustees named therein (incorporated by reference to Exhibit 4.3 of Registrant’s Current Report on Form 8-K filed on October 3, 2006).
4.7	Indenture, dated October 3, 2006, between the Registrant and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed on October 3, 2006).
4.8	First Supplemental Indenture, dated October 3, 2006, between the Registrant and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 of Registrant’s Current Report on Form 8-K filed on October 3, 2006).
5.1	Opinion of Dykema Gossett PLLC.*
8.1	Opinion of Dykema Gossett PLLC.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Dykema Gossett PLLC, included in Exhibit 5.1 and Exhibit 8.1.*
23.3	Consent of Wachtell, Lipton, Rosen & Katz.*
24.1	Power of Attorney — Charles D. Christy.*
24.2	Power of Attorney — Cathleen H. Nash.*
24.3	Power of Attorney — Lizabeth A. Ardisana.*
24.4	Power of Attorney — George J. Butvilas.*
24.5	Power of Attorney — Robert S. Cubbin.*
24.6	Power of Attorney — Richard J. Dolinski.*
24.7	Power of Attorney — Gary J. Hurand.*
24.8	Power of Attorney — Dennis J. Ibold.*
24.9	Power of Attorney — Benjamin W. Laird.*
24.10	Power of Attorney — Stephen J. Lazaroff.*
24.11	Power of Attorney — Kendall B. Williams.*
24.12	Power of Attorney — James L. Wolohan.*
24.13	Power of Attorney — Steven E. Zack.*
24.14	Power of Attorney — Martin E. Grunst*
99.1	Form of Letter of Transmittal for Trust Preferred Securities*
99.2	Form of Letter of Transmittal for Subordinated Notes*
99.3	Form of Notice of Voluntary Offering Instructions
99.4	Form of Letter to Brokers

*	Previously filed.